As filed with the Securities and Exchange Commission on April 26, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	95-3540776
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Scott, Esq.

Senior Vice President, General Counsel and Secretary

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles K. Ruck, Esq. Latham & Watkins LLP 650 Town Center Drive Costa Mesa, California 92626 (714) 540-1235	William J. Rieflin, Esq. Executive Vice President, Administration, General Counsel and Secretary Tularik Inc. 1120 Veterans Boulevard South San Francisco, California 94080 (650) 825-7000	Suzanne Hooper, Esq. Cooley Godward LLP 3175 Hanover Street Palo Alto, California 94304-1130 (650) 843-5000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of registration fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock $.0001 par value per share, and the associated preferred share purchase rights (3)	(1)	N/A	$1,560,131,805	$197,669

(1)	In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares is not set forth herein. Pursuant to Rule 457(o), the registration fee has been computed on the basis of the maximum aggregate offering price of shares of Registrant’s common stock expected to be issued upon consummation of the merger of Tularik Inc., a Delaware corporation (“Tularik”), with and into Arrow Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Registrant.
(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457 (c) and (f) of the Securities Act of 1933, as amended, based upon the product of: (A) 63,368,473, the maximum number of shares of Tularik common stock that may be exchanged in the merger (the difference between (i) the sum of (a) 67,339,606 shares of Tularik common stock outstanding as of April 20, 2004, (b) 287,491 shares of Tularik common stock issuable upon the exercise of outstanding warrants as of April 20, 2004, (c) 8,451,728 shares of Tularik common stock issuable upon the exercise of outstanding options as of April 20, 2004, (d) 960,382 shares of Tularik common stock issuable upon the exercise of purchase rights under Tularik’s 1999 Employee Stock Purchase Plan as of April 20, 2004, (e) 92,151 shares of Tularik common stock issuable under Tularik’s Salary Savings Plan as of April 20, 2004 and (f) 190,000 shares of Tularik common stock that may become issuable upon the exercise of options to be issued prior to the effective time of the merger, less (ii) 13,952,885 shares of Tularik common stock owned by Amgen as of April 20, 2004), multiplied by (B) $24.62, the average of the high and low sale prices for shares of Tularik common stock as reported on the NASDAQ National Market on April 20, 2004.
(3)	The preferred share purchase rights, which are attached to the shares of Amgen Common Stock being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is required.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Amgen may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 26, 2004

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of Tularik Inc.,

Together with the other members of the Tularik board of directors, I cordially invite you to attend the special meeting of Tularik stockholders which will be held on                     , 2004 at             a.m. local time in the auditorium of our principal executive offices at 1120 Veterans Boulevard, South San Francisco, California.

The Tularik board of directors has unanimously approved the merger of Tularik into a wholly-owned subsidiary of Amgen Inc. We are proposing the merger because we believe it provides Tularik stockholders with growth and strategic opportunities that would not be available to us on a stand-alone basis. In addition, the merger will allow you to participate as a stockholder in a global biotechnology company. At the special meeting, we will ask you to consider and vote on the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement. This document is being furnished to you in connection with the solicitation of proxies by the Tularik board of directors for its use at the special meeting.

You may have received a proxy statement that we distributed on or about March 18, 2004 in connection with our previously scheduled annual meeting of stockholders that was to have been held on April 20, 2004. We postponed that annual meeting indefinitely and instead have scheduled this special meeting. We will hold our 2004 annual meeting as described in the previously delivered proxy statement only if the merger proposed at the special meeting is not completed.

In the merger, you will receive a fraction of a share of Amgen common stock for each share of Tularik common stock that you own, based on an exchange ratio that will be determined by dividing $25.00 by the average of the per share closing prices of Amgen common stock for the ten trading day period ending two trading days prior to the closing of the merger. You will receive cash for any fractional share of Amgen common stock that you would be entitled to receive in the merger after aggregating all fractional shares to be received by you. Amgen common stock is traded on the NASDAQ National Market under the trading symbol “AMGN”. On April 20, 2004, Amgen common stock closed at $ 58.57 per share as reported on the NASDAQ National Market. Tularik common stock is traded on the NASDAQ National Market under the trading symbol “TLRK”.

The Tularik board of directors carefully reviewed and considered the terms and conditions of the proposed merger agreement and merger. Based on its review, the Tularik board of directors has determined that the merger agreement and the merger are fair to and in the best interest of Tularik and its stockholders and has declared the merger to be advisable to its stockholders. The Tularik board of directors has unanimously approved and adopted the merger, the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote “FOR” the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

Your vote is important. The merger cannot be completed unless Tularik stockholders holding a majority of the outstanding shares of Tularik common stock approve and adopt the merger, the merger agreement and the transactions contemplated by the merger agreement. The obligations of Amgen and Tularik to complete the merger are also subject to the satisfaction or waiver of several conditions, including receiving clearance from regulatory agencies. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or by submitting your voting instructions over the Internet or by telephone if these options are available to you. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you fail to submit a signed proxy or vote in person at the special meeting or you do not instruct your broker, bank or nominee how to vote, your shares will not be voted and it will have the same effect as a vote against approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

The enclosed proxy statement/prospectus provides you with detailed information about the merger. We encourage you to read the proxy statement/prospectus carefully in its entirety, including all of its annexes. In particular, you should carefully read the section captioned “Risks Relating to the Merger” beginning on page 15 of the enclosed proxy statement/prospectus before voting.

Sincerely,

David V. Goeddel, Ph.D.
Chief Executive Officer of Tularik Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2004, and is being mailed to Tularik stockholders on or about                     , 2004.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus “incorporates by reference” important business and financial information about Amgen and Tularik from documents that are not included in or delivered with this proxy statement/prospectus. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see “Additional Information—Where You Can Find More Information” on page 83.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from Amgen or Tularik, as the case may be, or from the Securities and Exchange Commission, or the SEC, through the SEC’s web site at www.sec.gov. Documents incorporated by reference are available from Amgen and Tularik without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Amgen stockholders and Tularik stockholders may request a copy of such documents by contacting the applicable investor relations department at:

Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320-1799 (805) 447-1000 Attn: Investor Relations	Tularik Inc. 1120 Veterans Blvd South San Francisco, California 94080 (650) 825-7000 Attn: Investor Relations

In addition, you may obtain copies of the information relating to Amgen by sending an e-mail to investor.relations@amgen.com. You may obtain copies of some of this information by making a request through the Amgen investor relations web site, http://www.amgen.com/investor/litRequest.html.

You may obtain copies of the information relating to Tularik by sending an e-mail to irelations@tularik.com. You may obtain copies of some of this information by making a request through the investor relations section of the Tularik web site, http://www.tularik.com.

In order for you to receive timely delivery of the documents in advance of the Tularik special meeting, Amgen or Tularik, as applicable, should receive your request no later than             .

TULARIK INC.

1120 Veterans Boulevard

South San Francisco, California, 94080

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2004

To the stockholders of Tularik Inc.:

We will hold a special meeting of stockholders of Tularik on             , 2004, in the auditorium of our principal executive offices at 1120 Veterans Boulevard, South San Francisco, California at              a.m. local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the merger, the merger agreement, dated as of March 28, 2004, by and among Amgen Inc., Arrow Acquisition, LLC, a wholly-owned subsidiary of Amgen, and Tularik Inc. and the transactions contemplated by the merger agreement. In the merger contemplated by the merger agreement:

•	Tularik will merge with and into Arrow Acquisition, with Arrow Acquisition surviving the merger as a wholly-owned subsidiary of Amgen; and

•	each outstanding share of Tularik common stock, other than those shares of Tularik common stock held by Amgen, will be converted into a fraction of a share of Amgen common stock equal to an exchange ratio that will be determined by dividing $25.00 by the average of the per share closing prices of Amgen common stock as reported on the NASDAQ National Market for the ten trading day period ending two trading days prior to the closing of the merger; and

2.	To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

These items of business are described in the attached proxy statement/prospectus. Only Tularik stockholders of record at the close of business on                     , 2004, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

The Tularik board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

Your vote is important. It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. You may vote by completing and mailing the enclosed proxy card or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you may be entitled to vote over the Internet or by telephone by following the instructions provided with the voting form provided by your broker, bank or other nominee. Please see the specific voting instructions in the section of this proxy statement/prospectus entitled “The Tularik Special Meeting—Voting; Proxies; Revocation.” Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the special meeting.

Please do not send any certificates representing your Tularik common stock at this time.

By Order of the Board of Directors,

William J. Rieflin
Secretary

                    , 2004

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this proxy statement/prospectus?

A:	Tularik has agreed to be acquired by Amgen under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. In order to complete the merger, Tularik stockholders holding a majority of the outstanding shares of common stock must approve and adopt the merger, the merger agreement and the transactions contemplated by the merger agreement. Tularik is holding a special meeting of its stockholders to obtain this approval and adoption.

This proxy statement/prospectus contains important information about the merger and the special meeting which you should read carefully. The enclosed voting materials allow you, as a Tularik stockholder, to vote your shares without attending the Tularik special meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	Why did Tularik postpone its annual meeting previously scheduled for April 20, 2004?

A:	The annual meeting that had been previously scheduled for April 20, 2004 was postponed indefinitely because of the announcement of the execution of the merger agreement. Tularik will hold its 2004 annual meeting of stockholders only if the merger is not completed. Please disregard the proxy statement previously sent to you in connection with the annual meeting.

Q:	Why are Amgen and Tularik proposing the merger?

A:	We believe that the merger will provide substantial strategic and financial benefits to Tularik stockholders. The Tularik board of directors believes the merger provides Tularik stockholders with growth and strategic opportunities that would not have been available to Tularik on a stand-alone basis. In addition, the merger will allow you to participate as a stockholder in a global biotechnology company. To review the reasons for the merger in greater detail, see page 28.

Q:	What will happen in the merger?

A:	Pursuant to the terms of the merger agreement, Tularik will merge with and into Arrow Acquisition, LLC, a wholly-owned subsidiary of Amgen, with Arrow Acquisition surviving as a wholly-owned subsidiary of Amgen. Tularik stockholders, other than Amgen, will receive a fraction of a share of Amgen common stock for each share of Tularik common stock they own, based on an exchange ratio that will be determined by dividing $25.00 by the average closing price of Amgen common stock for the ten trading day period ending two trading days prior to the closing of the merger. You will receive cash for any fractional share of Amgen common stock that you would be entitled to receive in the merger after aggregating all fractional shares to be received by you. As of April 20, 2004, Amgen owned approximately 21% of Tularik’s outstanding common stock. These shares will be cancelled in the merger.

Q:	What are the federal income tax consequences of the merger?

A:	In general, it is expected that a Tularik stockholder will not recognize gain or loss for federal income tax purposes when it exchanges its Tularik common stock for Amgen common stock in the merger except that a Tularik stockholder will recognize gain or loss with respect to any cash it receives in lieu of a fractional share of Amgen common stock.

Q:	How will I know what the actual exchange ratio is?

A:	The exchange ratio will be publicly announced upon the closing of the merger. Amgen will issue a press release following the closing of the merger that will include the average closing price of Amgen common stock for the ten trading day period ending two trading days prior to the closing of the merger, as well as the exchange ratio.

Q:	Where and when will the Tularik special meeting be held?

A:	The Tularik special meeting will take place in the auditorium of Tularik’s principal executive offices at 1120 Veterans Boulevard, South San Francisco, California, on , 2004, at a.m. local time.

Q:	Who can attend and vote at the Tularik special meeting?

A:	All Tularik stockholders of record as of the close of business on , 2004, the record date for the Tularik special meeting, are entitled to receive notice of and to attend and vote at the special meeting. If you plan to attend the Tularik special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.

Q:	What vote of Tularik stockholders is required to approve the merger agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of Tularik common stock entitled to vote at the special meeting, in person or by proxy, is required to approve the merger agreement. As of April 20, 2004, Tularik executive officers and directors beneficially owned 5,511,485 shares of Tularik common stock, representing approximately 7.9% of the outstanding shares of Tularik common stock. These individuals have agreed to vote all of the shares owned by them on the record date in favor of approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement. In addition, as of April 20, 2004, Amgen owned 13,952,885 shares of Tularik common stock, representing approximately 21% of the outstanding shares of Tularik common stock. Pursuant to the merger agreement, Amgen agreed to vote these shares in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement. As a result, Tularik’s executive officers and directors, together with Amgen, have agreed to vote an aggregate of 17,338,941 shares of Tularik common stock as of April 20, 2004, representing approximately 25.7% of the outstanding shares of Tularik common stock as of April 20, 2004, in favor of approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

Q:	How does the Tularik board of directors recommend that I vote?

A:	The Tularik board of directors unanimously recommends that Tularik stockholders vote “FOR” the proposal to approve and adopt the merger, the merger agreement and the transactions contemplated by the merger agreement. The Tularik board of directors has determined that the merger and the merger agreement are fair to and in the best interest of Tularik and its stockholders and has declared the merger to be advisable to its stockholders. For a more complete description of the recommendation of the Tularik board of directors, see page 28.

Q:	How do I cast my vote?

A:	If you are a holder of record of Tularik common stock, you may submit a proxy for the special meeting or vote in person at the special meeting. You may vote by proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

The failure to cast your vote will have the same effect as voting against the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record of Tularik common stock, you can change your vote at any time before your proxy is voted at the special meeting by:

•	delivering to the Secretary of Tularik, at 1120 Veterans Boulevard, South San Francisco, California 94080, a signed written notice of revocation;

•	granting a new, later-dated proxy, and if it is a written proxy, it must be signed and delivered to the Secretary of Tularik at 1120 Veterans Boulevard, South San Francisco, California 94080; or

•	attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in a street name account, you must contact your broker, bank or other nominee to change your vote.

Q:	Should I send in my Tularik stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your Tularik stock certificates for the merger consideration. Please do not send in your Tularik stock certificates with your proxy.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	If I plan to attend the Tularik special meeting, should I still grant my proxy?

A:	Yes. Whether or not you plan to attend the Tularik special meeting, you should grant your proxy as described in this proxy statement/prospectus. The failure of a Tularik stockholder to vote in person or by proxy will have the same effect as a vote against approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

Q:	Is the approval of Amgen stockholders required to effectuate the merger?

A:	No. Amgen is not required to obtain the approval of its stockholders.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as practicable. We currently expect that the merger could be consummated in the second half of 2004. However, we cannot predict the exact timing of the consummation of the merger because the merger is subject to United States regulatory approvals and other conditions. There may be a substantial period of time between the approval of the merger proposal by stockholders at the special meeting and the effectiveness of the merger.

Q:	Am I entitled to appraisal rights?

A:	Under Delaware corporate law, holders of Tularik common stock are not entitled to appraisal rights in connection with the merger because both Amgen and Tularik common stock are listed on the NASDAQ National Market.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

Tularik Inc.

1120 Veterans Boulevard

South San Francisco, CA 94080

(650) 825-7000

irelations@tularik.com

Attn: Investor Relations

SUMMARY

The following is a summary of information contained in this proxy statement/prospectus. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, we encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Amgen and Tularik that has been filed with the Securities and Exchange Commission, or the SEC. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Additional Information—Where You Can Find More Information.”

The Companies

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

Amgen is a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology. Amgen markets human therapeutic products in the areas of hematology, oncology, and inflammation. Amgen’s marketed products include EPOGEN® (Epoetin alfa), Aranesp® (darbepoetin alfa), Neulasta® (pegfilgrastim), NEUPOGEN® (Filgrastim) and ENBREL® (etanercept), which is marketed under a co-promotion agreement with Wyeth. Amgen’s other commercial products include Kineret® (anakinra) and Stemgen® (Ancestim).

Amgen was incorporated in California in 1980 and was merged into a Delaware corporation in 1987. Amgen common stock is quoted on the NASDAQ National Market under the symbol “AMGN”.

Arrow Acquisition, LLC

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

Arrow Acquisition, LLC is a newly-formed, wholly-owned subsidiary of Amgen and was formed solely for the purpose of effecting the merger. Arrow Acquisition has not conducted any business during any period of its existence and will not conduct any business prior to the closing of the merger.

Tularik Inc.

1120 Veterans Boulevard

South San Francisco, California 94080

(650) 825-7000

Tularik seeks to discover and develop a broad range of novel and superior orally available medicines that act through the regulation of gene expression. Tularik’s broad scientific platform addresses many human diseases that represent attractive potential commercial markets. Tularik has diversified its drug discovery and development efforts not only across a large number of diseases, but also across multiple targets and drug candidates for these diseases. Tularik currently focuses on three therapeutic areas: cancer, immunology and metabolic disease.

Tularik was incorporated in California in 1991 and reincorporated in Delaware in 1997. Tularik common stock is quoted on the NASDAQ National Market under the symbol “TLRK.”

The Merger (see page 23)

Tularik has agreed to be acquired by Amgen under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. In order to complete the merger, Tularik stockholders holding a majority of the outstanding shares of common stock must approve and adopt the merger, the merger agreement and the transactions contemplated by the merger agreement.

Under the terms of the merger agreement, Tularik will merge with and into Arrow Acquisition, with Arrow Acquisition surviving the merger as a wholly-owned subsidiary of Amgen. Upon consummation of the merger, each Tularik stockholder, other than Amgen, will receive a fraction of a share of Amgen common stock for each share of Tularik common stock owned, based on an exchange ratio that will be determined by dividing $25.00 by the average closing price of Amgen common stock for the ten trading day period ending two trading days prior to the closing of the merger. Each Tularik stockholder, other than Amgen, will receive cash for any fractional share of Amgen common stock that such holder would be entitled to receive in the merger after aggregating all fractional shares to be received by such stockholder. We refer to the consideration to be paid to the Tularik stockholders by Amgen as the merger consideration. Amgen stockholders will continue to own their existing shares and those shares will not be affected by the merger.

On                     , 2004, the last trading day before the date of this proxy statement/prospectus, Amgen common stock closed at $             per share on the NASDAQ National Market. If this were the average closing price of Amgen common stock during the ten trading day valuation period, the exchange ratio would be equal to             . This means that a Tularik stockholder who owns 100 shares of Tularik common stock would be entitled to receive              shares of Amgen common stock in the merger. Because cash will be paid instead of fractional shares of Amgen common stock, the Tularik stockholder would also receive a check in an amount equal to $            , determined by multiplying the fractional share by the average closing price of Amgen common stock for the ten trading day valuation period.

The market value of Amgen common stock on the day the merger is completed may be different than the average closing price of Amgen common stock used in determining the exchange ratio. As a result, the market value of the shares of Amgen common stock that you receive in the merger for each share of Tularik common stock that you own may be more or less than $25.00.

Recommendation of the Tularik Board of Directors (see pages 19 and 28)

The Tularik board of directors believes that the merger agreement and the merger are fair to and in the best interest of Tularik and its stockholders and has declared the merger to be advisable to its stockholders, and unanimously recommends that Tularik stockholders vote “FOR” approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

Stockholders Entitled to Vote; Vote Required (see page 19)

You can vote at the Tularik special meeting if you owned Tularik common stock at the close of business on             , 2004, the record date for the special meeting. On that date, there were              shares of Tularik common stock outstanding and entitled to vote. You can cast one vote for each share of Tularik common stock that you owned on that date. The affirmative vote of the holders of a majority of the outstanding shares of Tularik common stock entitled to vote at the special meeting, in person or by proxy, is required to approve the merger, the merger agreement and the transactions contemplated by the merger agreement. As of April 20, 2004, Amgen owned 13,952,885 shares of Tularik common stock, representing approximately 21% of the outstanding shares of Tularik common stock. Pursuant to the merger agreement, Amgen agreed to vote these shares in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

Stockholder Voting Agreement; Share Ownership of Directors and Executive Officers of Tularik (see page 71)

Amgen has entered into a stockholder voting agreement with each of the executive officers and directors of Tularik, pursuant to which these executive officers and directors have agreed to vote all of the outstanding shares of Tularik common stock beneficially owned by them in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement. As of April 20, 2004, the Tularik executive officers and directors beneficially owned 5,511,485 outstanding shares of Tularik common stock, representing approximately 7.9% of the outstanding shares of Tularik common stock on that date. The full text of the stockholder voting agreement is attached to this proxy statement/prospectus as Annex B. We encourage you to read the full text of the stockholder voting agreement in its entirety.

Opinion of Tularik’s Financial Advisor (see page 32)

Goldman, Sachs & Co. delivered its opinion to the Tularik board of directors that, as of March 28, 2004 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by holders of Tularik common stock (other than Amgen) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 28, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Tularik’s stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Tularik’s board of directors in connection with its consideration of the merger and its opinion does not constitute a recommendation as to how any holder of Tularik’s common stock should vote with respect to the merger. Tularik has agreed to pay Goldman Sachs a transaction fee of 1.3% of the value of the Tularik common stock implied by the merger consideration, including the Tularik common stock held by Amgen which is contingent upon the consummation of the merger.

Ownership of Amgen After the Merger

Assuming an exchange ratio of              (determined as if the last trading day before the date of this proxy statement/prospectus was the closing date of the merger), Amgen expects to issue approximately              million shares of Amgen common stock in connection with the merger. Based on the number of shares of Amgen and Tularik common stock outstanding on                 , the last trading day before the date of this proxy statement/prospectus, after consummation of the merger, former Tularik stockholders will own approximately         % of the then-outstanding shares of Amgen common stock (determined as if the last trading day before the date of this proxy statement/prospectus was the closing date of the merger).

Interests of Directors and Executive Officers of Tularik in the Merger (see page 41)

When considering the Tularik board of directors’ recommendation that the Tularik stockholders vote in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement, Tularik stockholders should be aware that the directors and executive officers of Tularik have interests in the merger that may be different from, or in addition to, the interests of Tularik stockholders. These interests include:

•	the continued indemnification of current directors and officers of Tularik under the merger agreement and the continuation of directors’ and officers’ liability insurance after the merger;

•	the retention of some of the directors and officers of Tularik as employees of or consultants to Amgen or Arrow Acquisition;

•	the execution of employment agreements between Arrow Acquisition and each of Dr. David V. Goeddel and Dr. Terry Rosen;

•	the potential receipt of severance or retention payments;

•	the continued vesting and exercisability of options held by non-employee directors of Tularik after the effective time of the merger; and

•	the conversion of Tularik stock options into Amgen stock options.

The Tularik board of directors knew about these additional interests, and considered them, among other matters, when it adopted the merger agreement.

Suspension of Amgen Stock Purchase Obligations (see page 48)

On May 21, 2003, Amgen entered into a stock purchase agreement with Tularik to acquire shares of Tularik common stock. After satisfaction of certain conditions, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, on June 27, 2003, Amgen acquired beneficial ownership of 3,500,000 shares of Tularik common stock for an aggregate purchase price of $35 million. In addition, the stock purchase agreement provides that on May 31, 2004, Amgen must purchase $10 million of Tularik common stock and on each of May 31, 2005 and 2006, Amgen must purchase an additional $15 million of Tularik common stock. The stock purchase agreement provides that each of these purchases will be at the then current market value of Tularik common stock, determined as the average closing price per share of Tularik common stock for the twenty trading day period ending on the second trading day prior to the purchase date. Pursuant to the merger agreement, Amgen’s obligation to purchase additional shares of Tularik common stock has been suspended until either the termination or consummation of the merger. In the event the merger agreement is terminated under circumstances in which Tularik is obligated to pay a termination fee, Amgen will have the right to terminate its obligations under the stock purchase agreement. In the event the merger agreement is terminated under circumstances in which Tularik is not obligated to pay a termination fee or Amgen does not terminate the stock purchase agreement, Amgen will, on the date 60 days following the termination date of the merger agreement, have the obligation to purchase $10 million of Tularik common stock, as previously required to be purchased on May 31, 2004, for a purchase price of $17.00 per share. Amgen’s additional purchase obligations on May 31, 2005 and 2006 will also be reinstated. In the event the merger is completed, Amgen will have no further obligations under the stock purchase agreement.

Dissenters’ Rights of Appraisal (see page 41)

Under Delaware corporate law, holders of Tularik common stock are not entitled to appraisal rights in connection with the merger because both Amgen and Tularik common stock are listed on the NASDAQ National Market.

Listing of Amgen Common Stock and Delisting of Tularik Common Stock (see page 41)

Application will be made to have the shares of Amgen common stock issued in the merger approved for listing on the NASDAQ National Market, where Amgen common stock currently is traded under the symbol “AMGN”. If the merger is completed, Tularik common stock will no longer be listed on the NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934, and Tularik will no longer file periodic reports with the SEC.

Conditions to Consummation of the Merger (see page 66)

Consummation of the merger depends on a number of conditions being met, including:

•	the effectiveness of this proxy statement/prospectus and the absence of any proceedings or threatened proceedings by the SEC to suspend the effectiveness of this proxy statement/prospectus;

•	the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement by Tularik stockholders;

•	the absence of legal prohibitions having the effect of preventing or prohibiting the consummation of the merger;

•	receipt of material regulatory consents, approvals and authorizations required to complete the merger;

•	the expiration or termination of any applicable waiting periods under the HSR Act;

•	the approval for listing on the NASDAQ National Market of the shares of Amgen common stock to be issued and to be reserved for issuance in the merger;

•	the absence of breaches of the representations and warranties in the merger agreement that result in a material adverse effect on the representing party;

•	the material performance of each party’s obligations under the merger agreement;

•	the receipt by each of Amgen and Tularik of opinions from their respective tax counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (referenced in this proxy statement/prospectus as the Code);

•	the absence of any material adverse effect on Tularik or any events since March 28, 2004 that would, individually or in the aggregate, reasonably be expected to have material adverse effect on Tularik;

•	the absence of certain types of governmental proceedings;

•	no more than two of certain specified employment agreements shall have been terminated prior to the consummation of the merger, and no condition shall exist that would constitute a material breach thereunder immediately following the consummation of the merger;

•	none of the employment agreements for Dr. David V. Goeddel, Dr. Terry Rosen and Dr. Jin-Long Chen shall have been terminated prior to the consummation of the merger, and no condition shall exist that would constitute a material breach thereunder following the consummation of the merger; and

•	no fewer than 70% of certain research employees of Tularik shall be actively employed by Tularik on the closing date of the merger, except that the following will be taken into consideration when determining whether this condition is met:

•	the death or permanent and total disability of an employee shall result in the individual being removed from the list;

•	if any listed employee voluntarily leaves the employ of Tularik, Tularik may hire a replacement employee that is reasonably acceptable to Amgen; and

•	Amgen may not rely on the failure of this condition to be satisfied if (i) the failure was caused by Amgen’s failure to act in good faith or to use commercially reasonable efforts to consummate the transactions contemplated by the merger agreement, or (ii) Amgen proposes a post-closing compensation package to any listed individual that represents a material reduction in the individual’s salary or benefits in effect as of March 28, 2004 (as a whole) or requires that the individual relocate his or her principal location of employment by a distance of greater than fifty miles (in which case the individual shall be removed from the list).

Where legally permissible, a party may elect to waive a condition to its obligation to complete the merger even though that condition has not been satisfied except that neither Amgen nor Tularik may waive the tax opinion closing conditions to the merger after Tularik stockholders have approved the merger unless further Tularik stockholder approval is obtained with appropriate disclosure.

No Solicitation by Tularik (see page 60)

The merger agreement contains restrictions on the ability of Tularik to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in Tularik.

Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if Tularik receives an acquisition proposal from a third party that is superior to the merger, Tularik may furnish nonpublic information to that third party and engage in discussions and negotiations regarding an acquisition proposal with that third party. Even if Tularik receives a proposal from a third party that is superior to the merger, it is obligated to hold a stockholders meeting to consider the merger.

Termination of the Merger Agreement (see page 68)

Tularik and Amgen, by action of their respective boards of directors, may mutually agree to terminate the merger agreement and abandon the merger at any time prior to consummation of the merger, whether before or after the Tularik stockholders have approved the merger agreement.

In addition, either company could decide, without the consent of the other, to terminate the merger agreement in a number of situations, whether before or after the Tularik stockholders have approved the merger agreement, including:

•	if the merger is not completed by September 30, 2004, the outside date, which date may be extended to December 31, 2004 if the registration statement of which this proxy statement/prospectus is a part has not been declared effective by the SEC or if all of the conditions required for closing have been satisfied other than obtaining required governmental approvals;

•	if a governmental entity issues an order or ruling that permanently prohibits consummation of the merger;

•	if Tularik’s stockholders have not approved and adopted the merger, the merger agreement and the transactions contemplated by the merger agreement at the special meeting at which the required number of shares to approve and adopt those matters were present and entitled to vote and such vote is taken, except that this right to terminate the merger agreement is not to be available to Amgen if Amgen shall have breached its obligation to vote its shares of Tularik common stock in favor of those matters; or

•	if either party has breached any covenant, representation or warranty set forth in the merger agreement that (i) would result in a failure of a closing condition relating to the accuracy of the representations and warranties of that party or the performance by that party of its obligations under the merger agreement and (ii) cannot be cured in the time period specified in the merger agreement.

In addition, Amgen could decide, without the consent of Tularik, to terminate the merger agreement under the following circumstances, whether before or after the Tularik stockholders have approved the merger agreement:

•	if, since March 28, 2004, Tularik has experienced a material adverse effect that cannot be cured or is not cured within the earlier of 90 days after it receives written notice from Amgen and two business days prior to the outside date;

•	if the Tularik board of directors:

•	withdraws or adversely modifies it recommendation of the merger;

•	approves or recommends to the Tularik stockholders an acquisition proposal other than the merger;

•	fails to publicly reaffirm its recommendation of the merger within five business days of receipt of a written request by Amgen to provide such reaffirmation following Tularik’s receipt of an acquisition proposal; or

•	fails to recommend that the Tularik stockholders not tender their shares in a material tender or exchange offer made by a party other than Amgen within ten business days from the date of such offer; and

•	if, for any reason, Tularik fails to call or hold a stockholders’ meeting for the purpose of approving the merger agreement by the second business day prior to the outside date, except that Amgen’s right to terminate the merger agreement shall not be available if (i) at the time of termination Tularik would be entitled to terminate the merger agreement as a result of an intentional or willful material breach by Amgen and such breach by Amgen has been the cause of, or resulted in, the failure of Tularik to call or hold its stockholders’ meeting or (ii) Tularik shall have been prohibited by applicable law from holding its stockholders’ meeting during the 30 day period prior to such date.

Termination Fee and Expenses (see pages 69 and 70)

If the merger agreement is terminated, Tularik, in specified circumstances, may be required to pay a termination fee of $50 million to Amgen. If the merger agreement is terminated, Amgen or Tularik, under certain circumstances, may be required to reimburse the other party for up to $10 million of its expenses. In addition, if Tularik is required to pay a termination fee for any reason, Amgen has the right to terminate its obligation under the stock purchase agreement to which it and Tularik are parties.

Tularik Stock Options and Employee Stock Purchase Plan (see page 63)

In general, upon consummation of the merger, options to purchase shares of Tularik common stock will be converted into options to purchase shares of Amgen common stock. The conversion ratios and exercise prices will be determined pursuant to the merger agreement. Amgen will assume each Tularik option plan and the number and kind of shares available for issuance under each such plan will be converted into shares of Amgen common stock in accordance with the provisions of each plan. If Amgen had not agreed to assume or substitute the outstanding stock awards under the Tularik stock option plans at the closing of the merger, certain of such stock awards would have become fully vested and exercisable prior to the closing of the merger.

Tularik will terminate its employee stock purchase plan before the merger is completed, and any offering period then in effect will be shortened by setting the last business day prior to the effective time of the merger as the last day of any such offering period. Pursuant to the terms of the Tularik employee stock purchase plan, the employees’ accumulated payroll deductions will be used to purchase shares of Tularik common stock on the last business day prior to the effective time of the merger.

Material United States Federal Income Tax Consequences of the Merger (see page 38)

It is expected that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. The consummation of the merger is conditioned on the receipt by each of Amgen and Tularik of opinions from their respective counsel to the effect that the merger will so qualify. Neither Amgen nor Tularik may waive these conditions to the merger after Tularik stockholders have approved the merger unless further Tularik stockholder approval is obtained with appropriate disclosure.

Assuming that the merger qualifies as a reorganization under the Code, then

•	in general, a Tularik stockholder will not recognize gain or loss for federal income tax purposes when the stockholder exchanges Tularik common stock for Amgen common stock in the merger, except that a Tularik stockholder will recognize gain or loss with respect to any cash it receives in lieu of a fractional share of Amgen common stock in the merger; and

•	no gain or loss will be recognized by Amgen or Tularik as a result of the merger.

Tax matters are very complicated, and the tax consequences of the merger to a Tularik stockholder will depend on the facts of each holder’s own situation. We encourage each Tularik stockholder to read carefully the discussion in the section entitled “The Merger—Material United States Federal Tax Consequences” and to consult the stockholder’s own tax advisor for a full understanding of the tax consequences of the merger.

Accounting Treatment (see page 40)

Amgen will account for the merger as a business combination under United States generally accepted accounting principles.

Regulatory Approvals (see page 37)

The consummation of the merger is subject to compliance with the HSR Act. The notifications required to be filed by Amgen and Tularik under the HSR Act with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice were filed on April 14, 2004. The notification required to be filed by Dr. Goeddel under the HSR Act with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice was filed on                 , 2004. The last waiting period under the HSR Act will expire on                     , 2004 unless previously extended or terminated. We also may be required to obtain additional regulatory approvals from various state and foreign authorities. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the consummation of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied.

Risks Relating to the Merger (see page 15)

In evaluating the merger agreement or the issuance of Amgen common stock in the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risks Relating to the Merger” on page 15.

Litigation Related to the Merger (see page 49)

As of the date of this proxy statement/prospectus, Tularik and Amgen are aware of three purported class action lawsuits that have been filed against Tularik, its board of directors and Amgen in connection with the merger. Among other things, these lawsuits seek to prevent the closing of the merger. Both Amgen and Tularik believe that these lawsuits are without merit and intend to contest them vigorously.

Summary Selected Historical Financial Data

We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Amgen and Tularik as of and for each of the five years ended December 31, 1999 through 2003. This information is only a summary, and you should read it together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Additional Information-Where You Can Find More Information.”

Amgen Inc.

Summary Selected Historical Consolidated Financial Data

(In millions, except per share data)

	Years ended December 31,
Consolidated Statement of Operations Data:	2003	2002	2001	2000	1999
Revenues:
Product sales (1)	$7,868.2	$4,991.2	$3,511.0	$3,202.2	$3,042.8
Other revenues	487.8	531.8	504.7	427.2	297.3
Total revenues	8,356.0	5,523.0	4,015.7	3,629.4	3,340.1
Operating expenses:
Cost of sales:	1,340.7	735.7	443.0	408.4	402.1
Research and development	1,655.4	1,116.6	865.0	845.0	822.8
Selling, general and administrative	1,952.6	1,462.1	970.7	826.9	654.3
Write off of acquired in-process research and development (2)	—	2,991.8	—	30.1	—
Amortization of acquired intangible assets	335.8	155.2	—	—	—
Other items, net (3)	(24.0)	(141.3)	203.1	(48.9)	(49.0)
Net income (loss)	2,259.5	(1,391.9)	1,119.7	1,138.5	1,096.4
Diluted earnings (loss) per share	1.69	(1.21)	1.03	1.05	1.02
Cash dividends declared per share	—	—	—	—	—

	At December 31,
Consolidated Balance Sheet Data:	2003	2002	2001	2000	1999
Total assets (4)	$26,176.5	$24,456.3	$6,443.1	$5,399.6	$4,077.6
Long-term debt (5)	3,079.5	3,047.7	223.0	223.0	223.0
Stockholders’ equity (4)	19,389.1	18,286.0	5,217.2	4,314.5	3,023.5

(1)	Amgen began recording ENBREL® sales subsequent to its acquisition of Immunex Corporation on July 15, 2002.
(2)	As part of the accounting for the Immunex acquisition, Amgen recorded a charge to write-off acquired in-process research and development of $2,991.8 million in 2002. The in-process research and development charge represents an estimate of the fair value of purchased in-process technology for projects that, as of the acquisition date, had not reached technological feasibility and had no alternative future use. See Note 3, “Immunex acquisition” to the Consolidated Financial Statements in Amgen’s Annual Report on Form 10-K for the year ended December 31, 2003 for further discussion of the in-process research and development write-off.
(3)	See Note 4, “Other items, net” to the Consolidated Financial Statements in Amgen’s Annual Report on Form 10-K for the year ended December 31, 2003 for further discussion of other items, net for 2003, 2002, and 2001. Other items, net in 2000 includes a benefit of $73.9 million related to a legal proceeding with Johnson & Johnson partially offset by a charitable contribution of $25 million to the Amgen Foundation. Other items, net in 1999 relates to various legal proceedings.

(4)	On July 15, 2002, Amgen acquired all of the outstanding common stock of Immunex for approximately $17.8 billion. See Note 3, “Immunex acquisition” to the Consolidated Financial Statements in Amgen’s Annual Report on Form 10-K for the year ended December 31, 2003 for further discussion of the acquisition and the related accounting.
(5)	In March 2002, Amgen issued 30-year zero-coupon, senior convertible notes with a face amount at maturity of $3.95 billion. See Note 8, “Financing arrangements” to the Consolidated Financial Statements in Amgen’s Annual Report on Form 10-K for the year ended December 31, 2003 for further discussion of the terms of the convertible notes.

Tularik Inc.

Summary Selected Historical Consolidated Financial Data

(In millions, except per share data)

	Years ended December 31,
Consolidated Statement of Operations Data:	2003	2002	2001	2000	1999
Revenues	$30.7	$25.3	$32.6	$25.5	$23.8
Research and development expense	123.7	108.8	91.2	64.8	47.6
General and administrative expense	11.5	12.9	11.9	15.6	7.0
Net loss	(105.1)	(93.8)	(48.6)	(43.3)	(25.5)
Net loss per share, basic and diluted	(1.80)	(1.83)	(0.99)	(0.92)	(2.70)

	At December 31,
Consolidated Balance Sheet Data:	2003	2002	2001	2000	1999
Total assets	$244.4	$236.3	$293.3	$315.1	$230.4
Long-term debt	9.4	14.2	10.8	10.3	10.0
Stockholders’ equity	148.1	148.7	208.0	247.3	197.6

Comparative Per Share Information

The following table presents the basic and diluted earnings per share and book value per share data for each of Amgen and Tularik on a historical basis. Neither Amgen nor Tularik declared any cash dividends for the period presented below.

Because the number of shares of Amgen common stock to be issued in the merger will not be known until two trading days prior to the effective time of the merger, Tularik equivalent per share data cannot be computed at this time. Hypothetical Tularik equivalent per share data is presented below using the closing sale price of a share of Amgen common stock on the NASDAQ National Market on                     , 2004 (the last trading day prior to the date of this proxy statement/prospectus) which was $             and a resulting hypothetical exchange ratio of             . The hypothetical Tularik equivalent per share data was calculated by multiplying the actual Amgen per share data by the hypothetical exchange ratio of             .

No pro forma information giving effect to the merger is presented because the merger will not materially change the historical amounts presented for Amgen.

This information is only a summary and should be read in conjunction with the selected historical financial data of Amgen and Tularik, and the separate historical financial statements of Amgen and Tularik and related notes included in or incorporated by reference into this proxy statement/prospectus. See “Additional Information-Where You Can Find More Information.”

Year Ended December 31, 2003
Historical - Amgen:
Earnings per share
Basic	$1.75
Diluted	$1.69
Book value per share (1)	$15.10

Year Ended December 31, 2003
Historical - Tularik:
Earnings per share
Basic	$(1.80)
Diluted	$(1.80)
Book value per share (1)	$2.23

Year Ended December 31, 2003
Hypothetical Tularik Equivalent:
Earnings per share
Basic	$
Diluted	$
Book value per share (1)	$

(1)	The historical book value per share is calculated by dividing stockholders’ equity by the number of shares outstanding at the end of the period presented.

Comparative Per Share Market Price Data

Amgen common stock trades on the NASDAQ National Market under the symbol “AMGN.” Tularik common stock trades on the NASDAQ National Market under the symbol “TLRK.” The table below sets forth, for the periods indicated, the range of high and low per share sales prices for Amgen common stock and Tularik common stock as reported on the NASDAQ National Market.

	Amgen Common Stock		Tularik Common Stock
	High	Low	High	Low
Fiscal Year 2002
First quarter	$62.48	$54.35	$25.36	$16.25
Second quarter	61.39	37.80	17.38	6.40
Third quarter	48.54	31.07	9.32	6.55
Fourth quarter	51.75	43.66	9.69	5.83

Fiscal Year 2003
First quarter	$59.06	$48.09	$7.58	$3.61
Second quarter	67.54	56.90	11.90	4.50
Third quarter	72.37	63.61	12.24	8.84
Fourth quarter	67.50	56.76	17.24	9.83

Fiscal Year 2004
First quarter	$66.88	$57.79	$24.80	$16.22
Second quarter (through April 20, 2004)	$60.50	$58.52	$24.69	$24.55

The following table presents:

•	the last reported sale price of a share of Amgen common stock, as reported on the NASDAQ National Market;

•	the last reported sale price of a share of Tularik common stock, as reported on the NASDAQ National Market; and

•	the market value of a share of Tularik common stock on an equivalent per share basis,

in each case, on March 26, 2004, the last full trading day prior to the public announcement of the proposed merger, and on                     , 2004, the last trading day prior to the date of this proxy statement/prospectus. The equivalent price per share data for Tularik common stock has been determined by multiplying the last reported sale price of a share of Amgen common stock on each of these dates by an exchange ratio determined using the average closing price of Amgen common stock for the ten trading day period ending two trading days immediately preceding the applicable calculation date.

Date	Amgen Common Stock		Tularik Common Stock		Equivalent Price Per Share of Tularik Common Stock
March 26, 2004		$58.09		$17.00		$24.24
, 2004	$		$		$

Neither Amgen nor Tularik has ever declared or paid cash dividends on its common stock. The policies of Amgen and Tularik are to retain earnings for use in their respective businesses.

The market value of the shares of Amgen common stock that will be issued in exchange for shares of Tularik common stock upon the consummation of the merger will not be known at the time Tularik stockholders vote on the approval of the merger agreement because the merger will not be completed by then.

The above table shows only historical comparisons. Because the market prices of Amgen common stock and Tularik common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to Tularik stockholders in determining whether to approve and adopt the merger, the merger agreement and the transactions contemplated by the merger agreement. Tularik stockholders are encouraged to obtain current market quotations for Amgen and Tularik common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve and adopt the merger, the merger agreement and the transactions contemplated by the merger agreement. See “Additional Information—Where You Can Find More Information.”

RISKS RELATING TO THE MERGER

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Amgen and Tularik because these risks will also affect the combined company. These risks can be found in the Amgen and Tularik Annual Reports on Form 10-K for the year ended December 31, 2003, which are filed with the SEC and incorporated by reference into this proxy statement/prospectus.

The exchange ratio used to determine how many shares of Amgen common stock that Tularik stockholders will be entitled to receive will not be known at the time of the special meeting, and could be higher or lower than the estimated exchange ratio included in this proxy statement/prospectus.

Under the merger agreement, each share of Tularik common stock, other than those shares of Tularik common stock held by Amgen, will be converted into the right to receive a fraction of a share of Amgen common stock based on an exchange ratio that will be calculated shortly before the consummation of the merger. We have included in this proxy statement/prospectus an estimated exchange ratio based on the closing price of Amgen common stock on                     , 2004, the last trading day prior to the date of this proxy statement/prospectus. The actual exchange ratio could be higher or lower than this estimated exchange ratio, which would result in Tularik stockholders receiving a greater or lesser number of shares of Amgen common stock upon consummation of the merger than they would receive based upon the estimated exchange ratio.

The exchange ratio will be calculated by dividing $25.00 by the average of the per share closing prices of Amgen common stock for the ten trading day period ending two trading days prior to the closing of the merger. The market value of Amgen common stock on the date of the closing of the merger may be different than the average of the per share closing prices of Amgen common stock used in determining the exchange ratio. As a result, the market value of the shares of Amgen common stock that Tularik stockholders will receive in the merger may be more or less than $25.00.

The price of Amgen common stock may be affected by factors different from those affecting the price of Tularik common stock.

Upon consummation of the merger, holders of Tularik common stock will become holders of Amgen common stock. Amgen’s business differs from that of Tularik and Amgen’s results of operations, as well as the market price of Amgen common stock, may be affected by factors different from those affecting Tularik’s results of operations and the market price of Tularik common stock. For a discussion of Amgen’s and Tularik’s businesses and certain factors to consider in connection with such businesses, see Amgen’s and Tularik’s Annual Reports on Form 10-K for the year ended December 31, 2003, which are incorporated by reference into this proxy statement/prospectus.

Amgen may not realize all of the anticipated benefits of the merger.

Amgen’s ability to realize the anticipated benefits of the merger will depend, in part, on the ability of Amgen to integrate the businesses of Tularik with the businesses of Amgen. The combination of two independent companies is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among others:

•	coordinating research and development operations;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	minimizing the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

We cannot assure you that the combination of Tularik with Amgen will result in the realization of the full benefits anticipated by us to result from the merger.

Amgen and Tularik may be required to comply with material restrictions or conditions in order to obtain the regulatory approvals required to complete the merger.

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission under the HSR Act. Under this statute, Amgen and Tularik are required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. The merger may also be subject to review by the governmental authorities of various other jurisdictions. The governmental entities from whom approvals are required may attempt to condition their approval of the merger, or of the transfer to Amgen of licenses and other entitlements, on the satisfaction of certain regulatory conditions that may have the effect of imposing additional costs on Amgen or otherwise substantially reducing the benefits to Amgen if the merger is completed. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Amgen and Tularik have not yet obtained any of the regulatory approvals required to complete the merger.

Three purported class action lawsuits have been filed against Tularik, the Tularik board of directors and Amgen challenging the merger. An unfavorable judgment or ruling in any of these lawsuits could prevent the consummation of the merger.

As of the date of this proxy statement/prospectus, Tularik and Amgen are aware of three purported class action lawsuits that have been filed against Tularik, the Tularik board of directors and Amgen in connection with the merger. Among other things, the lawsuits seek to prevent the closing of the merger. While both Amgen and Tularik believe that the lawsuits are without merit, Amgen and Tularik can provide no assurance that they will prevail, and an unfavorable outcome in any of these lawsuits could prevent the consummation of the merger.

If the proposed merger is not consummated, Tularik will have incurred substantial costs that may adversely affect Tularik’s financial results and operations and the market price of Tularik common stock.

Tularik has incurred and will incur substantial costs in connection with the proposed merger. These costs will primarily relate to the costs associated with the fees of attorneys, accountants and Tularik’s financial advisor. In addition, Tularik has diverted significant management resources in an effort to complete the merger, and is subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed, Tularik will have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit. Also, if the merger is not consummated under certain circumstances specified in the merger agreement, Tularik is required to pay Amgen a termination fee of $50 million. Please see the section captioned “The Merger Agreement—Termination Fee” beginning on page 69. In addition, if the merger is not consummated, Tularik may experience a negative reaction from the financial markets and Tularik’s collaborative partners, customers and employees. Each of these factors may adversely affect the market price of Tularik common stock and Tularik’s financial results and operations.

Directors of Tularik have potential conflicts of interest in recommending that you vote in favor of approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

When considering the Tularik board of directors’ recommendation that the Tularik stockholders vote in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement, Tularik stockholders should be aware that directors and executive officers of Tularik have interests in the merger that may be different from, or in addition to, the interests of Tularik stockholders. These interests include:

•	the continued indemnification of current directors and officers of Tularik under the merger agreement and the continuation of directors’ and officers’ liability insurance after the merger;

•	the retention of some of the directors and officers of Tularik as employees of or consultants to Amgen or Arrow Acquisition;

•	the execution of employment agreements between Arrow Acquisition and each of Dr. David Goeddel and Dr. Terry Rosen;

•	the potential receipt of severance or retention payments;

•	the continued vesting and exercisability of options held by non-employee directors of Tularik after the effective time of the merger; and

•	the conversion of Tularik stock options into Amgen stock options.

These interests may influence the Tularik directors in making their recommendation that you vote in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, success of product candidates, growth opportunities for existing products, plans and objectives of management, and markets for the stock of Amgen and Tularik and other matters. Statements in this proxy statement/prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements, including, without limitation, those relating to future business prospects, revenues and income, in each case relating to Amgen or Tularik, respectively, wherever they occur in this proxy statement/prospectus or the other documents incorporated by reference, are necessarily estimates reflecting the best judgment of the respective management of Amgen and Tularik and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	timing and success of product development and market acceptance of developed products;

•	regulatory approvals and restrictions;

•	reimbursement from third party payors;

•	guidelines and recommendations in the health care and patient communities;

•	intellectual property positions and litigation;

•	competition in the pharmaceutical and biotechnology industries and in the specific markets in which Amgen operates;

•	unanticipated manufacturing disruptions, delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products;

•	the stability of Tularik collaborations with third parties;

•	fluctuations in operating results; and

•	management of rapid growth.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “outlook,” “could,” “target,” “intend,” “seek,” “may,” “assume,” “continue,” “believe,” “will” and variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither Amgen nor Tularik undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE TULARIK SPECIAL MEETING

General

This proxy statement/prospectus is being provided to you as part of a solicitation of proxies by the Tularik board of directors for use at a special meeting of Tularik stockholders. In addition, this proxy statement/prospectus is being furnished to the Tularik stockholders as a prospectus for Amgen in connection with the issuance by Amgen of shares of Amgen common stock to Tularik stockholders in connection with the merger. Please disregard the proxy statement that we distributed on or about March 18, 2004 in connection with our previously scheduled annual meeting of stockholders that was to have been held on April 20, 2004. We have postponed that annual meeting indefinitely and instead have scheduled this special meeting. We will hold our 2004 annual meeting of stockholders only if the merger is not completed.

Date, Time, Place and Purpose of the Tularik Special Meeting

The special meeting of Tularik stockholders will be held on                     , 2004 at             a.m., local time, in the auditorium of Tularik’s principal executive offices at 1120 Veterans Boulevard, South San Francisco, California.

The Tularik special meeting is being held for the following purposes:

•	to consider and vote upon a proposal to approve and adopt the merger, the merger agreement and the transactions contemplated by the merger agreement; and

•	to transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of the Tularik Board of Directors

The Tularik board of directors has unanimously adopted the merger agreement and unanimously recommends that Tularik stockholders vote “FOR” approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement. See “The Merger—Recommendation of the Tularik Board of Directors and Its Reasons for the Merger.”

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Tularik common stock at the close of business on the record date,                     , 2004, are entitled to notice of and to vote at the Tularik special meeting. As of the record date, there were              shares of Tularik common stock outstanding and entitled to vote at the special meeting, held by approximately              holders of record. A list of Tularik stockholders will be available for review at the executive offices of Tularik during regular business hours for a period of ten days before the special meeting. Each holder of Tularik common stock is entitled to one vote for each share of Tularik common stock owned as of the record date. The failure to cast your vote will have the same effect as voting against the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting. The required quorum for the transaction of business at the special meeting is a majority of the outstanding shares of Tularik common stock entitled to vote and present, whether in person or by proxy, at the special meeting. Abstentions and broker “non-votes,” discussed below, count as present for establishing a quorum.

The affirmative vote of the holders of a majority of the outstanding shares of Tularik common stock entitled to vote at the special meeting, in person or by proxy, is required to approve the merger agreement. As of April 20, 2004, Tularik executive officers and directors beneficially owned 5,511,485 shares of Tularik common stock, representing approximately 7.9% of the outstanding shares of Tularik common stock. These individuals have agreed to vote all of the shares owned by them on the record date in favor of approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement. In addition, as of April 20, 2004, Amgen owned 13,952,885 shares of Tularik common stock, representing approximately 21% of the outstanding shares of Tularik common stock. Pursuant to the merger agreement, Amgen agreed to vote these shares in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement. As a result, Tularik’s executive officers and directors, together with Amgen, have agreed to vote an aggregate of 17,338,941 shares of Tularik common stock as of April 20, 2004, representing approximately 25.7% of the outstanding shares of Tularik common stock as of April 20, 2004, in favor of approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

Voting; Proxies; Revocation

You may vote by proxy or in person at the Tularik special meeting.

Voting in Person

If you plan to attend the Tularik special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.

Voting by Proxy

You should vote your proxy even if you plan to attend the Tularik special meeting. You can always change your vote at the special meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Tularik in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of Tularik common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to Tularik, or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you hold your shares of Tularik common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instructions from your broker, bank or nominee that accompany this proxy statement/prospectus.

All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, “FOR” approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

You should not send in any certificates representing Tularik common stock at this time. Following the consummation of the merger, you will receive instructions for the surrender and exchange of your Tularik stock certificates.

Revocation of Proxy

You may revoke your proxy at any time before your proxy is voted at the Tularik special meeting by taking any of the following actions:

•	delivering to the Secretary of Tularik a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Written notices of revocation and other communications with respect to the revocation of Tularik proxies should be addressed to:

Tularik Inc.

1120 Veterans Boulevard

South San Francisco, California 94080

Attn: Corporate Secretary

Abstentions and Broker Non-Votes

Abstentions will have the same effect as voting against approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

Brokers who hold shares of Tularik common stock in street name for a beneficial owner of those shares typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your Tularik common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement/prospectus. Broker non-votes will have the same effect as voting against the merger agreement.

Proxy Solicitation

Tularik is soliciting proxies for the special meeting from stockholders of Tularik. Tularik will bear the entire cost of soliciting proxies from Tularik stockholders, except that Tularik and Amgen have each agreed to pay one-half of the costs of filing, printing and mailing this proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Tularik will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of Tularik common stock held by them and secure their voting instructions, if necessary. Tularik will reimburse those record holders for their reasonable expenses in so doing. Tularik also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Tularik stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Other Business; Adjournments

Tularik does not expect that any matter other than the proposal presented in this proxy statement/prospectus will be brought before the Tularik special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. Tularik does not currently intend to seek an adjournment of the special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Tularik special meeting, please contact Tularik Investor Relations at (650) 825-7000 or irelations@tularik.com or write to the following address:

Tularik Inc.

1120 Veterans Boulevard

South San Francisco, CA 94080

Attn: Investor Relations

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

General

The Tularik board of directors has unanimously approved the merger agreement. At the effective time of the merger, Tularik will be merged with and into Arrow Acquisition, the separate corporate existence of Tularik will cease, and Arrow Acquisition will survive as the surviving entity and a wholly-owned subsidiary of Amgen. Tularik stockholders, other than Amgen, will receive a fraction of a share of Amgen common stock for each share of Tularik common stock they own, based on an exchange ratio that will be determined by dividing $25.00 by the average of the per share closing prices of Amgen common stock as reported on the NASDAQ National Market for the ten trading day period ending two trading days prior to the closing of the merger. Each Tularik stockholder, other than Amgen, will receive cash for any fractional share of Amgen common stock that such stockholder would be entitled to receive in the merger after aggregating all fractional shares to be received by such stockholder.

Background of the Merger

The board of directors and management of Tularik have regularly reviewed the company’s position in light of the changing competitive environment of the biotechnology industry, with the objective of determining its long-term strategic plan and evaluating strategic alternatives available to enhance stockholder value. While Tularik believes that it has positive future prospects on a stand-alone basis, it is also aware of the risks of operating on this basis. As a result, from time to time since 1998, Tularik’s board of directors and management have had conversations with various companies to explore opportunities to improve the competitive position of Tularik, including collaboration agreements and business combination transactions.

In early 2003, Amgen expressed an interest in receiving a presentation on all of Tularik’s research and development projects. On February 11, 2003, Amgen and Tularik executed a confidentiality agreement imposing confidentiality and standstill obligations on Amgen in connection with the evaluation of a possible business relationship with Tularik, including strategic or financial transactions between the two companies. On April 8, 2003, Amgen and Tularik executed another confidentiality agreement, imposing on Tularik confidentiality and standstill obligations reciprocal to those imposed on Amgen in the February 11, 2003 agreement.

Between February and late April 2003, Amgen and Tularik held discussions regarding a potential business relationship between the parties. In the course of these discussions, Amgen and Tularik discussed Tularik’s oncogene platform and other programs and several business opportunities, including a potential combination of the companies, a financing transaction and collaboration arrangements. As a result of these preliminary discussions, Tularik retained Goldman Sachs in April 2003 as its financial advisor with respect to a possible merger of Tularik and Amgen.

During this period, the Tularik board of directors held meetings during which it was informed of the status of discussions with Amgen and discussed other strategic alternatives available to Tularik and the relative advantages and disadvantages of each. These alternatives included potential collaborations, business combination opportunities (both with Amgen and other companies) and continuing as a stand-alone company.

In March 2003, Tularik entered into a confidentiality agreement and provided preliminary due diligence materials to a third party. This party provided Tularik with an indication of interest with respect to a potential purchase of one-third of Tularik. The Tularik board of directors ultimately determined that the offered price did not reflect the fundamental value of Tularik, and discussions were terminated.

Also during this period, the Tularik board of directors considered whether it should conduct a formal auction or similar market check of Tularik. Goldman Sachs reviewed with the board the current state of the mergers and acquisitions market, biopharmaceutical industry participants and potential acquirers. Based on its analysis of the market and the state of Tularik’s business, including consideration of the information provided by Goldman Sachs, the Tularik board of directors decided not to auction the company because, among other reasons, the market generally had been undervaluing Tularik and there was a risk of significant damage to Tularik’s business from a broad sale process, including potential damage arising from any failure to maintain the confidentiality of the sale process or resulting from the uncertainty in the conduct of business during the sale process. The board concluded that it was in the best interests of stockholders to continue discussions with Amgen regarding a potential strategic transaction. On April 23, 2003, at its regular meeting, William J. Rieflin, the General Counsel of Tularik, advised the board of its fiduciary obligations in considering a business combination with Amgen.

On May 1, 2003, at a special meeting, the Tularik board of directors again discussed Amgen’s interest in a business combination with Tularik. A representative of Goldman Sachs discussed with the Tularik board of directors selected financial and market information concerning each of Tularik and Amgen. Following a discussion, the board authorized Dr. David V. Goeddel, Tularik’s Chief Executive Officer, to communicate to Amgen that Tularik would be interested in exploring a transaction. Over the next several days, representatives of Amgen and Tularik engaged in discussions relating to a potential merger transaction between Tularik and Amgen. During these discussions, representatives of Amgen indicated that Amgen would be interested in a merger in which Tularik’s common stock would be valued at a price between $9.00 and $11.00 per share. In response to Amgen’s proposed range, the Tularik board of directors expressed a belief that the price of Tularik common stock was undervalued in the market, due in part to the fact that a registration statement had been filed with the SEC for the resale of Tularik common stock held by ZKB Pharma Vision AG, a holder of approximately 20% of the then outstanding shares of Tularik common stock. Because of its belief that the market was currently undervaluing Tularik and its business prospects, the Tularik board of directors instructed Tularik’s representatives to reject Amgen’s valuation as inconsistent with the board’s view of fair value for Tularik stockholders. Between May 1 and May 7, 2003, the average of the closing sale prices of Tularik common stock as reported by the NASDAQ National Market was $5.52 per share.

On May 8, 2003, Dr. Roger Perlmutter, Amgen’s Executive Vice President, Research & Development, met with Dr. Goeddel in South San Francisco and agreed to terminate discussions regarding a potential merger of Tularik and Amgen when it became apparent that the parties could not agree on price. At this meeting, Dr. Perlmutter and Dr. Goeddel began to discuss a potential collaboration between the parties in the amplified oncogene area, the purchase by Amgen of common stock from Tularik and the potential purchase by Amgen of most of the shares of Tularik common stock held by ZKB Pharma Vision. Following this meeting, Tularik terminated its engagement of Goldman Sachs because discussions between Amgen and Tularik were focused on exploring potential collaboration opportunities and not a merger of Tularik and Amgen.

On May 9, 2003, at a special meeting, the Tularik board of directors discussed a potential collaboration with Amgen in which Amgen and Tularik would collaborate in the amplified oncogene area and Amgen would make an equity investment in Tularik. In addition, the Tularik board of directors was informed of Amgen’s proposal to purchase a significant portion of the 11,358,238 shares of Tularik common stock held by ZKB Pharma Vision. The Tularik board of directors considered the implications of the acquisition by Amgen of an approximately 20% stake in Tularik, including the possibility that this ownership position would deter other potential partners from pursuing relationships with Tularik. The board determined that the Amgen transactions would provide substantial operating funds for Tularik’s amplified oncogene program and would remove the uncertainty associated with the ZKB Pharma Vision stake, which was exerting downward pressure on the price of Tularik common stock. The board also considered that other strategic partners or acquirors would be unlikely to propose a transaction superior to Amgen’s proposal. The board authorized Tularik management to continue discussions with Amgen regarding a potential collaboration and share acquisition.

On May 21, 2003, Tularik and Amgen announced a transaction in which Amgen:

•	entered into a research, development and commercialization collaboration with Tularik in the area of amplified oncogenes;

•	agreed to purchase 3.5 million shares of Tularik common stock from Tularik, subject to receipt of regulatory approvals; and

•	committed to purchase an additional $40 million of Tularik common stock from Tularik in the future at the then fair market value, subject to receipt of stockholder and regulatory approval.

Tularik and Amgen also announced on May 21, 2003 a separate transaction between ZKB Pharma Vision and Amgen in which Amgen agreed to purchase 9 million shares of Tularik common stock from ZKB Pharma Vision. Tularik and Amgen entered into a registration rights agreement pursuant to which Tularik agreed to register the shares of Tularik common stock purchased by Amgen from ZKB Pharma Vision and from Tularik.

Between August 2003 and October 2003, representatives of Amgen and Tularik periodically engaged in discussions relating to a potential merger of Tularik and Amgen. On August 29, 2003, Amgen and Tularik amended the confidentiality agreements to extend the period of protection and representatives of Amgen indicated that Amgen was prepared to enter into a business combination transaction with Tularik in which Tularik’s common stock would be valued at $14.00 per share. On August 29, 2003, the closing sale price of Tularik common stock as reported by the NASDAQ National Market was $10.12 per share. On behalf of the Tularik board of directors, Dr. Goeddel rejected Amgen’s valuation as insufficient. Following several discussions regarding the appropriate valuation of Tularik common stock and the exchange of information for preliminary due diligence, the parties discontinued discussions relating to the potential transaction on October 28, 2003. On October 28, 2003, the closing sale price of Tularik common stock as reported by the NASDAQ National Market was $12.23 per share.

On November 10, 2003, Tularik completed a secondary offering of 6.9 million shares of Tularik common stock at a price of $11.90 per share. Amgen purchased 1,452,885 shares of Tularik common stock in the offering at $11.90 per share to approximately maintain its ownership percentage of Tularik. Amgen and Tularik amended their registration rights agreement to include the shares purchased by Amgen in the offering.

On January 14, 2004, Amgen and Tularik amended the confidentiality agreements to extend the period of protection. During January 2004 and February 2004, representatives of Amgen and Tularik engaged in occasional discussions regarding a potential business combination transaction. During this period, the parties discussed, among other things, the operating and financial performance of Tularik, the status of Tularik’s research and development programs, issues relating to the operation of Tularik’s South San Francisco facility following a potential business combination and various other due diligence matters. Tularik’s board and management recognized a continuing need to raise significant additional operating funds, either through the dilutive issuance of equity or through licensing to pharmaceutical companies substantial rights to Tularik’s product candidates.

At the beginning of March 2004, Tularik re-engaged Goldman Sachs as its financial advisor with respect to a potential business combination between Tularik and Amgen. On March 2, 2004, at a special meeting, the Tularik board of directors discussed a potential business combination transaction with Amgen. A representative of Goldman Sachs reviewed with the board the current state of the mergers and acquisitions market, biopharmaceutical industry participants and other potential acquirers. The board considered strategic alternatives available to Tularik, including potential collaborations, the probability of alternative business combination opportunities and continuing as a stand-alone company. During the meeting, the board appointed a committee of directors, consisting of Dr. Goeddel, A. Grant Heidrich and Edward R. McCracken, to facilitate consultations with management on short notice when the entire board could not be convened.

On March 8, 2004, at a regularly scheduled meeting, the Amgen board of directors discussed the potential business combination transaction with Tularik. At the meeting, Amgen management reviewed the strategic rationale for the potential transaction and certain financial analyses and informed the board that, as a result of Amgen’s scientific and business interactions with Tularik, Amgen had extensive knowledge of Tularik and its operations. Following a full discussion, the board authorized management to continue its discussions regarding a merger of Tularik and Amgen in which Tularik’s common stock would be valued at $25.00 per share and exchanged for Amgen common stock, subject to the satisfactory completion of due diligence, negotiation of definitive agreements in form and substance satisfactory to management and Amgen’s legal counsel and resolution of certain management issues, all of which would be subject to approval by the executive committee of the Amgen board of directors.

On March 9, 2004, Dr. Perlmutter, Dr. Goeddel and Dr. Joseph Miletich, Amgen’s Senior Vice President, Research & Preclinical Development, met in South San Francisco to discuss governance matters related to a potential merger of Tularik and Amgen.

On the morning of March 10, 2004, the committee of the Tularik board of directors discussed possible offers by Amgen to engage in a business combination with Tularik at various prices and consulted with Goldman Sachs regarding possible responses to such offers. Later that same day, Dr. Perlmutter and Dr. Goeddel had a telephone conversation during which Dr. Perlmutter indicated that Amgen would be prepared to offer $22.50 in Amgen common stock for each share of Tularik common stock, subject to a number of conditions, including the negotiation of acceptable employment, retention and severance arrangements with Tularik employees. Dr. Goeddel indicated that it was his duty to present this offer to the Tularik board of directors, but he believed that the Tularik board would reject this offer as inadequate. Later that same day, Dr. Perlmutter called Dr. Goeddel and indicated that Amgen was prepared to increase its offer to $25.00 in Amgen common stock for each share of Tularik common stock. Dr. Perlmutter stated that this was the final offer that Amgen would be willing to extend to Tularik. Dr. Goeddel informed Dr. Perlmutter that he would consult with the Tularik board of directors to determine whether Tularik was prepared to proceed with a business combination on the basis of Amgen’s revised offer.

Later that same day, at a special meeting, the Tularik board of directors considered the proposed business combination transaction with Amgen. During this meeting, the board received an update on the status of discussions with Amgen regarding a potential transaction, including the terms of Amgen’s revised offer. The board also reviewed the strategic rationale of a business combination transaction with Amgen and strategic alternatives available to Tularik. Representatives of Goldman Sachs reviewed with the board the current state of the mergers and acquisitions market, the key participants in the biopharmaceutical industry, potential alternative acquisition transactions and the potential for obtaining a higher value for Tularik shares in any such alternative transaction. Based on these discussions, the Tularik board of directors again decided not to auction the company because of the low likelihood of receiving a proposal superior to one from Amgen, the risk of significant damage to Tularik’s business from a broad auction process, including potential damage arising from any failure to maintain the confidentiality of the auction process or resulting from the uncertainty in the conduct of business during the auction process, and the risk that the time necessary to conduct an auction process could result in the withdrawal of Amgen’s offer to merge with Tularik or to value Tularik common stock at $25.00 per share. In addition, representatives of Goldman Sachs reviewed and discussed its preliminary financial analyses relating to the potential transaction. The board discussed the desirability of Tularik stockholders receiving shares of Amgen common stock in a reorganization in which Tularik stockholders generally would not recognize any gain or loss for federal income tax purposes and could determine whether to sell or hold the Amgen common stock received in the transaction. Mr. Rieflin reviewed with the board its fiduciary duties in considering the proposed transaction with Amgen. At the conclusion of the meeting, the board authorized management to continue its discussions with Amgen relating to a business combination transaction along the lines of the general terms described for the board. Following the meeting, representatives of Goldman Sachs contacted Richard Nanula, Amgen’s Executive Vice President, Finance, Strategy and Communications, and Chief Financial Officer, on Tularik’s behalf, to communicate that Amgen’s $25.00 per share offer needed to be a fixed share price offer. On March 10, 2004, the closing sale price of Tularik common stock as reported by the NASDAQ National Market was $18.16 per share.

On March 11, 2004, Dr. Goeddel updated the committee of the Tularik board of directors regarding the status of discussions with Amgen.

On March 13, 2004, Amgen and Amgen’s legal advisors commenced extensive diligence of Tularik, reviewing records and documents and engaging in discussions with Tularik senior management.

On March 15, 2004, despite the lack of agreement regarding significant terms of a potential transaction, Amgen delivered to Tularik a proposed form of merger agreement in order to begin negotiating ancillary terms of a potential transaction.

On March 16, 2004, representatives of Amgen and Amgen’s legal advisors met with representatives of Tularik and Tularik’s legal and financial advisors in San Francisco, California. Among other matters, the parties discussed the terms of the proposed merger agreement—in particular, the $25.00 fixed per share offer price, the ability of the Tularik board of directors to discuss and negotiate other acquisition proposals after executing the merger agreement if within its fiduciary duties to its stockholders to do so, and issues relating to the retention of, and severance for, Tularik’s employees. During the meeting, Amgen indicated that it would require that employment agreements be in place with certain of the key employees of Tularik as a condition to closing the proposed transaction. The parties also discussed Amgen’s demand for voting agreements from directors and executive officers of Tularik, committing such stockholders to vote in favor of the merger.

On March 17, 2004, representatives of Amgen met with representatives of Tularik and Goldman Sachs to discuss various issues relating to the retention of, and severance for, Tularik’s employees, including the employment agreements discussed at the March 16th meeting. Later that same day, at a special meeting, the Tularik board of directors discussed the potential business combination transaction with Amgen. During the board meeting, representatives of Goldman Sachs and Fredrick W. Cook, Tularik’s compensation consultant, provided their perspectives on the evolution of the various discussions to date. A representative of Cooley Godward LLP summarized the material terms of the draft merger agreement and related open issues. The Tularik board of directors instructed management to continue to negotiate for better terms.

From March 17, 2004 through March 28, 2004, representatives and legal advisors of Amgen and Tularik engaged in extensive negotiations both in person and by telephone regarding the merger agreement, the voting agreement and other transaction-related agreements. In addition, during this period, Amgen continued its diligence of Tularik and representatives of Amgen and Tularik engaged in extensive discussions related to employment, retention of, and severance for Tularik employees.

On March 21, 2004, at a special meeting, the Tularik board of directors again discussed the potential business combination transaction with Amgen. During the meeting, representatives of Goldman Sachs reviewed with the Tularik board of directors recent biotechnology merger transactions and other financial data. Representatives of Goldman Sachs also discussed with the board other participants in the market and possible limitations on their ability and/or desire to pursue a transaction. Representatives of Goldman Sachs also discussed with the board potential alternative transactions, including any potential for obtaining a higher value for Tularik shares in any such transaction. A representative of Cooley Godward LLP summarized for the board the material terms and open issues related to the merger agreement. The board also reviewed and discussed various issues relating to the retention of, and severance for, Tularik’s employees, including the employment agreements and proposed severance and retention arrangements. The Tularik board of directors again instructed management to continue to negotiate for better terms.

On March 23, 2004, the executive committee of the Amgen board of directors held a meeting to discuss a possible transaction with Tularik. At the meeting:

•	Amgen management reviewed the key terms of the potential transaction and the negotiations that had taken place with Tularik since the March 8th board meeting, updated the executive committee on the due diligence investigation that had occurred and reviewed the principal terms of the employment, severance and retention arrangements proposed for Tularik’s employees; and

•	Representatives of Latham & Watkins LLP reviewed the terms of the merger agreement and the voting agreement, and advised the executive committee of its fiduciary obligations when considering a strategic business combination with Tularik.

Following a full discussion, the executive committee approved the proposed terms of the merger and Amgen entering into a merger agreement, a voting agreement and the transactions contemplated by those agreements, in each case subject to the satisfactory completion of due diligence and the final approval of Kevin Sharer, Amgen’s Chairman and Chief Executive Officer, and acceptable resolution of a number of open issues, all within parameters established by the executive committee.

On March 24, 2004, at a special meeting, the Tularik board of directors again discussed the potential business combination transaction with Amgen. Tularik management, along with representatives of Goldman Sachs and Cooley Godward LLP, updated the board regarding, and the board considered, open issues related to the merger agreement and employee severance and retention matters, and informed the board regarding potential conflicts of interest of management and directors with respect to the transaction.

On March 28, 2004, the Tularik board of directors held a special meeting to consider the merger and the approval of the merger agreement, the voting agreement, an amendment to Tularik’s stockholders’ rights agreement and the transactions contemplated by these agreements. At the meeting:

•	Tularik management provided an update regarding the terms of the proposed business combination with Amgen, including a summary of the material terms of the employment agreements and the proposed severance and retention arrangements;

•	A representative of Cooley Godward LLP reviewed the terms of the final versions of the merger agreement and the voting agreement and advised the board of its fiduciary obligations when considering a strategic business combination with Amgen, including with respect to potential conflicts of interest of management and directors in the transaction; and

•	Representatives of Goldman Sachs made a presentation of its financial analyses to the board and orally delivered its opinion, which was subsequently confirmed in writing, that as of March 28, 2004, based on and subject to the factors and assumptions set forth therein, the merger consideration to be received in the merger by Tularik stockholders (other than Amgen) was fair to such stockholders from a financial point of view.

Following a full discussion, the Tularik board of directors, having determined that the business combination with Amgen was in the best interests of Tularik and its stockholders, adopted resolutions approving the merger agreement, the voting agreement, the amendment to Tularik’s stockholders’ rights agreement and the transactions contemplated by those documents and resolved to recommend that the Tularik stockholders vote to approve and adopt the merger agreement. The Tularik board of directors provided the executive officers of Tularik with delegated authority to complete the negotiation of the merger agreement, the voting agreement and the amendment to Tularik’s stockholders’ rights agreement.

The parties executed the merger agreement and the voting agreement and Tularik executed an amendment to its stockholders’ rights agreement on the evening of March 28, 2004. On March 26, 2004, the last trading day prior to the execution of the merger agreement, the closing sale price of Tularik common stock as reported by the NASDAQ National Market was $17.00 per share.

On March 29, 2004, before the opening of trading on the NASDAQ National Market, Amgen and Tularik issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Tularik Board of Directors and Its Reasons for the Merger

The Tularik board of directors believes there are substantial benefits to Tularik stockholders that can be obtained as a result of the merger. If this transaction is consummated, Tularik stockholders will receive a substantial equity interest in a global biotechnology company with a wide range of products and greater technological resources and significantly more access to capital than Tularik has on its own. At a meeting held on March 28, 2004, the Tularik board of directors determined that the merger agreement and the merger are fair to, and in the best interest of Tularik and its stockholders and declared the merger to be advisable to its stockholders, approved and adopted the merger, the merger agreement and the transactions contemplated by the merger agreement and resolved, subject to identified limitations, to recommend the merger, the merger agreement and the transactions contemplated by the merger agreement to Tularik stockholders for approval and adoption.

The Tularik board of directors consulted with Tularik’s senior management as well as its legal counsel, Cooley Godward LLP, and its financial advisor, Goldman Sachs, in reaching its decision to approve and adopt the merger, the merger agreement and the transactions contemplated by the merger agreement and recommend that Tularik stockholders also vote to approve and adopt the merger, the merger agreement and the transactions contemplated by the merger agreement. Among the matters considered by the Tularik board of directors in its deliberations were the following material factors:

•	the strategic benefits of the merger, including:

•	the strategic fit of Amgen’s strong drug development capabilities and Tularik’s strong drug discovery platform;

•	Amgen’s robust and diverse revenue base, financial strength and cash reserves sufficient to fund future research and development of the product candidates in Tularik’s pipeline;

•	Amgen’s existing portfolio of leading products and pipeline of new product candidates that can be pursued to maintain revenue strength and diversity;

•	the complementary scientific expertise of employees within Amgen and Tularik and the access those employees will have to a broad array of technological resources following the merger, allowing for greater prospects of successful drug discovery efforts and the ability to exploit those discoveries;

•	the increased capabilities and expertise in manufacturing for clinical development and commercialization that Amgen can provide;

•	the relative certainty of the merger share price as compared to the risks and uncertainties associated with the development and regulatory approval process for Tularik’s potential product candidates (including possible increases in Tularik’s stock value in connection with potential successful late-stage clinical trial results and upon receipt of applicable regulatory approvals as well as the possible negative impact on Tularik’s stock value of potential adverse developments);

•	the impact on Tularik of the merger, including the favorable benefits, severance and retention arrangements to be provided to employees; and

•	the belief of the Tularik board of directors that the terms of the merger agreement, including the parties’ mutual representations, warranties and covenants and the closing conditions, are reasonable and that there is a strong likelihood the transaction will be consummated successfully;

•	the attractive financial terms of the merger in light of:

•	information concerning the financial performance, financial condition, business and prospects of Tularik and Amgen, as well as conditions in the biotechnology industry generally;

•	information concerning the recent and past stock price performance of Tularik and Amgen common stock, as well as the views of Wall Street equity analysts regarding the two companies;

•	the prices paid in comparable transactions involving other biopharmaceutical companies, as well as the trading performance of stock in comparable companies in the industry;

•	the judgment of the Tularik board of directors, based on the extended arm’s-length negotiations with Amgen, that the merger price represented the highest price that Amgen would be willing to pay in acquiring shares of Tularik common stock;

•	the larger market capitalization and public float of Amgen compared to Tularik, which should provide Tularik stockholders with greater liquidity and the opportunity to hold a highly rated and liquid stock that allows them to elect to continue to participate in the growth and development of the combined company, or to dispose of their shares;

•	the fixed dollar value of the per share merger consideration such that an increase or decrease in the market value of Amgen common stock will not materially increase or decrease from current levels the market value of the merger consideration to be received by Tularik stockholders in the merger;

•	the expectation that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, in which case Tularik stockholders generally will not recognize any gain or loss for federal income tax purposes when they exchange their Tularik common stock for Amgen common stock in the merger, except in connection with any cash received in lieu of fractional shares of Amgen common stock;

•	the merger agreement’s provision for the assumption of options to purchase shares of Tularik common stock, which will be converted into options to purchase shares of Amgen common stock after the consummation of the merger; and

•	the per share value of the merger consideration provided by Amgen in relation to the then-current market prices and the historical and recent trading activity and market prices of Tularik and Amgen common stock, and the fact that at then-current market prices, the per share merger consideration represented a premium of approximately: (i) 47% over the last sale price of Tularik common stock reported by the NASDAQ National Market on March 26, 2004, the last trading day prior to the date that the merger agreement was signed; (ii) 37% over the last sale price of Tularik common stock reported by the NASDAQ National Market on February 26, 2004, one month prior to the date the merger agreement was signed; (iii) 38% over the average sale price of Tularik common stock reported by the NASDAQ National Market for the three month period ending prior to the signing of the merger agreement; (iv) 62% over the average sale price of Tularik common stock reported by the NASDAQ National Market for the six month period ending prior to the signing of the merger agreement; and (v) 107% over the average sale price of Tularik common stock reported by the NASDAQ National Market for the twelve month period ending prior to the signing of the merger agreement. The Tularik board of directors considered these periods the most relevant to demonstrate the recent performance of the shares;

•	the written opinion of Goldman Sachs that, as of March 28, 2004, based on and subject to factors and assumptions set forth in their opinion, the merger consideration to be received in the merger was fair from a financial point of view to the holders of Tularik common stock other than Amgen;

•	Tularik’s financial performance and prospects if it remained an independent, publicly traded entity, including:

•	the financing needs of Tularik to execute its business plan given its cash requirements, as well as the financing risks in the volatile biotechnology stock market and the dilutive effects of future financings;

•	the probability of success of the product candidates in Tularik’s pipeline and the inherent research and development risks associated with each of those product candidates;

•	the projected dates of Tularik’s first product sales and profitability, as well as future sales forecasts;

•	the prospects for entering into collaboration agreements to develop and commercialize Tularik’s product candidates, such as T131, T71 and T487, and the likely terms of such collaborations;

•	the prospects for entering into a collaboration agreement to commercialize Tularik’s product candidates T67 and/or T607 on a stand-alone product basis and the impact of such an agreement on Tularik’s future revenue potential; and

•	the effect of changes in Tularik’s existing collaboration agreements with other companies;

•	an assessment of alternatives to the merger, including:

•	the risks and potential rewards of continuing to execute Tularik’s business strategy as an independent entity versus the potential for increasing stockholder value through the merger;

•	the prospects for additional external financing of Tularik;

•	historical discussions with other companies and advice from Tularik’s financial advisor with respect to potential alternative acquisition transactions, including any potential for obtaining a higher value for Tularik shares in any such transaction;

•	the possibility of pursuing a future business combination with a company other than Amgen, which led the Tularik board of directors to conclude that a transaction with Amgen was more feasible and could reasonably be expected to yield greater benefits to stockholders than other alternatives; and

•	negotiations with third parties regarding new or continuing collaborations and licensing arrangements, including the likelihood of consummating alternative transactions, the risks associated with them and their terms;

•	the stockholder voting agreement required by Amgen that all executive officers and directors of Tularik have entered into, which is terminable upon termination of the merger agreement, requires those stockholders to vote their shares of Tularik common stock at any meeting of Tularik stockholders in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement and against any other extraordinary corporate transaction such as a merger, business combination or recapitalization and any action or proposal that is intended, or could reasonably be expected, to adversely affect the transactions contemplated by the merger agreement, and provides for a proxy to Amgen to vote their shares accordingly; and

•	the limited number of conditions to Amgen’s obligation to complete the merger, which increases the likelihood of the successful consummation of the merger, and which Tularik was able to obtain in exchange for providing the stockholder voting agreements and other deal protections.

The Tularik board of directors also considered the following uncertainties and risks in its deliberations concerning the merger. However, the Tularik board of directors concluded that these risks were outweighed by the potential benefits of the merger:

•	under the terms of the merger agreement, between its execution date and the effective time of the merger, Tularik is required to obtain Amgen’s consent before it can take certain specified actions and is otherwise restricted in the conduct of its business, so that, among other things, Tularik’s ability to consider other merger proposals or enter into collaboration discussions and financing arrangements during this preclosing period is limited;

•	the conditions to Amgen’s obligations to close the merger, and the possibility that those conditions might not be satisfied even if the merger is approved by stockholders, including the conditions that:

•	since the date of the merger agreement, there shall not have occurred any event or development that has had, or that would reasonably be expected to have, a material adverse effect on Tularik;

•	a significant number of the employment agreements discussed below under “—Interests of Directors, Executive Officers and Stockholders of Tularik in the Merger” shall remain in effect;

•	70% of an identified group of research employees shall continue to be employed by Tularik at the time of the closing of the merger; and

•	the waiting period applicable to the merger under the HSR Act shall have expired or been terminated, see “The Merger Agreement—Conditions to the Consummation of the Merger”;

•	the possibility of disruption to the operations of Tularik and the potential loss of key employees as a result of the merger and the announcement of having entered into a merger agreement;

•	the possibility that the benefits anticipated and sought to be achieved via the merger might not be realized;

•	the loss of control over the future operations of Tularik following the merger;

•	risks associated with Amgen’s marketed products and its product development pipeline;

•	the stockholder voting agreements, “non-solicitation” provisions, termination fee and related provisions in the merger agreement could discourage third parties from seeking to negotiate a superior proposal for a business combination with Tularik, although they would not preclude bona fide alternative proposals;

•	Tularik must hold its stockholders’ meeting and allow stockholders to vote on the merger agreement, even if a third party makes a superior proposal for a business combination with Tularik;

•	if any third party makes a superior proposal for a business combination with Tularik, the Tularik board of directors could provide information to and engage in negotiations with such third party subject to the terms and conditions of the merger agreement, but absent receipt of a superior proposal, the merger agreement does not provide for the Tularik board of directors to reassess whether the merger is in the best interests of Tularik stockholders, except to the extent required by its fiduciary duties to Tularik stockholders;

•	if the merger is not consummated, Tularik would need additional financing and/or collaboration arrangements to continue executing its business strategy;

•	the possibility that the price or value of Tularik common stock might increase if Tularik were to remain an independent company; and

•	the other risks described above under “Risks Related to the Merger.”

It was not practical to, and thus the Tularik board of directors did not, quantify, rank or otherwise assign relative weights to the wide variety of factors it considered in evaluating the merger agreement, nor did the board determine that any one factor was of particular importance in deciding that the merger agreement and associated transactions were in the best interests of Tularik and its stockholders. This discussion of information and material factors considered by the Tularik board of directors is intended to be a summary rather than an exhaustive list. In considering these factors, individual members of the board may have given different weight to different factors. The board conducted an overall analysis of the factors described above, and overall considered the factors to support its decision in favor of the merger. The decision of each member of the Tularik board of directors was based upon his own judgment, in light of all of the information presented, regarding the overall effect of the merger agreement and associated transactions on the Tularik stockholders as compared to any potential alternative transactions or courses of action. After considering this information, all members of the Tularik board of directors unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement and recommend that the Tularik stockholders approve and adopt the merger, the merger agreement and the transactions contemplated by the merger agreement.

Opinion of Tularik’s Financial Advisor

Goldman Sachs delivered its opinion to the Tularik board of directors that, as of March 28, 2004 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received pursuant to the merger agreement by holders of Tularik common stock (other than Amgen) of that number of shares of common stock, par value $0.0001 per share, of Amgen equal to the quotient obtained by dividing $25.00 by the average closing price of Amgen common stock on the NASDAQ National Market for the ten trading day period ending two trading days prior to the closing of the merger was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 28, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Tularik stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Tularik board of directors in connection with its consideration of the merger and its opinion does not constitute a recommendation as to how any holder of Tularik common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Tularik and Amgen for the five years ended December 31, 2003;

•	selected interim reports to stockholders and Quarterly Reports on Form 10-Q of Tularik and Amgen; and

•	internal financial analyses and forecasts for Tularik prepared by Tularik’s management.

Goldman Sachs also held discussions with members of the senior managements of Tularik and Amgen regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies.

In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for the Tularik common stock and Amgen common stock;

•	reviewed the financial terms of recent business combinations in the biotechnology industry specifically and in other industries generally; and

•	performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of the Tularik board of directors, that the internal financial forecasts prepared by the management of Tularik were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Tularik. With Tularik’s knowledge, Goldman Sachs did not receive from Amgen its internal financial analyses and forecasts. Accordingly, its review with respect to such information was limited to discussions with the management of Amgen of the estimates and future financial performance of Amgen prepared by research analysts. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Tularik or Amgen or any of their respective subsidiaries. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the merger agreement will be obtained without any adverse effect on Tularik or Amgen or on the expected benefits of the transaction in any way meaningful to its analysis.

The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 26, 2004 and is not necessarily indicative of current market conditions.

Premium Analysis

Goldman Sachs reviewed the premiums derived from the offer value of $25.00 per share of consideration on the date of its opinion. Based on the closing price of Tularik common stock of $17.00 on March 26, 2004, the last trading day prior to the public announcement of the signing of the merger agreement, Goldman Sachs calculated an implied premium of 47.1% over the closing price of Tularik common stock on such date. Goldman Sachs then calculated the implied premium based on the offer price at $25.00 using the closing prices of Tularik common stock on other selected dates and over selected periods. The results of these calculations are as follows:

Time Period	Tularik Price ($/Share)	Implied Premium Based On $25 Offer Price Per Share
Prior Close	$17.00	47.1%
1 Month Prior	$18.27	36.8%
3 Months Prior	$16.35	52.9%
6 Months Prior	$9.94	151.5%
1 Year Prior	$5.00	400.0%
1 Week Average	$17.00	47.1%
2 Weeks Average	$17.26	44.8%
3 Weeks Average	$17.70	41.2%
4 Weeks Average	$18.04	38.5%
2 Months Average	$18.08	38.3%
3 Months Average	$18.08	38.2%
6 Months Average	$15.46	61.7%
9 Months Average	$13.79	81.3%
1 Year Average	$12.08	106.9%
2 Years Average	$10.04	149.1%
3 Years Average	$14.08	77.5%

Goldman Sachs then compared those results with publicly available information for 57 pending and completed merger and acquisition transactions involving consideration over $100 million from 1990 to the present in the biotechnology industry. The results of the premium analysis are as follows:

	Selected Biotechnology Transactions
Time Period	Median	Mean
Prior Close	33.3%	37.5%
4 Weeks Prior	52.5%	52.5%
3 Months Prior	65.1%	67.9%
6 Months Prior	55.4%	68.6%
1 Year Prior	49.6%	81.9%
1 Month Average	38.5%	43.6%
3 Months Average	58.8%	53.0%
6 Months Average	51.3%	55.5%
1 Year Average	58.5%	58.9%

Historical Exchange Ratio Analysis

Goldman Sachs also reviewed the historical trading prices of Tularik common stock and Amgen common stock in order to compare exchange ratios implied by those historical trading prices to the implied exchange ratio provided in the merger agreement. Specifically, Goldman Sachs compared the implied exchange ratio to the ratio of the daily and average closing prices per share of Tularik common stock to corresponding prices of Amgen common stock on March 26, 2004 and on other selected dates and over selected periods. These analyses indicated the following implied exchange ratios, as compared with the implied exchange ratio of 0.417 obtained by dividing the offer price of $25.00 for Tularik common stock by the average closing prices of Amgen common stock on the NASDAQ National Market for the ten trading day period ending two trading days prior to March 26, 2004:

Time Period	Based on Spot Closing Price	Based on Average Closing Price
Current	0.293	NA
1 Week	0.279	0.288
1 Month	0.284	0.295
3 Months	0.268	0.288
6 Months	0.153	0.250
1 Year	0.086	0.191
2 Years	0.282	0.179

Historical Stock Trading Analysis

Goldman Sachs reviewed and compared the historical daily trading prices for Tularik common stock, during the one-year period from March 26, 2003 to March 26, 2004 and the three-year period from March 26, 2001 to March 26, 2004, with the following: (i) the Amex Biotechnology Index comprised of the common stock of Affymetrix, Amgen, Applera Corp-Celera Genomics, Biogen IDEC, Celgene, Cephalon, Chiron, Enzon Pharmaceuticals, Genentech, Genzyme, Gilead Sciences, Human Genome Sciences, Invitrogen, MedImmune, Millennium Pharmaceuticals, Protein Design Labs and Vertex Pharmaceuticals; and (ii) the Standard & Poor’s 500 Index. The Amex Biotechnology Index companies were chosen because they are companies with operations that for purposes of analysis may be considered similar to Tularik. The analysis indicated that from March 26, 2003 to March 26, 2004, Tularik common stock generally outperformed both of the above indices and from March 26, 2001 to March 26, 2004 generally underperformed both of the above indices.

Goldman Sachs also reviewed and compared the historical daily trading prices of Amgen common stock, during the one-year period from March 26, 2003 to March 26, 2004 and the three-year period from March 26, 2001 to March 26, 2004, with the following: (i) the Amex Biotechnology Index; (ii) the Standard & Poor’s 500 Index; and (iii) a composite index comprised of the common stock of Biogen IDEC, Celgene, Cephalon, Chiron, Genentech, Genzyme, Gilead Sciences and MedImmune. The Amex Biotechnology Index and the composite index companies were chosen because they are companies with operations that for purposes of analysis may be considered similar to Amgen. The analysis indicated that, for the period from March 26, 2003 to March 26, 2004, the Amgen common stock generally underperformed all the above indices and from March 26, 2001 to March 26, 2004 generally underperformed the Amex Biotechnology Index and the composite index but outperformed the Standard & Poor’s 500 Index.

Discounted Cash Flow Analysis

Goldman Sachs performed a discounted cash flow analysis of Tularik based on management projections. This analysis results in illustrative present values of Tularik common stock on a stand alone basis which Goldman Sachs compared to the value per share implied by the merger consideration. Using Tularik management’s projections and assumptions, Goldman Sachs performed this analysis by determining ranges of equity values per share for Tularik on a stand-alone basis. In its analysis, Goldman Sachs assumed that Tularik will be able to obtain significant new cash to achieve profitability targets. Specifically, Goldman Sachs assumed that equity financing will be readily available to Tularik although access to the equity markets for biotechnology companies has historically been volatile. Furthermore, Goldman Sachs’ analysis did not take into account the potentially dilutive effect of any future equity offerings or issuance of employee stock options.

In its analysis, Goldman Sachs applied discount rates ranging from 20.0% to 30.0% and terminal value multiples of estimated 2012 price to earnings ranging from 20.0x to 30.0x. The range for discount rates was chosen by Goldman Sachs based upon its prior experience in analyzing cost of capital ranges for probability-adjusted cash flows that could be applicable. The range for terminal value multiples was chosen by considering 2004 and 2005 price to earnings ratios for the following profitable biotechnology companies:

Company	2004 Price to Earnings	2005 Price to Earnings
Amgen	24.4x	20.4x
Biogen IDEC	35.7x	29.5x
Celgene	92.9x	41.5x
Cephalon	28.4x	21.8x
Chiron	23.7x	19.7x
Genentech	68.6x	50.6x
Genzyme	26.8x	21.9x
Gilead Sciences	38.7x	27.6x
MedImmune	43.4x	34.8x
QLT	30.3x	22.2x
High	92.9x	50.6x
Mean	41.3x	29.0x
Median	33.0x	24.9x
Low	23.7x	19.7x

Based on these discount rates and terminal value multiples, Goldman Sachs derived theoretical equity values per share ranging from $14.87 to $39.33.

In addition, because its analysis is highly contingent on the business assumptions described below, Goldman Sachs also ran sensitivity analyses based on these assumptions. These assumptions included drug peak sales amounts, peak sales timing, drug commercialization success rates and future drug partnership shares. For purposes of these analyses, Goldman Sachs assumed a discount rate of 25.0% and a terminal value multiple of estimated 2012 price to earnings of 25.0x. Applying drug peak sales amounts of 80.0% to 120.0% and peak sales year delay of zero to two years, Goldman Sachs derived theoretical equity values per share ranging from $9.61 to $29.85. Also, applying changes in drug success rates of (5.0)% to 5.0% and changes in drug partnership shares of (10.0)% to 10.0%, Goldman Sachs derived theoretical equity values per share ranging from $12.58 to $40.80.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Tularik or Amgen or the completed transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Tularik board of directors as to the fairness from a financial point of view to the holders of Tularik common stock (other than Amgen) of the merger consideration. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Tularik, Amgen, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs’ opinion to the Tularik board of directors was one of many factors taken into consideration by the Tularik board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has provided certain investment banking services to Tularik from time to time, including:

•	having acted as sole manager of a block trade of 4 million shares of Tularik common stock in October 2003; and

•	having acted as lead manager of a follow-on public offering of 6.9 million shares of Tularik common stock in November 2003.

Goldman Sachs also provided certain investment banking services to Amgen from time to time, including having acted as its co-advisor in connection with its acquisition of Immunex Corporation in July 2002.

The Tularik board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. In addition, Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Tularik, Amgen and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Tularik and Amgen for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Goldman Sachs may also provide investment banking services to Amgen and its subsidiaries in the future.

Pursuant to a letter agreement dated April 12, 2003, Tularik engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Tularik agreed to pay Goldman Sachs a transaction fee of 1.3% of the value of Tularik common stock implied by the merger consideration, including the Tularik common stock held by Amgen, which is contingent upon the consummation of the merger. In addition, Tularik has agreed to reimburse Goldman Sachs’ expenses and indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Regulatory Approvals Required for the Merger

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under the HSR Act, Amgen and Tularik are required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. On April 14, 2004, Amgen and Tularik each filed a Premerger Notification and Report Form with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. The notification required to be filed by Dr. Goeddel under the HSR Act with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice was filed on                     , 2004. The last waiting period under the HSR Act will expire on                     , 2004 unless previously extended or terminated.

The merger may also be subject to review by the governmental authorities of various other jurisdictions. Amgen and Tularik have not yet obtained any of the governmental or regulatory approvals required to complete the merger.

There can be no assurance that the governmental reviewing authorities will terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a materially adverse effect on the combined company if the merger is completed. These restrictions and conditions could include the grant of a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Under the terms of the merger agreement, Tularik may not agree to undertake any of these actions without Amgen’s consent. In addition, Amgen is not required to commit to any divestitures, licenses or hold separate or similar arrangements with respect to its or Tularik’s assets or conduct of business arrangements. No additional stockholder approval is expected to be required or sought for any decision by Tularik after the special meeting to agree to any terms and conditions necessary to resolve any regulatory objections to the merger, and stockholder approval will not be sought unless additional stockholder approval is required to approve the terms and conditions under applicable law.

In addition, during or after the statutory waiting periods and clearance of the merger, and even after consummation of the merger, either the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission could challenge, seek to block or block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Amgen and Tularik cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Amgen and Tularik will prevail.

Material United States Federal Income Tax Consequences

The following general discussion summarizes the material United States federal income tax consequences of the merger to United States holders (as defined below) of Tularik common stock who exchange their Tularik common stock for Amgen common stock in the merger, to Tularik, and to Amgen. This discussion does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	brokers or dealers in securities or foreign currencies;

•	traders who mark to market;

•	expatriates;

•	tax-exempt organizations;

•	non-United States holders (as defined below);

•	holders who hold their Tularik common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or constructive sale;

•	holders that have a functional currency other than the United States dollar;

•	holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation;

•	holders whose Tularik common stock is “qualified small-business stock” for purposes of Section 1202 of the Code; or

•	holders whose Tularik common stock is not a capital asset.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and the following summary is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the merger under state, local and foreign laws or under United States federal tax law other than income tax law.

For purposes of this discussion, the term “United States holder” means:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has validly elected under United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

The term “non-United States holder” means a holder other than a United States holder.

Tularik stockholders are strongly encouraged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Exchange of Tularik Common Stock for Amgen Common Stock

The consummation of the merger is conditioned on, among other things, (i) the receipt by Amgen of an opinion from Latham & Watkins LLP, counsel to Amgen, dated the date of the effective time of the merger, to the effect that, for federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the receipt by Tularik of an opinion from Cooley Godward LLP, counsel to Tularik, dated the date of the effective time of the merger, to the effect that, for federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Amgen nor Tularik may waive these tax opinion closing conditions to the merger after Tularik stockholders have approved the merger unless further Tularik stockholder approval is obtained with appropriate disclosure. The opinions will be based on representations contained in representation letters provided by Amgen and Tularik substantially in the forms attached to the merger agreement as Exhibit B and Exhibit C, all of which must continue to be true and accurate in all respects as of the effective time of the merger, and on certain customary factual assumptions. In addition, the opinions will assume that the merger will be completed according to the terms of the merger agreement. The opinions of counsel to be delivered in connection with the merger represent the best legal judgment of counsel to Amgen and counsel to Tularik and are not binding on the Internal Revenue Service or the courts.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, and subject to the qualifications and assumptions described above:

•	neither Amgen nor Tularik will recognize gain or loss in the merger;

•	a Tularik stockholder will not recognize any gain or loss for federal income tax purposes when it exchanges its Tularik common stock for Amgen common stock in the merger, except in connection with any cash received in lieu of a fractional share (as discussed below);

•	a Tularik stockholder’s aggregate tax basis in the Amgen common stock that it receives in the merger will be the same as its aggregate tax basis in the Tularik common stock surrendered in the merger in exchange for Amgen common stock (reduced by any amount of tax basis allocable to any fractional share interest exchanged for cash); and

•	a Tularik stockholder’s holding period with respect to the shares of Amgen common stock received in the merger will include the holding period of the Tularik common stock exchanged for Amgen common stock.

Cash Received Instead of a Fractional Share

A Tularik stockholder who receives cash instead of a fractional share of Amgen common stock will generally recognize capital gain or loss based on the difference between the amount of the cash received instead of a fractional share and the portion of the Tularik stockholder’s aggregate adjusted tax basis in the Tularik common stock surrendered allocated to that fractional share interest. Such gain or loss generally will constitute long-term capital gain or loss if the Tularik stockholder’s holding period in the Tularik common stock surrendered in the merger is more than one year as of the effective date of the merger. The deductibility of capital losses is subject to limitations.

Backup Withholding

Noncorporate holders of Tularik common stock may be subject to backup withholding on any cash payments received in the merger in lieu of fractional shares of Amgen common stock. A Tularik stockholder will not be subject to backup withholding, however, if the holder (i) furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 or successor form included in the letter of transmittal to be delivered to such holder following the consummation of the merger; or (ii) is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s United States federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

Tax Returns

Each Tularik stockholder will be required to attach a statement to its tax return for the year in which the merger occurs that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in that holder’s Tularik shares and a description of the shares of Amgen common stock received in the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular Tularik stockholder will depend on that stockholder’s own tax situation. Tularik stockholders are encouraged to consult their tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, Amgen will account for the merger as a business combination. Upon completion of the merger, Amgen will record the market value of its common stock issued (based on an exchange ratio determined by dividing $25.00 by the average of the per share closing prices of Amgen common stock as reported on the NASDAQ National Market for the ten trading day period ending two trading days prior to the closing of the merger) in the merger, the fair value of Amgen options and warrants issued in exchange for options and warrants to purchase shares of Tularik common stock outstanding at the effective time of the merger and the amount of direct transaction costs associated with the merger, as the estimated purchase price of acquiring Tularik. Amgen will allocate the estimated purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values at the effective time of the merger. Amounts allocated to in-process research and development will be expensed during the fiscal quarter in which the merger is completed. Any excess of the estimated purchase price over the fair value of net assets acquired will be accounted for as goodwill.

In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that

Amgen’s management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Listing of Amgen Common Stock

Amgen will use commercially reasonable efforts to:

•	cause the shares of Amgen common stock to be issued in connection with the merger to be approved for listing on the NASDAQ National Market upon the consummation of the merger; and

•	cause the shares of Amgen common stock to be issued upon the exercise of converted Tularik stock options or warrants to be approved for listing on the NASDAQ National Market.

Dissenters’ Rights of Appraisal

Under Delaware corporate law, holders of Tularik common stock are not entitled to appraisal rights in connection with the merger because, on the record date, Tularik common stock was designated and quoted for trading on the NASDAQ National Market and will be converted into shares of Amgen common stock which, at the effective time of the merger, will be listed on the NASDAQ National Market, and cash in lieu of fractional shares of Amgen common stock.

Delisting and Deregistration of Tularik Common Stock

If the merger is completed, Tularik common stock will be delisted from the NASDAQ National Market and deregistered under the Securities Exchange Act of 1934, and Tularik will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of Amgen Common Stock Received in the Merger

The shares of Amgen common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable, except for shares of Amgen common stock issued to any person who is deemed to be an “affiliate” of Tularik under the Securities Act of 1933 prior to the merger. Persons who may be deemed to be “affiliates” of Tularik prior to the merger include individuals or entities that control, are controlled by, or are under common control with, Tularik prior to the merger, and may include officers and directors, as well as significant stockholders of Tularik prior to the merger. Affiliates of Tularik prior to the merger may not sell any of the shares of Amgen common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

•	any other applicable exemption under the Securities Act of 1933.

Amgen’s registration statement on Form S-4, of which this proxy statement/prospectus is a part, does not cover the resale of shares of Amgen common stock to be received by affiliates of Tularik in the merger.

Interests of Directors, Executive Officers and Stockholders of Tularik in the Merger

When considering the recommendation of the Tularik board of directors that Tularik stockholders vote in favor of approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement, Tularik stockholders should be aware that certain directors and executive officers may have interests in the merger that are different from, or are in addition to, the Tularik stockholders.

These interests relate to or arise from, among other things:

•	the continued indemnification of current directors and officers of Tularik under the merger agreement and the continuation of directors’ and officers’ liability insurance after the merger;

•	the retention of some of the directors and officers of Tularik as employees of or consultants to Amgen or Arrow Acquisition;

•	the execution of employment agreements between Arrow Acquisition and each of Dr. David V. Goeddel and Dr. Terry Rosen;

•	the potential receipt of severance or retention payments;

•	the continued vesting and exercisability of options held by non-employee directors of Tularik after the effective time of the merger; and

•	the conversion of Tularik stock options into Amgen stock options.

The Tularik board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, Amgen has agreed to indemnify for a period of six years after the merger all present and former directors and officers of Tularik and its subsidiaries to the fullest extent permitted by law for all acts or omissions prior to the merger by such individuals in such capacities. Amgen has also agreed to provide, for six years after the merger, directors’ and officers’ liability insurance in respect of acts or omissions occurring prior to the merger covering each person currently covered by the directors’ and officers’ liability insurance policy of Tularik on terms and in amounts no less favorable than those of the policies of Tularik, provided that Amgen will not be required to pay an annual premium for the insurance in excess of 200% of the last annual premium paid by Tularik. Please see the section captioned “The Merger Agreement—Indemnification and Insurance” beginning on page 65 for a more complete description of Amgen’s obligations with respect to indemnification of officers and directors and the provision of directors’ and officers’ liability insurance policies.

Management Positions

Amgen expects that Dr. David V. Goeddel, Chief Executive Officer of Tularik, and Dr. Terry Rosen, Executive Vice President, Operations of Tularik, will play significant roles in Amgen following the merger. Dr. Goeddel and Dr. Rosen have each entered into an employment agreement with Arrow Acquisition as described below. Dr. Goeddel is expected to be appointed as a Senior Vice President of Research/Site Leader—Amgen San Francisco, reporting directly to Joseph Miletich, Senior Vice President, Research and Pre-Clinical of Amgen. Dr. Rosen is expected to be appointed as Vice President of Research—Amgen San Francisco, reporting directly to Dr. Goeddel.

Employment Agreements with the Chief Executive Officer and the Executive Vice President, Operations

Because Drs. Goeddel and Rosen possess intimate knowledge of the business and affairs of Tularik, and because of their scientific expertise, Amgen determined that it was important to retain their respective services following the merger. As a result, Arrow Acquisition has entered into employment agreements with each of Drs. Goeddel and Rosen. The employment agreements will become effective upon the consummation of the merger.

Pursuant to Dr. Goeddel’s agreement with Arrow Acquisition, Dr. Goeddel will serve as Senior Vice President of Research/Site Leader—Amgen San Francisco for an initial period of two years following the merger, and will report directly to Amgen’s Senior Vice President, Research and Pre-Clinical. After the two-year term, Dr. Goeddel’s employment will become at-will. During the two-year term of his employment, Dr. Goeddel will be entitled to:

•	receive a base salary of at least $460,000 per year;

•	participate in all of the employee benefit plans and arrangements (including any life, death, disability, accident, health, employee stock purchase and qualified or non-qualified retirement and savings plan) made available to senior executives of Amgen;

•	participate in Amgen’s performance based Management Incentive Plan, pursuant to which he will be entitled to receive an annual bonus ranging between 0% and 101.25% of his base salary with an annual bonus target of 45%; provided that, for the bonus period occurring in 2004, he will be entitled to an annual bonus of not less than $350,000; and

•	continue to receive benefits under Tularik’s benefit plans, other than Tularik’s 2004 Incentive Program, (which is to be terminated prior to the effective time of the merger), assumed by Amgen from the closing of the merger through the date on which Dr. Goeddel commences participation in Amgen’s employee benefit plans, which shall not be later than January 1, 2005.

Amgen has also agreed to issue Dr. Goeddel 16,000 shares of restricted Amgen common stock upon the closing of the merger, 4,000 shares of which will vest on each of the first and second anniversaries of the date of grant; 2,665 shares of which will vest on each of the third and fourth anniversaries of the date of grant; and 2,670 shares of which will vest on the fifth anniversary of the date of grant, provided that Dr. Goeddel is an employee of Arrow Acquisition (or its successor) on such dates (except as set forth below in connection with certain severance benefits).

Pursuant to Dr. Rosen’s agreement with Arrow Acquisition, Dr. Rosen will serve as Vice President of Research—Amgen San Francisco for an initial period of two years following the merger, and will report directly to Dr. Goeddel. After the two-year term, Dr. Rosen’s employment will become at-will. During the two-year term of his employment, Dr. Rosen will be entitled to:

•	receive a base salary of at least $337,000 per year;

•	participate in all of the employee benefit plans and arrangements (including any life, death, disability, accident, health, employee stock purchase and qualified or non-qualified retirement and savings plan) made available to senior executives of Amgen;

•	participate in Amgen’s performance based Management Incentive Plan, pursuant to which he will be entitled to annual bonus ranging between 0% and 78.75% of his base salary, with an annual bonus target of 35%; provided that, for the bonus period occurring in 2004, he will be entitled to an annual bonus of not less than $200,000; and

•	continue to receive benefits under Tularik’s benefit plans, other than Tularik’s 2004 Incentive Program (which is to be terminated prior to the effective time of the merger), assumed by Amgen from the closing of the merger through the date on which Dr. Rosen commences participation in Amgen’s employee benefit plans, which shall not be later than January 1, 2005.

Amgen has also agreed to issue Dr. Rosen 12,000 shares of restricted Amgen common stock upon the closing of the merger, 3,000 shares of which will vest on each of the first and second anniversaries of the date of grant; and 2,000 shares of which will vest on each of the third, fourth and fifth anniversaries of the date of grant, provided that Dr. Rosen is an employee of Arrow Acquisition (or its successor) on such dates (except as set forth below in connection with certain severance benefits).

Both of the Dr. Goeddel and Dr. Rosen employment agreements provide that in the event that the executive’s employment is terminated by Arrow Acquisition for “cause” or by the executive without “good reason” during the term of the employment agreement, the executive shall not receive any compensation or benefits under the employment agreement with respect to periods following the date of termination.

In the event that the executive’s employment is terminated by Arrow Acquisition without “cause” or by the executive for “good reason” during the two-year term of employment, he will be entitled to:

•

receive a lump sum payment in an amount equal to the greater of (i) his base salary for a period of 12 months and (ii) all base salary due through the remainder of the term of the employment agreement, and a bonus equivalent to his target percentage under Amgen’s Management Incentive Plan multiplied by the sum of his base compensation earned for months in which he would not be paid a bonus and the base salary he would have earned for the remainder of the term of employment; and

•	continued vesting of any outstanding stock option awards granted prior to the closing of the merger for the longer of (i) 12 months following termination, if the termination date occurs during the term of employment, and (ii) the remainder of the term of employment.

Each executive must execute a release in favor of Amgen and its affiliates as a condition to the receipt of these severance benefits.

In the event of the executive’s death during the term of the employment agreement, his estate, heirs and beneficiaries shall be entitled to:

•	continued payment of base salary through the remainder of the term of the employment agreement; and

•	full vesting of all restricted stock awarded under the employment agreement.

In the event that the executive’s employment is terminated by Arrow Acquisition as a result of the occurrence of his permanent disability during the term of the employment agreement, the executive will be entitled to full vesting of all restricted stock awarded under the employment agreement.

The employment agreements provide that in the event any payment or distribution to or for the benefit of an executive is deemed to constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and such payments and benefits will cause the executive to incur an excise tax under Section 4999 of the Code, then Arrow Acquisition has the discretion to reduce the payments and benefits to the maximum amount that may be paid without imposition of the excise tax.

For purposes of these employment agreements, “good reason” includes (in each case, after written notice of such event is given and failure to cure within 30 days):

•	a material reduction in the executive’s annual base pay;

•	a required relocation of the executive’s principal location of work by more than 50 miles;

•	for Dr. Goeddel’s employment agreement only, the requirement that Dr. Goeddel travel outside the San Francisco metropolitan area (or other metropolitan area which becomes Dr. Goeddel’s principal location of work) in the course of discharging his duties for more than 60 business days in any calendar year without his consent; or

•	the liquidation, dissolution, merger, consolidation or reorganization of, or the transfer of substantially all of the assets of, Arrow Acquisition unless the successor company assumes the obligations under the executive’s employment agreement.

For purposes of these employment agreements, “cause” means (in each case, after written notice of such event is given and failure to cure within 30 days):

•	the refusal or failure by the executive to substantially perform his duties or to comply with Amgen’s policies (other than by reason of the executive’s permanent disability);

•	the engaging by the executive in conduct which is materially injurious to Amgen;

•	one or more significant acts of dishonesty;

•	material breach by the executive of the terms of the employment agreement;

•	the executive’s failure to follow a lawful directive of Amgen’s senior management; or

•	the executive’s conviction, guilty plea or plea of nolo contendere to a felony or a misdemeanor involving dishonesty or moral turpitude.

Both Drs. Goeddel and Rosen have entered into Amgen’s standard proprietary information and inventions agreement and arbitration agreement and a stockholder non-competition agreement. Pursuant to the stockholder non-competition agreements, Drs. Goeddel and Rosen have agreed, for a period of three years from the date of the stockholder non-competition agreements or until the date on which Arrow Acquisition or Amgen is no longer engaged in the business currently conducted by Tularik, whichever is earlier, not to own, manage, operate, join, control or participate in the ownership, management, operation or control of, or to be engaged by or connected in any manner with any business that focuses on products similar to the products under development at Tularik or similar to or competitive with Tularik’s business, provided that they may each hold up to 1% of an outstanding class of publicly traded securities of a corporation. In addition, both employment agreements contain a non-competition clause under which Drs. Goeddel and Rosen have agreed that, for a period ending on the earlier of the expiration of the term of the stockholder non-competition agreement or six months after the termination date of the employee’s employment, they shall not participate in, direct or assist others in participating in or directing, research or development activities relating to or substantially similar to any research for which they had responsibility in the preceding two years. Both this provision and the stockholder non-competition agreement for either Dr. Goeddel or Dr. Rosen will terminate in the event that Arrow Acquisition terminates the employee’s employment without “cause” or if the employee terminates employment for “good reason”.

Assuming that Drs. Goeddel and Rosen receive the minimum salary and bonus described above and that a qualifying termination occurs immediately thereafter, the approximate value of the cash severance payments due under the employment agreements with each of Drs. Goeddel and Rosen, not including any reduction in payments as a result of any excise tax, would be: Dr. Goeddel, $1,334,000; and Dr. Rosen, $909,900.

Other Employment Agreements

Arrow Acquisition has also entered into two-year employment agreements with several other non-executive employees of Tularik subject to various terms and conditions. After the two-year term, each of these employees’ employment will become at-will. During the two-year term of employment, each such employee will be entitled to:

•	receive base salaries in an amount specified for such employee;

•	participate in all of the employee benefit plans and arrangements (including any life, death, disability, accident, health, employee stock purchase and qualified or non-qualified retirement and savings plan) made available to employees of Amgen with similar levels of responsibility;

•	participate in Amgen’s performance based Management Incentive Plan, with annual bonus entitlement as specified in such employee’s agreement; and

•	continue to receive benefits under Tularik’s benefit plans, other than Tularik’s 2004 Incentive Program (which is to be terminated prior to the effective time of the merger), assumed by Amgen from the closing of the merger through the date on which such employee commences participation in Amgen’s employee benefit plans.

In addition, each of these employees will receive grants of restricted Amgen common stock, subject to vesting over five years. Severance benefits under these agreements are subject to similar conditions, and determined in a substantially similar manner, to those under the employment agreements for Drs. Goeddel and Rosen. In addition, payments and benefits under these agreements are subject to reduction to the extent such payments and benefits could reasonably be expected to cause any loss of deduction under Section 280G of the Code. Each of these employees has entered into Amgen’s standard proprietary information agreement and arbitration agreement and a stockholder non-competition agreement. Pursuant to the stockholder non-competition agreements, each of these employees has agreed, for a period of three years from the date of the stockholder non-competition agreements or the date on which Arrow Acquisition or Amgen is no longer engaged in the business currently conducted by Tularik, whichever is earlier, not to own, manage, operate, join, control or participate in the ownership, management, operation or control of, or to be engaged by or connected in any manner with any business that focuses on products similar to the products under development at Tularik or similar to or competitive with Tularik’s business, provided that such employee may hold up to 1% of an outstanding class of publicly traded securities of a corporation. The employment agreement for each of these employees also contains a non-competition clause under which each employee has agreed that, for a period ending on the earlier of the expiration of the term of the stockholder non-competition agreement or six months after the termination date of the employee’s employment, such employee shall not participate in, direct or assist others in participating in or directing, research or development activities relating to or substantially similar to any research for which they had responsibility in the preceding two years. Both this provision and the stockholder non-competition agreement for any employee will terminate in the event that Arrow Acquisition terminates the employee’s employment without “cause” or if the employee terminates employment for “good reason”.

Severance Arrangements

Most of the U.S.-based full time regular employees of Tularik, other than full time South San Francisco-based research employees of Tularik and these individuals executing the employment agreements with Arrow Acquisition as described above, will be eligible for severance benefits in the event of termination of such employee’s employment following the closing of the merger. Following the closing of the merger, severance eligible employees either will be asked to continue their employment for a minimum period of 13 weeks to help with transitional activities or will be compensated for that period through additional severance benefits if not so asked to continue employment during the transition period. In the event of each such severance eligible employee’s termination by Arrow Acquisition without “cause” or by the employee for “good reason” following the closing of the merger, such employee will be entitled to receive:

•	a lump sum cash payment equal to 18 months of base pay for certain officers and 12 months of base pay for other employees of base salary;

•	continued vesting of unvested stock options granted prior to the merger for a period of 18 months for certain officers and 12 months for other employees;

•	continued forgiveness under any existing forgiveness provisions in an outstanding loan agreement for a period of 18 months for certain officers and 12 months for other employees; and

•	continued COBRA medical coverage at the same cost as coverage for active employees for a period of 18 months for certain officers and 12 months for other employees.

Each severance eligible employee must waive all rights to collect other severance-related benefits and must execute a full release in favor of Amgen and its affiliates as a condition to the receipt of these severance benefits (with the exception of two weeks of base pay). For purposes of the severance arrangements, “cause” and “good reason” have substantially similar meanings to those set forth above with respect to Dr. Rosen’s employment agreement. The severance benefits are subject to reduction to the extent such payments and benefits could reasonably be expected to cause any loss of deductions under Section 280G of the Code. Each of these severance eligible employees must agree to execute and be bound by Amgen’s standard proprietary information and inventions agreement and an arbitration agreement, each in standard form for employees of Amgen and its subsidiaries, during the period beginning with the closing of the merger to the date of his or her termination in order to be eligible for the severance arrangements.

Amgen Retention Programs

Amgen and Tularik have agreed to general terms of a retention program to provide certain research employees of Tularik with employee retention packages following the closing of the merger. Pursuant to the terms of the retention program, certain research employees of Tularik identified in the retention program who become employees of Arrow Acquisition as of the closing of the merger shall be entitled to receive a restricted stock award for the number of shares (rounded up to the nearest whole share) equal to the quotient obtained by dividing one year of the employee’s annual base salary as of March 28, 2004 by $58 per share. One-fourth of the restricted stock award will vest on each of the first and second anniversaries of the date of grant, and one-sixth of which will vest on each of the third, fourth and fifth anniversaries of the date of grant, provided that such employee is an employee of Arrow Acquisition on such dates.

In addition, all full-time regular U.S. employees of Tularik on March 28, 2004, other than those employees (i) entering into employment agreements as described above or (ii) receiving severance benefits under the severance arrangements described above, who become employees of Arrow Acquisition as of the closing of the merger and continue such employment through December 31, 2004 will be entitled to participate in Amgen’s Bonus Program based on the employee’s salary grade as assigned by Arrow Acquisition. Each such employee’s bonus payments will be equal to the greater of (i) the bonus amount determined under the Amgen Bonus Program based on such employee’s 2004 base compensation (both pre- and post-merger) and (ii) 15% of such employee’s 2004 base compensation (both pre- and post-merger). Amgen has also agreed to consider granting stock options to any such employees who have not received a stock option grant from Tularik in 2004.

Stock Option Plans

Amgen has agreed to assume the Tularik stock option plans at the closing of the merger. Under the merger agreement, each outstanding option to purchase shares of Tularik common stock will be assumed by Amgen at the effective time of the merger and will thereafter constitute an option to acquire shares of Amgen common stock. Each of these options will be subject to the same terms and conditions as were in effect for the related option immediately prior to the merger, except that each share shall become exercisable for that number (rounded down to the nearest whole number) of shares of Amgen common stock determined by multiplying the number of shares of Tularik common stock subject to the option immediately prior to the merger by the exchange ratio. The per share exercise price for the Amgen common stock issuable upon conversion of these Tularik options will be equal to the quotient (rounded up to the nearest whole cent) determined by dividing the exercise price per share of Tularik common stock that otherwise could have been purchased under the Tularik stock option by the exchange ratio. In addition, certain options shall also be subject, to the extent allowable under applicable law and the terms of the outstanding option plans and agreements, to (i) the terms and conditions of the employment agreements described above, (ii) continued vesting under the severance arrangements described above and (iii) continued vesting for options held by non-employee directors as described below. At the effective time of the merger, the number and kind of shares of stock issuable under the Tularik stock option plans will be adjusted and converted into shares of Amgen common stock.

If Amgen had not agreed to assume or substitute the outstanding stock awards under the Tularik stock option plans at the closing of the merger, certain of such stock awards would have become fully vested and exercisable prior to the closing of the merger.

Options held by non-employee members of the Tularik board of directors as of the closing of the merger will continue to vest and be exercisable (unless such option has expired by its terms) following the closing of the merger through and including April 23, 2006 and, to the extent vested as of April 23, 2006, will remain exercisable, through and including July 23, 2006, unless such option expires earlier than July 23, 2006 by its terms. In addition, the non-employee members of the Tularik board of directors will each receive their 2004 annual automatic grant under the Tularik non-employee directors stock option plan to purchase 10,000 shares of common stock, provided that 75% of the 2004 options will vest on the date 36 months from the date of grant and 25% will vest on the date 48 months from the date of grant, provided that the non-employee director remains in service until those dates.

Dr. Steven McKnight, one of the non-employee members of the Tularik board of directors, currently holds options for an aggregate of 199,000 shares of Tularik common stock. Following the closing of the merger, to the extent Dr. McKnight’s options are not covered by the foregoing, those options will vest in accordance with the terms of a mutually acceptable consulting agreement anticipated to be entered into between Dr. McKnight and Amgen.

Employment Arrangements with Dr. Levy

The offer letter between Tularik and Dr. Michael Levy, Tularik’s Vice President of Development and Chief Medical Officer, provides that the unvested portion of Dr. Levy’s initial option grant covering the purchase of 125,000 shares of common stock will become fully-vested and exercisable if Dr. Levy’s employment is terminated without cause following the closing of the merger at any time prior to January 1, 2005. The exercise price of such stock options is $27.88 per share, which is greater than the exchange value of the exercised shares in the merger. In addition, pursuant to a loan agreement between Tularik and Dr. Levy, $140,000 of Dr. Levy’s remaining outstanding loan balance will be forgiven in its entirety if Dr. Levy’s employment is terminated without cause at any time prior to April 2, 2006, at which time the principal amount of the loan shall be fully forgiven pursuant to its terms. However, in order for Dr. Levy to participate in the severance program described above, he will not be eligible to receive, and must release Amgen from any obligations to provide, any severance benefits under his offer letter or loan agreement. The severance program described above does provide that, since Dr. Levy’s loan agreement currently provides for forgiveness of certain loan amounts, an amount equal to 18 months of forgiveness shall be forgiven following a termination by Amgen without “cause” or by Dr. Levy for “good reason” following the closing of the merger.

Transfers under Rule 144

The issuance of Amgen common stock in connection with the merger will increase the number of shares of outstanding Amgen common stock and is expected to result in greater share trading volume, which will affect the Rule 144 volume limitations that apply to affiliates of the combined company and former affiliates of Tularik. This increase in the number of shares of outstanding Amgen common stock may help facilitate broader transfers of shares by affiliates.

Material Contracts Between Amgen and Tularik

In May and July of 2003, Amgen acquired an aggregate of 9,000,000 shares of Tularik common stock from ZKB Pharma Vision AG, a Tularik stockholder. In June 2003, Amgen also acquired 3,500,000 shares of Tularik common stock directly from Tularik pursuant to the stock purchase agreement described below. In November 2003, Amgen acquired an additional 1,452,885 shares of Tularik common stock. Accordingly, as of April 20, 2004, Amgen owned 13,952,885 shares of Tularik common stock, approximately 21% of Tularik’s outstanding common stock. These shares will be cancelled in the merger. In connection with the June 2003 acquisition of shares of Tularik common stock, Amgen and Tularik entered into the following material agreements:

Collaboration Agreement

On May 21, 2003, Amgen and Tularik entered into a collaboration agreement. Pursuant to the terms of collaboration agreement:

•	Amgen and Tularik would collaborate on discovery and development of anti-cancer agents that target oncogene encoded proteins;

•	Tularik granted Amgen worldwide commercialization rights for certain products resulting from the collaboration;

•	Amgen granted limited co-promotion rights to Tularik in the United States; and

•	Amgen agreed to fund research costs and make specified payments upon achievement of certain predetermined clinical milestones and to pay a royalty on net sales of those products resulting from the collaboration.

Stock Purchase Agreement

Pursuant to a stock purchase agreement dated May 21, 2003 between Amgen and Tularik, Amgen acquired 3,500,000 shares of Tularik common stock for an aggregate purchase price of $35 million on June 27, 2003. The stock purchase agreement requires Amgen to purchase an additional $10 million of Tularik common stock on May 31, 2004 and an additional $15 million of Tularik common stock on each of May 31, 2005 and 2006. The stock purchase agreement provides that each of these purchases will be at the then current market value of Tularik common stock, determined as the average closing price per share of Tularik common stock for the twenty trading day period ending on the second trading day prior to the purchase date. Pursuant to the merger agreement, Amgen’s obligation to purchase additional shares of Tularik common stock has been suspended until either the termination or consummation of the merger. In the event the merger agreement is terminated under circumstances in which Tularik is obligated to pay a termination fee, Amgen will have the right to terminate its obligations under the stock purchase agreement. In the event the merger agreement is terminated under circumstances in which Tularik is not obligated to pay a termination fee or Amgen does not terminate the stock purchase agreement, Amgen will, within 60 days following the termination date of the merger agreement, have the obligation to purchase $10 million of Tularik common stock, as previously required to be purchased on May 31, 2004, for a purchase price of $17.00 per share. Amgen’s additional purchase obligations on May 31, 2005 and 2006 will also be reinstated. In the event the merger is completed, Amgen will have no further obligations under the stock purchase agreement.

Litigation Related to the Merger

On March 29, 2004, a lawsuit was filed by Janis Zvokel against Tularik, members of the Tularik board of directors (David V. Goeddel, Edward W. Holmes, Edward R. McCracken, Steven L. McKnight and Craig A.P.D. Saxton), the Chairman of the Board of Tularik (A. Grant Heidrich III) and Amgen in the Court of Chancery in the State of Delaware in and for New Castle County. In addition, on April 7, 2004, Zvokel served a First Request for Production of Documents on all defendants. Zvokel’s suit is denominated a class action purportedly on behalf of all Tularik stockholders except the defendants and those related to or affiliated with any of the defendants. The complaint alleges that the Chairman and other members of the Tularik board of directors and Amgen breached fiduciary duties owed to Tularik stockholders. The complaint further alleges that the consideration to be paid to the class members in the proposed merger of Tularik and Amgen is unfair and inadequate because the intrinsic value of Tularik’s common stock is materially in excess of the amount offered for those securities. The plaintiff seeks relief:

•	ordering the action to be maintained as a class action and certifying plaintiff as a proper class representative;

•	enjoining the proposed acquisition of the publicly owned shares of Tularik common stock by Amgen;

•	ordering the individual defendants to do the following:

•	undertake an appropriate evaluation of Tularik’s worth as a merger/acquisition candidate;

•	take all appropriate steps to enhance Tularik’s value and attractiveness as a merger/acquisition candidate;

•	take all appropriate steps to effectively expose Tularik to the marketplace in an effort to create an active auction for Tularik, including, but not limited to, engaging in serious negotiations with Amgen;

•	act independently so that the interests of Tularik stockholders will be protected; and

•	adequately ensure that no conflicts of interest exist between defendants’ own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Tularik stockholders;

•	awarding compensatory damages against defendants individually and severally;

•	awarding costs and disbursements, including plaintiff’s counsel’s fees and experts’ fees; and

•	granting such other and further relief as the Court deems appropriate.

Both Amgen and Tularik believe that this lawsuit is without merit and intend to contest it vigorously.

On March 30, 2004, a second lawsuit containing class action allegations was filed by Fred Zucker against Tularik, members of the Tularik board of directors, the Chairman of the Board of Tularik and Amgen in the Court of Chancery of the State of Delaware in and for New Castle County. Zucker’s suit is filed purportedly on behalf of all Tularik stockholders except the defendants and those related to or affiliated with any of the defendants. The complaint alleges that the Chairman and other members of the Tularik board of directors breached fiduciary duties owed to Tularik stockholders, and that Amgen knowingly aided and abetted these breaches of fiduciary duty through an alleged failure to:

•	undertake an appropriate evaluation of Tularik’s net worth as a merger/acquisition candidate;

•	actively evaluate the proposed merger in an attempt to obtain the best value for Tularik’s public stockholders;

•	act independently so that the interests of Tularik’s public stockholders will be protected and enhanced; and

•	adequately ensure that no conflicts of interest exist between the individual defendants’ own interests and their fiduciary obligations and, if such conflicts exist, ensure that all conflicts are resolved in the best interests of Tularik’s public stockholders;

In addition, the complaint alleges that each defendant is sued individually and/or as a conspirator and an aider and abettor. The complaint further alleges that the consideration to be paid to the class members in the proposed merger of Tularik and Amgen is unfair and inadequate because the intrinsic value of Tularik common stock is in excess of the amount offered for those securities, giving due consideration to the anticipated operating results, net asset value, cash flow, profitability and established markets of Tularik. The plaintiff seeks relief:

•	ordering the action to be maintained as a class action and certifying plaintiff as a proper class representative;

•	declaring that defendants have breached their fiduciary duties to plaintiff and the class and aided and abetted such breaches;

•	enjoining the proposed acquisition of the publicly owned shares of Tularik common stock by Amgen and, if the proposed acquisition is consummated, rescinding it;

•	awarding plaintiff and the class compensatory and/or rescissory damages as allowed by law;

•	awarding interest, attorney’s fees, expert fees and other costs; and

•	granting such other relief as the Court may find just and proper.

Both Amgen and Tularik believe that this lawsuit is without merit and intend to contest it vigorously.

On April 7, 2004, a third lawsuit was filed by Mary Kahler against Tularik, members of the Tularik board of directors, the Chairman of the Board of Tularik and Amgen in the Superior Court of the State of California for the County of San Mateo. The suit is denominated a class action purportedly on behalf of all Tularik stockholders except the defendants and those related to or affiliated with any of the defendants. The complaint alleges that Amgen has clear and material conflicts of interest that have caused, with the acquiescence of the Tularik board of directors, an alleged failure to act in good faith toward the plaintiff and other members of the purported class and have caused it to take actions that allegedly have furthered Amgen’s interests at the expense of Tularik stockholders. The complaint alleges that Amgen and the Tularik directors have breached and are breaching their fiduciary duties to the members of the class. The complaint also alleges that defendants were and are under the following duties:

•	to act in the interests of the equity owners;

•	to maximize stockholder value;

•	to undertake an appropriate evaluation of Tularik’s net worth as a merger/acquisition candidate; and

•	to act in accordance with their fundamental duties of due care and loyalty.

The complaint alleges that the Chairman and other members of the Tularik board of directors and Amgen breached fiduciary duties owed to Tularik stockholders and also failed to exercise ordinary care and diligence in the exercise of such fiduciary obligations. In addition, the complaint alleges that the defendants, individually and as part of a common plan and scheme, or in breach of fiduciary duties owed to Tularik stockholders, are attempting unfairly to deprive the plaintiff and the other class members of the true value of their investment in Tularik. The complaint further alleges that the consideration to be paid to the class members in the proposed merger of Tularik and Amgen is unfair and inadequate because the intrinsic value of Tularik common stock is materially in excess of the amount offered for those securities. The plaintiff seeks relief:

•	ordering the action to be maintained as a class action and certifying the plaintiff as the proper class representative;

•	preliminarily and permanently enjoining the proposed acquisition of the publicly owned shares of Tularik common stock by Amgen and, if the proposed transaction is consummated, rescinding it or awarding rescissionary damages to the class members;

•	ordering defendants to account to class members for their damages sustained as a result of the wrongs alleged in the complaint;

•	awarding attorneys’ fees, expert fees and other costs; and

•	granting such other relief as the Court may find just and proper.

Both Amgen and Tularik believe that this lawsuit is without merit and intend to contest it vigorously.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement, which is included in this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully in its entirety.

Structure of the Merger

Pursuant to the merger agreement, Tularik will be merged with and into Arrow Acquisition, the separate corporate existence of Tularik will cease, and Arrow Acquisition will survive as the surviving entity and a wholly-owned subsidiary of Amgen.

Consummation and Effectiveness of the Merger

The closing of the merger will occur on the second business day after all of the conditions to consummation of the merger contained in the merger agreement are satisfied or waived unless the merger agreement has been terminated pursuant to its terms or the parties agree otherwise in writing (see the section entitled “Conditions to Consummation of the Merger” below). The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such other time as Amgen and Tularik shall agree.

We are working to complete the merger quickly. We currently expect that the merger could be completed in the second half of 2004. However, because consummation of the merger is subject to regulatory approvals and other conditions, we cannot predict the actual timing.

Merger Consideration

Upon consummation of the merger, each share of Tularik common stock outstanding immediately prior to the effective time of the merger will be cancelled and extinguished and automatically converted into the right to receive that number of shares of Amgen common stock equal to an exchange ratio determined by dividing $25 by the average of the per share closing prices of Amgen common stock as reported on the NASDAQ National Market for the ten trading day period ending two trading days prior to the closing of the merger.

Upon consummation of the merger, each share of Tularik common stock held by Amgen or any direct or indirect wholly-owned subsidiaries of Amgen, or by Tularik as treasury shares or any wholly-owned subsidiary of Tularik, immediately prior to the merger will be automatically cancelled and extinguished, and none of Amgen or any of its direct or indirect subsidiaries, or Tularik or any wholly-owned subsidiary of Tularik, will receive any securities of Amgen or other consideration in exchange for those shares.

Fractional Shares

Amgen will not issue any fractional shares of Amgen common stock in the merger. Instead, each holder of Tularik common stock exchanged in the merger who would otherwise be entitled to receive a fraction of a share of Amgen common stock will receive cash, without interest, in lieu of a fractional share, determined by multiplying the fractional share by the average closing price of Amgen common stock for the ten trading day period ending two trading days prior to the closing of the merger.

Exchange of Tularik Stock Certificates for Amgen Stock Certificates

Amgen has designated                      to serve as exchange agent for the exchange of certificates representing Tularik common stock for certificates representing Amgen common stock and the payment of cash in lieu of fractional shares. Promptly after the consummation of the merger, Amgen will cause the exchange agent for the merger to mail to each holder of record of certificates representing shares of Tularik common stock, (i) a letter of transmittal specifying that delivery of certificates of Amgen common stock and risk of loss and title to certificates representing Tularik common stock will pass to Amgen only upon proper delivery of the certificates representing shares of Tularik common stock to the exchange agent and (ii) instructions for effecting the surrender of certificates, in exchange for the merger consideration. Only those holders of Tularik common stock who properly surrender their Tularik stock certificates together with such letter of transmittal, to the exchange agent in accordance with the exchange agent’s instructions will receive certificates representing the number of whole shares of Amgen common stock, cash in lieu of any fractional shares of Amgen common stock, and any dividends or distributions to which they are entitled. No interest will be paid or will accrue on any cash payable in lieu of fractional shares or any dividends or distributions. The shares of Amgen common stock delivered in exchange for shares of Tularik common stock shall be in uncertificated book-entry form unless a physical certificate is requested.

After the effective time of the merger, each certificate representing shares of Tularik common stock that has not been surrendered will represent only the right to receive upon surrender of that certificate each of the items listed in the preceding paragraph. The surrendered certificates representing Tularik common stock will be cancelled. Following the effective time of the merger, Tularik will not register any transfers of Tularik common stock outstanding on its stock transfer books prior to the merger.

Six months after the consummation of the merger, Amgen may require the exchange agent to deliver to Amgen all unclaimed cash and shares of Amgen common stock. Thereafter, Tularik stockholders must look only to Amgen for payment of the merger consideration on their shares of Tularik common stock.

None of Amgen, Tularik, Arrow Acquisition or the exchange agent will be liable to any holder of a certificate representing shares of Tularik common stock or any cash payable in respect of any distributions or dividends or in lieu of any fractional shares of Amgen common stock, delivered to a public official under any applicable abandoned property, escheat or similar law.

Distributions with Respect to Unexchanged Shares

Holders of Tularik common stock are not entitled to receive any dividends or other distributions on Amgen common stock until the merger is completed. Furthermore, no dividends or other distributions with respect to Amgen common stock declared or made and with a record date after the effective time of the merger will be paid to the holder of any unsurrendered Tularik common stock certificates, and no cash payment in lieu of fractional shares will be paid to any such holder, unless and until the holder of such Tularik common stock certificates surrenders the Tularik common stock certificates in accordance with the terms of the merger agreement. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Tularik common stock, holders of the Tularik common stock certificates representing the right to receive whole shares of Amgen common stock upon exchange of their Tularik stock certificates, will receive (i) the amount of any cash payable with respect to a fractional share of Amgen common stock and the amount of dividends or other distributions with a record date after the effective time of the merger paid with respect to such whole shares of Amgen common stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the effective time of the merger but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Amgen common stock.

Transfers of Ownership and Lost Stock Certificates

Amgen only will issue (i) one or more shares of Amgen common stock, (ii) cash in lieu of a fractional share and (iii) any dividends or distributions on Amgen common stock that may be applicable in a name other than the name in which a surrendered Tularik stock certificate is registered if the person or entity requesting such exchange presents to the exchange agent all documents required by the exchange agent to show and effect the unrecorded transfer of ownership and to show that such person or entity paid any applicable stock transfer taxes.

If a Tularik stock certificate is lost, stolen or destroyed, the holder of such certificate may need to execute an affidavit or post a bond prior to receiving each of the items listed in the preceding sentence.

Representations and Warranties

Tularik

The merger agreement contains customary representations and warranties of Tularik relating to, among other things:

•	organization, qualification and corporate power;

•	subsidiaries;

•	charter documents and corporate books and records;

•	capital structure;

•	corporate power and authority to enter into the merger agreement and consummate the merger;

•	governmental filings required in connection with the merger, and no violation of Tularik charter documents, applicable law or certain contracts as a result of entering into the merger agreement and consummating the merger;

•	required permits and compliance with laws;

•	the filing of required company reports with the SEC, and the content of the financial statements included in such reports;

•	absence of certain changes or events since December 31, 2003;

•	employee benefit plans;

•	labor and other employment matters;

•	tax treatment of the merger;

•	contracts;

•	litigation;

•	environmental matters;

•	intellectual property;

•	supply arrangements;

•	taxes;

•	insurance;

•	properties;

•	regulatory compliance;

•	product registration files;

•	opinion of financial advisor;

•	stockholder vote required to complete the merger;

•	brokers;

•	Sarbanes-Oxley Act compliance;

•	registration statement and proxy statement disclosure;

•	affiliate agreements; and

•	the business plan for Cumbre Inc., a Delaware corporation and majority-owned subsidiary of Tularik.

Amgen and Arrow Acquisition

The merger agreement also contains customary representations and warranties of each of Amgen and Arrow Acquisition relating to, among other things:

•	organization and qualification;

•	charter documents;

•	authority to enter into the merger agreement and consummate the merger;

•	governmental filings required in connection with the merger, and no violation of the Amgen or Arrow Acquisition charter documents, applicable law or certain contracts as a result of entering into the merger agreement and consummating the merger;

•	authorization of shares of Amgen common stock to be issued as merger consideration;

•	the filing of required company reports with the SEC, and the content of the financial statements included in such reports;

•	ownership and operation of Arrow Acquisition;

•	brokers; and

•	registration statement and proxy statement disclosure.

The representations and warranties of Tularik, Amgen and Arrow Acquisition contained in the merger agreement are subject to materiality and knowledge qualifications in many respects and expire upon the consummation of the merger.

Conduct of Business of Tularik Before Consummation of the Merger

General Restrictions on Tularik’s Operations

Tularik has agreed to restrictions on its activities until either the consummation of the merger or the termination of the merger agreement, except as specifically permitted by the merger agreement or required by applicable law or pursuant to the regulations or requirements of any stock exchange. In general, Tularik is required to maintain its existence in good standing under applicable laws, conduct its business only in the ordinary and usual course consistent with past practice, use its commercially reasonable efforts to protect its intellectual property and to keep available the services of its current employees and consultants, as well as to preserve its current relationships with its employees, customers, suppliers and other persons with which it has significant business relations as is reasonably necessary in order to preserve substantially intact its business organization.

Additional Restrictions on Tularik’s Interim Operations

In addition, Tularik has agreed that, prior to the consummation of the merger, unless otherwise approved in writing by Amgen, or as required by the merger agreement or by applicable law, neither it nor any of its subsidiaries (other than Cumbre Inc.) will:

•	amend its certificate of incorporation, bylaws, any certificate of designation with respect to Tularik preferred stock or any other comparable charter or organizational document of a Tularik subsidiary;

•	issue, sell, pledge, dispose of or encumber any capital stock, or securities convertible or exchangeable or exercisable for, any capital stock or voting securities or other ownership interests, of Tularik or its subsidiaries, except that Tularik may:

•	grant stock options to purchase up to 100,000 shares of Tularik common stock in the aggregate to new employees of Tularik or any Tularik subsidiary under the Tularik 1997 Equity Incentive Plan, provided, that any such grant to purchase more than 10,000 shares of Tularik common stock is only made after prior written consent from Amgen, subject to limited exceptions;

•	grant stock options to purchase up to 50,000 shares of Tularik common stock in the aggregate to non-employee directors of Tularik to the extent provided in the automatic grant provisions of the Tularik Amended and Restated 1997 Non-Employee Directors’ Stock Option Plan, provided that any such grants provide for a vesting schedule whereby no such options vest or are exercisable for thirty-six months following the date of grant;

•	issue shares of Tularik common stock pursuant to Tularik’s Employee Stock Purchase Plan or upon the exercise of Tularik options outstanding, and in accordance with their terms, as of March 28, 2004; and

•	issue shares of Tularik common stock upon the exercise of warrants to purchase Tularik common stock outstanding as of March 28, 2004;

•	sell, pledge, assign, dispose of, transfer, lease, sell and leaseback, license, guarantee, securitize or encumber, or authorize any of the foregoing with respect to, any property or asset or interest therein (excluding intellectual property) of Tularik or any Tularik subsidiary, except for:

•	sales of inventory and used equipment in the ordinary course of business consistent with past practice;

•	the incurrence of liens permitted pursuant to the merger agreement; or

•	transfers of property, assets or interests which are not, individually or in the aggregate, material;

•	enter into or amend any material lease, except for certain capital leases;

•	enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

•	declare or pay any dividends, or make any other distributions;

•	enter into any agreement with respect to voting any Tularik capital stock;

•	split, combine, subdivide or reclassify, or authorize the issuance of any other securities in lieu of, or in substitution for, shares of Tularik capital stock;

•	redeem or purchase any Tularik capital stock or other securities or warrants or options to acquire any Tularik capital stock;

•	directly or indirectly acquire (i) by merging with, purchasing assets of or by any other manner, any person, entity or business or equity interest thereof or (ii) any asset or assets that, individually, has a purchase price or total license, royalty or other fees payable in excess of $100,000 or, in the aggregate, have a purchase price or total license, royalty or other fees payable in excess of $200,000, except for certain new capital expenditures or purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice, which, individually or in the aggregate, would not be reasonably expected to result in any of the conditions to the merger not being satisfied;

•	incur or guarantee any indebtedness for borrowed money or capital lease obligations or guarantee any indebtedness or capital lease obligations of any other person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Tularik or of any its subsidiaries, or assume the obligations of any person or entity (other than a wholly-owned Tularik subsidiary) for borrowed money or capital lease obligations, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing (other than intercompany indebtedness among Tularik and its subsidiaries, other than Cumbre Inc.; trade payables, indebtedness and other obligations incurred in connection with the purchase of supplies in the ordinary course of business consistent with past practice; indebtedness incurred under Tularik’s existing credit facilities or replacement credit facilities in an amount not larger than Tularik’s existing credit facilities; or indebtedness and other obligations in an aggregate additional amount of $250,000);

•	other than as specifically permitted pursuant to the merger agreement, make or authorize any loan, advance or capital contribution to, or investment in, any other person or entity (other than intercompany loans, advances, capital contributions and investments among Tularik and its subsidiaries, other than Cumbre Inc.);

•	make any new capital expenditure (including leases and in-licenses) in excess of $200,000 individually or $1,000,000 in the aggregate;

•	make any capital expenditure related to (i) the purchase of equipment for Tularik Limited, (ii) Tularik’s genomics programs, studies or operations, (iii) automated compound inventory system, (iv) Berthold up-grades, (v) CRF imaging equipment or (vi) development pharmaceutical equipment;

•	except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on March 28, 2004:

•	adopt, enter into, terminate or amend any Tularik benefit plan, any material employment or consulting agreement or any other plan, policy or arrangement for the benefit of any current or former employee or consultant;

•	increase in any manner the compensation, bonus, or fringe or other benefits of, or pay any bonus to, any current or former employee or consultant, other than in the case of employees who are neither current nor former officers or directors, increases made in connection with annual merit increases or non-material increases in the ordinary course of business consistent with past practice and of no more than 5% of an employee’s base salary as of December 31, 2003, or as required by any binding employment agreement;

•	pay any benefit or amount not required under any Tularik benefit plan;

•	increase in any manner the severance or termination pay of any current or former employee or consultant;

•	grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Tularik benefit plan, or remove any existing restrictions in any Tularik benefit plans or agreements or awards made thereunder;

•	amend or modify any Tularik stock option or, in any material respect, any Tularik warrant;

•	take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Tularik benefit plan; or

•	take any action to amend, waive or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under any Tularik benefit plan;

•	increase the number of employees of Tularik and the Tularik subsidiaries by more than 3%, based on the number of employees employed by Tularik and the Tularik subsidiaries as March 28, 2004;

•	enter into an employment agreement or relationship, other than an “at will” employment relationship, with any person;

•	enter into an employment agreement or relationship with any person at a vice president or more senior position;

•	except as required by applicable law or any judgment by a court of competent jurisdiction:

•	pay or discharge any material liabilities, other than payment or discharge, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, or reflected or reserved against, in the most recent financial statements (or the notes thereto) filed with the SEC or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or pursuant to existing material contracts or pursuant to contracts expressly permitted by the merger agreement;

•	cancel, discharge or adversely modify the terms of any indebtedness owed to Tularik or any Tularik subsidiary; or

•	waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

•	modify in any respect, any (i) standstill or similar agreement containing provisions prohibiting a third party from purchasing Tularik capital stock, voting securities or assets or otherwise seeking to influence or exercise control over Tularik or any Tularik subsidiary or (ii) confidentiality, non-solicitation or similar agreements;

•	make any change in accounting policies or procedures, other than as required by GAAP or by a governmental entity and as concurred to by Tularik’s independent public accountants;

•	make any material tax election or settle any material liability for taxes, change any annual tax accounting period or method of tax accounting, file any amended material tax return, enter into any closing agreement relating to any material tax, surrender any right to claim a material tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	write up, write down or write off the book value of any assets, other than in the ordinary course of business consistent with past practice and GAAP;

•	take any action to render inapplicable, or to exempt any third party from the provisions of Section 203 of the DGCL, or any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares (other than with respect to the merger);

•	enter into, modify, amend or terminate, or waive, release or assign any rights or claims under:

•	any material contract relating to the research or development of any product or product candidate, excluding the following which were entered into in the ordinary course of business consistent with past practice: (i) clinical study agreements with clinical trial sites, (ii) non-disclosure agreements (other than non-disclosure agreements relating to potential business combinations or acquisitions involving Tularik or any Tularik subsidiary or similar transactions), (iii) contracts with independent contractors or vendors providing for services to Tularik or any Tularik subsidiary (other than material manufacture or supply services contracts or material contracts with contract research organizations for clinical trials related services), and (iv) customary material transfer contracts (other than material transfer contracts for pre-clinical products or clinical products of Tularik or any Tularik subsidiary with commercial, pharmaceutical or biotechnology companies), or

•	any material license;

•	enter into, modify, amend or terminate any contract if it would reasonably be expected to:

•	adversely affect Tularik in any material respect,

•	impair the ability of Tularik to perform its obligations under the merger agreement in any material respect,

•	prevent or materially delay or impair the consummation of the transactions contemplated by the merger agreement, or

•	limit or restrict the surviving entity, any of its affiliates or any of their successors and assigns from engaging or competing in any line of business or in any geographic area;

•	enter into any contract to the extent the consummation of the merger or compliance with the merger agreement would reasonably be expected to:

•	conflict with the contract or result in a default under the contract,

•	give rise to a right of termination or acceleration of any obligation or to the loss of a benefit under the contract, or

•	result in the creation of any lien, other than certain permitted liens, on any of the properties or other assets of Tularik or any Tularik subsidiary, or give rise to any material right or entitlement of any third party, under any provision of the contract;

•	enter into any contract that restricts the ability of Tularik or any Tularik subsidiary to assign its rights, unless such contract expressly permits assignment to Amgen or any Amgen subsidiary in connection with the merger;

•	enter into a contract with a Specially Designated National or Blocked Person as defined by the Office of Foreign Asset Control of the United States Department of the Treasury;

•	modify, amend, terminate, or assign any material rights or material claims under any material contract;

•	modify, amend or waive any provision of the Tularik Rights Agreement, other than in connection with the merger;

•	prior to the effective time of the merger, redeem the preferred stock purchase rights issued under the Tularik Rights Agreement;

•	adopt any other stockholder rights agreement or “poison pill”;

•	take any action that is intended or would reasonably be expected to result in any of the representations, warranties or conditions in the merger agreement to become untrue or not satisfied;

•	pre-pay any long term debt, except in the ordinary course of business consistent with past practice;

•	accelerate or delay collection of notes or accounts receivable or payment of any account payable, except in the ordinary course of business consistent with past practice;

•	vary its practice with respect to the purchase of supplies and raw materials in any material respect from its past practices;

•	except as permitted by the merger agreement, sell, pledge, assign, dispose of, transfer, lease, license, guarantee, securitize, abandon, fail to maintain or encumber, or authorize any such actions with respect to any owned or licensed intellectual property;

•	except as permitted by the merger agreement, grant, extend, amend (except as required in the diligent prosecution of Tularik’s and its subsidiaries’ owned intellectual property), waive or modify any rights in or to the owned or licensed intellectual property;

•	fail to diligently prosecute Tularik’s and its subsidiaries’ patent applications, or fail to exercise a right of renewal or extension under any material license;

•	communicate with Tularik employees regarding the compensation, benefits or other treatment they will receive in connection with the proposed merger in writing, group messages or presentations, unless any such communications are consistent with prior directives or documentation provided to Tularik by Amgen;

•	authorize, announce an intention to enter into, or enter into any agreement or otherwise make any commitment to do any of the foregoing; or

•	foreclose or otherwise exercise any right, power, remedy or enforcement of its rights in respect of those certain shares of Tularik common stock held or beneficially owned by any of Tularik’s directors or officers and subject to certain stock pledge agreements or securing certain loan agreements between Tularik and such directors or officers.

Tax Free Reorganization Treatment

Prior to the consummation of the merger, each of Amgen and Tularik has agreed to use its commercially reasonable efforts, and to cause its respective subsidiaries to use their commercially reasonable efforts, to take any action necessary for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and each of Amgen and Tularik has agreed not to take any action after the date of the merger agreement that would disqualify the merger as a reorganization within the meaning of Section 368(a) of the Code.

Each of Amgen and Tularik will report the merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. In addition, each of Amgen and Tularik will cooperate and use their commercially reasonable efforts in order for Amgen to obtain the opinion of Latham & Watkins LLP, and for Tularik to obtain the opinion of Cooley Godward LLP, in each case, to the effect that, for federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Tularik Prohibited from Soliciting Other Offers

Under the terms of the merger agreement, subject to specific exceptions described below, Tularik has agreed that it shall not, and it shall cause its subsidiaries and its and their respective affiliates and representatives not to, directly or indirectly:

•	solicit, initiate or induce or knowingly or intentionally facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal (as defined below) or any proposal that would reasonably be expected to lead to any acquisition proposal;

•	furnish any information with respect to any acquisition proposal;

•	participate or engage in discussions or negotiations with any person with respect to any acquisition proposal, except to notify such person as to the existence of the no solicitation provisions;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any acquisition proposal or a transaction contemplated thereby.

Under the merger agreement, Tularik has itself agreed to, and to cause each of its subsidiaries and its and their respective affiliates and representatives to, terminate all discussions or negotiations, if any, as of March 28, 2004, with any third parties with respect to any acquisition proposal.

Tularik has agreed to demand that each third party with which it or any of its affiliates or subsidiaries has executed a confidentiality agreement with respect to a possible acquisition proposal (other than agreements that have expired by their terms) to immediately return or destroy all confidential information furnished to such third party.

Tularik is obligated to notify Amgen orally and in writing as promptly as practicable, and in any event within twenty-four hours, after any Tularik officer or director receives or has knowledge of any acquisition proposal or any request for information or inquiry which could reasonably be expected to lead to an acquisition proposal. The notice must include the material terms and conditions of, a copy of all written materials provided in connection with, and a written summary of any such acquisition proposal, request or inquiry, in addition to the identity of the person making such acquisition proposal, request or inquiry. Tularik must also:

•	keep Amgen informed in all material respects of the status and details of any such acquisition proposal, request or inquiry;

•	provide Amgen with a copy of all written materials subsequently provided in connection with such acquisition proposal, request or inquiry; and

•	provide Amgen with five business days prior notice of any meeting of the Tularik board of directors at which such board of directors is reasonably expected to (i) discuss any acquisition proposal, (ii) withhold, withdraw or modify its recommendation in favor of the merger, or (iii) recommend a superior proposal (as defined below).

Notwithstanding the prohibitions contained in the merger agreement and summarized above, if, prior to the Tularik stockholders’ approval of the merger agreement, Tularik receives a bona fide written superior proposal (which continues to constitute a superior proposal after taking into account any modifications to the merger agreement proposed by Amgen and Arrow Acquisition during any five business day period referenced below), Tularik shall promptly provide Amgen with written notice stating (i) that it has received a superior proposal, (ii) the identity of the party making the superior proposal and (iii) the material terms and conditions of the superior proposal. If the superior proposal was not solicited after March 28, 2004, was made after March 28, 2004 and did not otherwise result from a breach of the no solicitation provisions of the merger agreement, Tularik may take the following actions, as long as, and to the extent that, the Tularik board of directors concludes in good faith, following the receipt of advice of its outside legal counsel, that the failure to do so would result in a breach of its fiduciary obligations to its stockholders under applicable law:

•	furnish nonpublic information to the third party making the acquisition proposal, provided that:

•	prior to furnishing such nonpublic information, Tularik gives Amgen written notice of its intention to furnish such nonpublic information and enters into a customary confidentiality and standstill agreement with the third party, the terms of which are no more favorable to such third party than as contained in the confidentiality and standstill agreement between Amgen and Tularik; and

•	contemporaneously with furnishing any such nonpublic information, Tularik furnishes to Amgen all such nonpublic information not previously provided to Amgen and a detailed list of all such nonpublic information previously provided to Amgen; and

•	engage in discussions and negotiations with the third party with respect to the acquisition proposal.

For a period of not less than five business days after Amgen’s receipt from Tularik of notice of a superior proposal, Tularik is required, if requested by Amgen, to negotiate in good faith with Amgen to revise the merger agreement so that the acquisition proposal that constituted a superior proposal no longer constitutes a superior proposal.

Tularik has agreed to hold its special meeting as soon as reasonably practicable following March 28, 2004. Tularik has agreed that neither its board of directors nor any committee thereof shall, subject to the exceptions described below:

•	withdraw or modify in a manner adverse to Amgen its recommendation in favor of the merger agreement (or publicly propose to do so); or

•	recommend, adopt or approve any acquisition proposal (or propose publicly to do so).

However, other than in connection with an acquisition proposal, the Tularik board of directors may withhold, withdraw or modify its recommendation in favor of the merger agreement, and in response to the receipt of a superior proposal that has not been withdrawn and continues to constitute a superior proposal after Tularik’s compliance with its obligations to keep Amgen informed in all material respects of the status and details of any such superior proposal with notice to Amgen of any related discussions by the Tularik board of directors, the Tularik board of directors may withhold or withdraw its recommendation in favor of the merger agreement and may recommend the superior proposal, if both of the following conditions are met:

•	the Tularik stockholder meeting has not occurred; and

•	the Tularik board of directors has concluded in good faith, following the receipt of advice of its outside legal counsel, that the failure of the Tularik board of directors to change its recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable law.

Regardless of whether Tularik has received an acquisition proposal or changed its recommendation, Tularik is obligated under the terms of the merger agreement to call, give notice of, convene and hold a meeting of its stockholders to vote upon the merger agreement. Tularik may not submit to the vote of its stockholders any acquisition proposal (whether or not a superior proposal) or propose to do so.

No provision of the merger agreement prohibits (i) the Tularik board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2 under the Securities Exchange Act of 1934 or (ii) the accurate disclosure of factual information regarding the business, financial condition or results of operations of Tularik or the fact that an acquisition proposal has been made, the identity of the party making such proposal or the material terms of such proposal, in each case, to the extent such information, facts, identity or terms are required to be disclosed under applicable law. However, in no event shall Tularik or the Tularik board of directors take any action prohibited by the no solicitation covenant in the merger agreement.

An “acquisition proposal” means any inquiry, proposal or offer from any third party other than Amgen or its affiliates relating to, or that would reasonably be expected to lead to, any:

•	merger, consolidation, business combination or similar transaction involving Tularik or any Tularik subsidiary;

•	direct or indirect sale, or other disposition, in one transaction or a series of transactions, by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets representing 15% or more of the consolidated assets of Tularik and its subsidiaries;

•	issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Tularik;

•	transaction that if consummated would result in or would reasonably be expected to result in any third party or group beneficially owning 15% or more of the voting power of Tularik or in which any third party or group shall acquire the right to acquire beneficial ownership of 15% or more of the outstanding voting power of Tularik; or

•	combination of the foregoing.

A “superior proposal” means any bona fide written offer or proposal (on its most recently amended or modified terms, if amended or modified) made by a party other than Amgen or its affiliates after March 28, 2004 that did not result from a breach of the no-solicitation provisions of the merger agreement that if consummated would:

•	result in a merger, consolidation, business combination or similar transaction involving Tularik as a result of which such party or its stockholders shall own 80% or more of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof);

•	be on terms which the Tularik board of directors in good faith concludes (following consultation with a financial advisor of nationally recognized reputation and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the ability of the third party making such proposal to consummate the transactions contemplated by the proposal:

•	will result in a transaction that is more favorable to the Tularik stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated the merger agreement (including any revisions to the merger agreement proposed by Amgen in response to such proposal or otherwise);

•	is reasonably certain of being completed; and

•	be fully financed and not subject to any financing contingency.

Appropriate Action; Consents; Filings

Upon the terms and subject to the conditions set forth in the merger agreement, each of Amgen and Tularik has agreed to use its commercially reasonable efforts to take all appropriate action and do all things necessary to consummate the merger in the most expeditious manner practicable, including to:

•	take all action necessary to cause the conditions to completing the merger to be satisfied as promptly as practicable;

•	obtain all necessary waivers, consents and approvals from any governmental entities and to make any submissions required under (i) any applicable federal or state securities Laws, (ii) the HSR Act and antitrust and competition laws of any other applicable jurisdiction and (iii) any other applicable law, except that Tularik may not, without Amgen’s prior written consent, and neither Amgen nor any of its subsidiaries are required to, commit to any divestitures or licenses or hold separate any assets; and

•	obtain all necessary consents, approvals or waivers from third parties, except those requiring payment to any such third parties or the concession of anything of value.

Amgen and Tularik have agreed to, as promptly as practicable, make all necessary filings with respect to the transactions contemplated by the merger agreement required by the SEC and under the HSR Act and antitrust and competition laws of any other applicable jurisdiction. In connection with such filings, each of Amgen and Tularik has agreed to:

•	assist the other party in the preparation of such filings and pursuant to any investigation or other inquiry relating to applicable laws;

•	keep the other party informed of any communication received by such party from any governmental entity or a private third party regarding any of the transactions contemplated by the merger agreement;

•	permit the other party to review in advance any communication intended to be given by it to, and consult with the other party in advance of any meeting or conference with, any governmental entity;

•	request early termination of the waiting period required by any applicable laws; and

•	promptly amend or furnish additional information, if requested in connection with such filings.

Tularik has also agreed to take all action possible to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement and, if any state takeover statute or similar statute becomes applicable to the merger agreement, to take all action necessary to ensure that the merger may be consummated as promptly as practicable and otherwise to minimize the effect of such statute or regulation on the merger agreement.

Without limiting the foregoing, Amgen and Tularik have also agreed to each use its commercially reasonable efforts to:

•	avoid the entry of, or to have terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the merger, on or before the outside date (as defined below); and

•	avoid or eliminate every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental entity with respect to the merger.

Subject to the foregoing, Amgen and Tularik have agreed to use commercially reasonable efforts to give or obtain, or to cause their respective subsidiaries to give or obtain, any notices to or consents from third parties, which are (i) necessary or advisable to complete the merger, (ii) required under the terms of any applicable material contracts or (iii) required to prevent a material adverse effect on Tularik or Amgen. In the event that either party shall fail to obtain any such third party consent, such party has agreed to use commercially reasonable efforts to minimize any resulting adverse effect.

From March 28, 2004 until the effective time of the merger, Tularik has agreed to promptly notify Amgen in writing of any pending or, to Tularik’s knowledge, threatened action or other proceeding or investigation by any governmental entity or any other person (i) challenging or seeking damages in connection with the merger or the conversion of Tularik common stock into Amgen common stock pursuant to the merger or (ii) seeking to restrain or prohibit the consummation of the merger or otherwise limit the right of Amgen or any Amgen subsidiary to own or operate all or any portion of the businesses or assets of Tularik or any Tularik subsidiary.

Employee Benefit Matters

Tularik Stock Options

At the effective time of the merger, Amgen will assume the outstanding options to purchase shares of Tularik common stock granted under the Tularik 1991 Stock Plan, the Tularik 1997 Equity Incentive Plan, as amended, the Amended and Restated 1997 Non-Employee Directors’ Stock Option Plan (referred to herein as the “Tularik stock option plans”), or otherwise, and will convert these options into options to purchase shares of

Amgen common stock equal to the number of shares of Tularik common stock issuable upon exercise of the Tularik option immediately prior to the effective time of the merger, multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Amgen common stock. The exercise price per share will be equal to the exercise price per share of Tularik common stock divided by the exchange ratio, rounded up to the nearest whole cent.

The assumed options will have the same terms and conditions (including vesting schedules) set forth in the applicable documents evidencing each Tularik option immediately prior to the effective time of the merger, except that certain assumed options shall also be subject, to the extent allowable under applicable law and the terms of the Tularik stock option plans and agreements to (i) the terms and conditions of the employment agreements or offer letters entered into between Arrow Acquisition with certain employees of Tularik or its subsidiaries, (ii) the terms and conditions of the transition assistance plans to be adopted by Amgen prior to the effective time of the merger for the benefit of certain employees of Tularik and its subsidiaries and (iii) continued vesting for options held by non-employee directors as described above under “Interests of Directors, Executive Officers and Stockholders of Tularik in the Merger.” In addition, with respect to Tularik options granted to employees of Tularik Limited pursuant to the Tularik Rules of Approved Executive Share Option Sub-Scheme and the Tularik Rules of Unapproved Share Option Sub-Scheme For Employees, or the U.K. Subplans, Amgen will use commercially reasonable efforts to obtain the consent of the holders of such Tularik options to such conversion and each such Tularik option so converted will satisfy the requirements set forth in the U.K. Subplans applicable to such conversion. In addition, Tularik and Amgen have agreed to cooperate to restructure such conversion of Tularik options held by holders who are not United States residents to the extent necessary or desirable in order to accommodate local legal or tax considerations.

The conversion of any Tularik options that are intended to be “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, will be effected in a manner so as not to constitute a “modification” of such Tularik option within the meaning of Section 424 of the Code.

Amgen will assume each of the Tularik stock option plans and the number and kind of shares available for issuance under each such plan will be converted into shares of Amgen common stock in accordance with the provisions thereof. Amgen will file a registration statement on Form S-3 or Form S-8 with the SEC for the shares of Amgen common stock issuable with respect to Tularik options assumed by Amgen in connection with the merger promptly after the effective time of the merger but not later than 15 business days following the effective time of the merger.

Tularik Employee Stock Purchase Plan

Prior to the effective time of the merger, the Tularik employee stock purchase plan will be terminated. Any offering period then underway under the Tularik employee stock purchase plan will be shortened by setting the last business day prior to the effective time of the merger as the last day of any such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such offering period as a fully effective and completed offering period for all purchases under the Tularik employee stock purchase plan. Pursuant to the terms of the Tularik employee stock purchase plan, the employees’ accumulated payroll deductions will be used to purchase shares of Tularik common stock on the last business day prior to the effective time of the merger.

Tularik 401(k)

If requested by Amgen at least five days prior to the effective time of the merger, Tularik will terminate its 401(k) salary savings plan effective not later than the day immediately preceding the effective time of the merger.

Tularik 2004 Incentive Plan

Prior to the effective time of the merger, Tularik will terminate the Tularik 2004 Incentive Plan adopted and approved by its board of directors on February 12, 2004 and Amgen will not assume any obligations thereunder.

Tularik Employees

Amgen will, or will cause Arrow Acquisition and its other subsidiaries to, assume and comply with the terms of all Tularik benefit plans and the transition assistance plans and to pay or provide, or cause to be paid or provided, the benefits required thereunder, except that there is no obligation of Amgen to continue to provide benefits under the Tularik benefit plans, other than as provided in the employment agreements and the transition assistance plans, in respect of periods following the effective time of the merger and nothing in the merger agreement will prevent Amgen from terminating any of the Tularik benefit plans unless prohibited by their terms or the terms of the employment agreements or the transition assistance plans. In the merger agreement, Amgen has agreed to provide, or cause to be provided to continuing Tularik employees, as soon as practicable after the effective time of the merger, employee benefits that are substantially similar in the aggregate, as reasonably determined by Amgen, to those made generally available to similarly situated employees of Amgen who are hired by Amgen after December 31, 2003. Amgen also agreed to give continuing Tularik employees credit for prior service with Tularik or its subsidiaries for purposes of determining eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits) under benefit plans or arrangements maintained by Amgen or its subsidiaries in which such employees subsequently participate. However, service credit will not be recognized where such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Tularik benefit plan. As of the effective time of the merger, Amgen will, or will cause Arrow Acquisition and its other subsidiaries to, credit to continuing Tularik employees the amount of vacation time that such employees had accrued under any applicable Tularik benefit plan as of the effective time of the merger, subject to the cap on vacation accrual under Amgen’s vacation policy, provided that the accrued vacation time of each such employee in excess of such cap will be paid as soon as practicable to such employee at the employee’s compensation rate in effect as of the effective time of the merger. Amgen has agreed that certain Tularik employees who have accrued and unused sabbatical benefits under a Tularik policy will be credited with vacation time under a transitional arrangement applicable to these employees. Amgen has also agreed to use reasonable efforts to cause to be waived any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations under any Amgen benefit plans. Continuing Tularik employees will also be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums.

Indemnification and Insurance

Amgen has agreed to indemnify and hold harmless for a period of six years following the effective time of the merger, to the fullest extent permitted under applicable law and as required pursuant to any indemnity agreements of Tularik, each present and former director and officer of Tularik and its subsidiaries (other than Cumbre Inc.) against any costs or expenses, judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger. Amgen has also agreed to advance attorneys’ fees and expenses as incurred by such director or officer as long as such director or officer provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

In the event that Amgen or the surviving entity or any of their respective successors or assigns (i) consolidates with or merges into any other third party and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any third party, then, and in each such case, Amgen has agreed to cause proper provision to be made so that its successors and assigns or the surviving entity, as the case may be, or transferee of such assets, shall expressly assume its indemnification and insurance obligations described in this “Indemnification and Insurance” section.

For six years after the effective time of the merger, Amgen has agreed to cause the surviving entity to maintain (directly or indirectly through Tularik’s existing insurance programs) in effect Tularik’s current directors’ and officers’

liability insurance in respect of acts or omissions occurring at or prior to the effective time of the merger, covering each person currently covered by the Tularik’s directors’ and officers’ liability insurance policy on terms and amounts no less favorable than those of such policy in effect on March 28, 2004, if commercially available in the market. However, Amgen may (i) substitute its policies containing terms and amounts no less favorable to such directors and officers or (ii) obtain such extended reporting period coverage under Tularik’s existing insurance programs to be effective as of the effective time of the merger, and Tularik has agreed to cooperate with Amgen in doing so. In any event, neither Tularik nor Amgen is obligated to pay more than 200% of the last annual aggregate premium paid prior to March 28, 2004 by Tularik in the aggregate to obtain such coverage, and both parties agreed that, in such case where the required coverage cannot be obtained for less than 200% of the last annual aggregate premium paid prior to March 28, 2004, Amgen will provide the greatest coverage as may be obtained for such aggregate amount.

Conditions to Consummation of the Merger

The obligations of Amgen and Tularik to complete the merger are subject to the satisfaction or waiver, if legally permissible, of the following conditions:

•	this proxy statement/prospectus must be declared effective by the SEC and no stop order suspending its effectiveness may be issued by the SEC and no proceedings for that purpose may be initiated or threatened by the SEC;

•	the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement by Tularik stockholders;

•	the absence of any legal prohibition having the effect of preventing or prohibiting consummation of the merger;

•	the receipt of all material governmental and regulatory consents, approvals and authorizations required to complete the merger, unless not obtaining such consents or approvals would not reasonably be expected to have a material adverse effect on Tularik;

•	the expiration or termination of the applicable waiting periods under the HSR Act;

•	the approval for listing on the NASDAQ National Market of the shares of Amgen common stock to be issued and to be reserved for issuance in the merger;

•	the representations and warranties of the other party, disregarding all qualifications and exceptions relating to materiality or material adverse effect, being accurate on March 28, 2004 and the date the merger is completed as if they were made on that date (except to the extent that the representations and warranties speak as of another date), except where the failure of such representations and warranties to be accurate would not, or would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the representing party, and the receipt of a certificate of an executive officer of the other party to that effect;

•	the other party having performed or complied with its agreements and covenants required by the merger agreement in all material respects prior to the consummation of the merger, and the receipt of a certificate of an executive officer of the other party to that effect; and

•	the receipt by each of Amgen and Tularik of opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Amgen nor Tularik may waive these tax opinion closing conditions to the merger after Tularik stockholders have approved the merger unless further Tularik stockholder approval is obtained with appropriate disclosure.

In addition, the obligation of Amgen to complete the merger is also subject to the satisfaction or waiver, if legally permissible, of the following additional conditions:

•	the absence of any material adverse effect on Tularik or any events since March 28, 2004 that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Tularik;

•	the absence of any legal proceeding by any governmental entity which is reasonably expected to result in an unfavorable injunction or judgment that would (i) prevent consummation of the merger, (ii) cause any of the transactions contemplated by merger agreement to be rescinded following consummation, (iii) affect adversely the rights or powers of Amgen to own, operate or control Tularik and its subsidiaries or (iv) otherwise have or reasonably be expected to have a material adverse effect on Tularik or a material adverse effect on Amgen, and the absence of any such injunction or judgment;

•	no more than two of certain specified employment agreements shall have been terminated prior to the consummation of the merger, and no condition shall exist that would constitute a material breach thereunder immediately following the consummation of the merger;

•	none of the employment agreements for Dr. David V. Goeddel, Dr. Terry Rosen and Dr. Jin-Long Chen shall have been terminated prior to the consummation of the merger, and no condition shall exist that would constitute a material breach thereunder following the consummation of the merger; and

•	no fewer than 70% of certain research employees of Tularik shall be actively employed by Tularik on the closing date of the merger, except that the following will be taken into consideration when determining whether this condition is met:

•	the death or permanent and total disability of an employee shall result in the individual being removed from the list;

•	if any listed employee voluntarily leaves the employ of Tularik, Tularik may hire a replacement employee that is reasonably acceptable to Amgen; and

•	Amgen may not rely on the failure of this condition to be satisfied if (i) the failure was caused by Amgen’s failure to act in good faith or to use commercially reasonable efforts to consummate the merger and the other transaction contemplated by the merger agreement, or (ii) Amgen proposes a post-closing compensation package to any listed individual that represents a material reduction in the individual’s salary or benefits in effect as of March 28, 2004 (as a whole) or requires that the individual relocate his or her principal location of employment by a distance of greater than fifty miles (in which case the individual shall be removed from the list).

“Material adverse effect,” when used in reference to Tularik, means any change, event, development, effect or condition that (i) prevents the consummation of the merger, (ii) otherwise prevents the performance by Tularik of any of its material obligations under the merger agreement or (iii) is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition, operations or results of operations of Tularik and its subsidiaries (other than Cumbre Inc.), taken as a whole. “Material adverse effect,” when used in reference to Amgen, means any change, event, development, effect or condition that would (a) prevent the performance of Amgen or Arrow Acquisition of any of its material obligations under the merger agreement or (b) is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition, operations or results of operations of Amgen and its subsidiaries, taken as a whole. However, any change or condition will not be deemed to have a material adverse effect in relation to either Tularik or Amgen if it results from or arises out of:

•	changes or developments in the biotechnology industry generally, which changes or developments do not disproportionately affect the referenced company relative to other participants in the biotechnology industry in any material respect;

•	changes or developments in financial or securities markets or the economy in general, which changes do not disproportionately affect the referenced company in any material respect;

•	an act of terrorism or other national calamity directly involving the United States;

•	the failure of the referenced company to meet projections of earnings, revenues or other financial measure (whether such projections were made by the referenced company or independent third parties), in and of itself;

•	any change in the referenced company’s stock price or trading volume, in and of itself; or

•	the announcement of the transactions contemplated by the merger agreement.

Termination of the Merger Agreement

Termination by Amgen or Tularik

Either Amgen or Tularik, by action of their respective boards of directors, may terminate the merger agreement and abandon the merger at any time prior to consummation of the merger, whether before or after approval of the merger agreement by Tularik stockholders:

•	by mutual written consent of Amgen and Tularik;

•	by written notice of either party, if the merger is not completed by September 30, 2004, referred to as the outside date (which date may be extended to December 31, 2004 if the registration statement has not been declared effective by the SEC or if all of the conditions required for closing have been satisfied other than obtaining required governmental approvals, which approvals are reasonably capable of being obtained by December 31, 2004), except that this right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of the failure of the merger to be completed;

•	by written notice of either party, if any governmental entity has permanently restrained, enjoined or otherwise prohibited the merger via a final and nonappealable order;

•	by written notice of either party, if Tularik’s stockholders have not approved and adopted the merger, the merger agreement and the transactions contemplated by the merger agreement at the special meeting at which the required number of shares to approve and adopt those matters were present and entitled to vote and such vote is taken, except that this right to terminate the merger agreement is not to be available to Amgen if Amgen shall have breached its obligation to vote its shares of Tularik common stock in favor of those matters; or

•	by written notice of either party, if the other party has breached any covenant, representation or warranty set forth in the merger agreement which (i) would result in a failure of a closing condition relating to the accuracy of the representations and warranties of the representing party or the performance of its obligations under the merger agreement and (ii) cannot be cured prior to or is not cured by breaching party within the earlier of 90 days after it receives written notice of such breach and two business days prior to the outside date.

Termination by Amgen

Amgen, by action of the Amgen board of directors, may terminate the merger agreement by written notice and abandon the merger at any time prior to consummation of the merger, whether before or after approval of the merger agreement by Tularik stockholders if:

•	the Tularik board of directors withdraws or adversely modifies its recommendation of the merger agreement;

•	the Tularik board of directors approves or recommends an acquisition proposal other than the merger agreement;

•	the Tularik board of directors fails to publicly reaffirm its recommendation in favor of the merger within five business days of written request by Amgen to do so following Tularik’s receipt of an acquisition proposal;

•	a tender offer or exchange offer that, if successful, would result in any person, entity or group becoming a beneficial owner of 15% or more of the outstanding shares of Tularik common stock, is commenced (other than by Amgen or its affiliates) and the Tularik board of directors fails to recommend that the Tularik stockholders not tender their shares in such tender or exchange offer within ten business days of such offer;

•	Tularik fails to call or hold its stockholders meeting by the second day prior to the outside date, except that, this right to terminate the merger agreement shall not be available if:

•	Amgen has intentionally or willfully breached any representation, warranty or covenant which caused the failure of Tularik to call or hold its special meeting of stockholders on or before such date; or

•	Tularik has been prohibited by applicable law from holding its stockholders’ meeting during the 30 day period prior to such date; or

•	since March 28, 2004, there has been any event that constitutes, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Tularik and such material adverse effect is not cured in all respects, or cannot be cured, within the earlier of 90 days after written notice thereof from Amgen to Tularik and two business days prior to the outside date.

Termination Fee

Tularik has agreed to pay to Amgen a termination fee of $50 million in connection with the following events:

•	the merger agreement is terminated by Amgen because the Tularik board of directors withdraws or adversely modifies its recommendation of the merger agreement;

•	the merger agreement is terminated by Amgen because the Tularik board of directors approved or recommended an acquisition proposal other than the merger agreement;

•	the merger agreement is terminated by Amgen because the Tularik board of directors fails to publicly reaffirm its recommendation in favor of the merger within five business days of written request by Amgen to do so following receipt of an acquisition proposal;

•	the merger agreement is terminated by Amgen because a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 15% or more of the outstanding shares of Tularik common stock, is commenced (other than by Amgen or its affiliates) and the Tularik board of directors fails to recommend that the Tularik stockholders not tender their shares in such tender or exchange offer within ten business days of such offer;

•	the merger agreement is terminated by Amgen because Tularik fails to call or hold its stockholders meeting by the second day prior to the outside date subject to the exception discussed above;

•	the merger agreement is terminated by Amgen because Tularik has willfully or intentionally breached any covenant set forth in the merger agreement, and an acquisition proposal that was publicly announced between March 28, 2004 and the date of the Tularik stockholders’ meeting to approve the merger and has not been expressly and bona fide publicly withdrawn; or

•	the merger agreement is terminated by Amgen or Tularik because the Tularik stockholders did not approve the merger agreement and, at any time after March 28, 2004 and before the vote at the Tularik stockholders meeting, an acquisition proposal was publicly announced and was not expressly withdrawn and, within twelve months of the termination of the merger agreement, Tularik completes a competing transaction or enters into an agreement with respect to a competing transaction that is ultimately consummated (whether prior to or after such twelve-month period).

The termination fee is payable by Tularik within two business days after the termination of the merger agreement except, in the case of a termination described in the last bulleted paragraph above, where the termination fee is payable within two business days after the date on which the competing transaction is consummated.

A “competing transaction” means any (i) merger, consolidation, business combination or similar transaction involving Tularik or any Tularik subsidiary pursuant to which the stockholders of Tularik immediately prior to such transaction would own less than 70% of the voting power of the entity surviving or resulting from such transaction, (ii) any direct or indirect sale, or other disposition, in one transaction or a series of transactions, by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets representing 30% or more of the consolidated assets of Tularik and its subsidiaries, (iii) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 30% or more of the voting power of Tularik, (iv) transaction, including any tender offer or exchange offer, that if consummated would result in or would reasonably be expected to result in any person or group beneficially owning 30% or more of the voting power of Tularik or in which any person or group shall acquire the right to acquire beneficial ownership of 30% or more of the outstanding voting power of Tularik or (v) any combination of the foregoing.

Expenses

If the merger agreement is terminated by Tularik because of an intentional or willful breach by Amgen of any of its representations, warranties or covenants contained in the merger agreement, or by Amgen because of an intentional or willful breach by Tularik of any of its covenants contained in the merger agreement, the breaching party will pay the other party’s reasonable out-of-pocket expenses up to an amount equal to $10 million not later than two business days after being notified of such expenses by the nonbreaching party. However, in no event shall Tularik be obligated to pay to Amgen any such expenses if a $50 million termination fee becomes payable as described above. Amgen and Tularik have also agreed to each pay one-half of any applicable expenses related to printing, filing and mailing this proxy statement/prospectus and related registration statement and all related SEC and other regulatory filing fees, excluding legal and accounting fees and expenses, which are to be borne solely by the incurring party. All other expenses incurred by Amgen and Tularik in connection with the merger will be borne solely and entirely by the incurring party.

Amendments, Extensions and Waivers

Amendments

The merger agreement may be amended by action of the Amgen board of directors and the Tularik board of directors at any time prior to the effective time of the merger. However, after approval of the merger agreement by the Tularik stockholders, no amendment may be made without further stockholder approval which, by law or in accordance with the rules of the NASDAQ National Market, requires further approval by the Tularik stockholders. All amendments to the merger agreement must be in writing signed by each party.

Extensions and Waivers

At any time prior to the effective time of the merger, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of any other party to the merger agreement;

•	waive any inaccuracies in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant the merger agreement; and

•	waive compliance by any other party with any of the agreements or conditions contained in the merger agreement.

However, after any approval of the transactions contemplated by the merger agreement by the Tularik stockholders, there may not be, without further approval of the Tularik stockholders, any extension or waiver of the merger agreement or any portion of the merger agreement which, by law or in accordance with the rules of the NASDAQ National Market, requires further approval by the Tularik stockholders. All extensions and waivers must be in writing and signed by the party against whom the extension or waiver is to be effective.

STOCKHOLDER VOTING AGREEMENT

The following summary describes certain material provisions of the stockholder voting agreement, which is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the stockholder voting agreement that is important to you. We encourage you to read the stockholder voting agreement carefully in its entirety.

Concurrently with the execution and delivery of the merger agreement, Amgen entered into a stockholder voting agreement with each of the Tularik executive officers and directors. The Tularik executive officers and directors are referred to as the “Stockholders” in this summary of the stockholder voting agreement. As of April 20, 2004, the Stockholders beneficially owned 5,511,485 outstanding shares of Tularik common stock, representing approximately 7.9% of the outstanding shares of Tularik common stock.

Under the stockholder voting agreement, the Stockholders agreed to vote their shares of Tularik common stock:

•	in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement (and any actions required in furtherance thereof);

•	against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Tularik under the merger agreement or of any of the Stockholders contained in the stockholder voting agreement; and

•	except as otherwise agreed to in writing in advance by Amgen, against the following actions or proposals (other than the merger with Amgen):

(a)	any acquisition proposal;

(b)	any change in the persons who constitute the Tularik board of directors that has not been previously approved by at least a majority of the persons who were directors of Tularik as of March 28, 2004 (or their successors who were so approved);

(c)	any change in the present capitalization of Tularik or any amendment of the articles of incorporation or bylaws of Tularik;

(d)	any other material change in the corporate structure or business of Tularik; or

(e)	any other action or proposal involving Tularik or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement.

Each of the Stockholders has granted Amgen an irrevocable proxy to cause his shares to be counted as present at any meeting of Tularik’s stockholders and to vote or act by written consent with respect to those shares on the matters set forth above.

The stockholder voting agreement prohibits any of the Stockholders from selling, transferring, tendering, pledging, encumbering, assigning or otherwise disposing of any of their respective shares of Tularik common stock. However, one of the Stockholders (Dr. David V. Goeddel) may transfer any of his shares of Tularik common stock to any trust, beneficiary, administrator or custodian or otherwise for estate planning purposes, provided that such transferee enters into a written agreement in favor of Amgen agreeing to be bound by the terms and conditions of the stockholder voting agreement. Each of the Stockholders also agreed not to grant any other proxy, power of attorney, or other authorization in or with respect to his shares and not to take any action that would have the effect of preventing, impeding, interfering with or adversely affecting his ability to perform his obligations under the stockholder voting agreement. No Stockholder is required to exercise outstanding options under the stockholder voting agreement.

Each Stockholder also agreed that he will not and will not permit any of his controlled affiliates to:

•	participate in a solicitation of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Tularik common stock in connection with any vote or other action on any matter, other than to recommend that the Tularik stockholders vote in favor of the merger and the merger agreement and otherwise as expressly provided in the stockholder voting agreement;

•	deposit any shares of Tularik common stock in a voting trust or subject any shares of Tularik common stock to any arrangement or agreement with any person with respect to the voting of such shares of Tularik common stock, except as permitted by the stockholder voting agreement; and

•	directly or indirectly (i) solicit, initiate or induce or knowingly or intentionally facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal or any proposal that would reasonably be expected to lead to any acquisition proposal; (ii) furnish any information with respect to any acquisition proposal; (iii) participate or engage in discussions or negotiations with any person with respect to any acquisition proposal, except to notify such person as to the existence of the no solicitation provisions; or (iv) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any acquisition proposal or a transaction contemplated thereby.

The stockholder voting agreement terminates upon the earliest to occur of:

•	the mutual consent of Amgen and the Stockholders;

•	the consummation of the merger;

•	the date the merger agreement is terminated; or

•	the date of any modification, waiver or amendment to the merger agreement in a manner that materially reduces the merger consideration payable in the merger.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

Both Amgen and Tularik are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law, or the DGCL. Before the consummation of the merger, the rights of holders of Tularik common stock are also governed by the amended and restated certificate of incorporation of Tularik, the amended and restated bylaws of Tularik and the Rights Agreement, as amended, between Tularik and Wells Fargo Bank Minnesota, N.A. After the consummation of the merger, Tularik stockholders will become stockholders of Amgen, and their rights will be governed by the DGCL, the restated certificate of incorporation of Amgen, as amended, the amended and restated bylaws of Amgen and the Amended and Restated Rights Agreement between Amgen and American Stock Transfer and Trust Company.

The following is a summary of the material differences between the rights of Amgen stockholders and the rights of Tularik stockholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Amgen and Tularik stockholders and is qualified in its entirety by reference to the DGCL and the various documents of Amgen and Tularik we refer to in this summary. You should carefully read this entire proxy statement/prospectus and the other documents we refer to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Amgen and being a stockholder of Tularik. Amgen and Tularik have filed with the SEC their respective documents referred to herein and will send copies of these documents to you upon your request. See “Additional Information-Where You Can Find More Information.”

	Tularik	Amgen
Authorized Capital Stock	The authorized capital stock of Tularik consists of 145,000,000 shares of common stock, par value of $0.001 per share and 5,000,000 shares of preferred stock, par value of $0.001 per share. No shares of preferred stock are outstanding.	The authorized capital stock of Amgen consists of 2,750,000,000 shares of common stock, par value $0.0001 per share and 5,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are outstanding.

Number of Directors	The Tularik bylaws provide that the authorized number of directors shall be six. The Tularik board of directors currently consists of six directors.	The Amgen bylaws provide that the number of directors of Amgen will be fixed from time to time by Amgen’s board of directors. The number of directors of Amgen currently authorized is fourteen. The Amgen board currently consists of fourteen directors.

Cumulative Voting	The Tularik certificate of incorporation does not provide for cumulative voting, and accordingly, holders of Tularik common stock have no cumulative voting rights in connection with the election of directors.	The Amgen certificate of incorporation does not provide for cumulative voting, and accordingly, holders of Amgen common stock have no cumulative voting rights in connection with the election of directors.

Classification of Board of Directors	Tularik does not have a classified board. According to the Tularik certificate of incorporation, directors shall be elected at each annual meeting of stockholders for a term of one year.	The Amgen certificate of incorporation classifies the board of directors into three separate classes, as nearly equal in size as possible, with staggered three-year terms.

Removal of Directors	The Tularik certificate of incorporation provides that the board of directors or any individual director may be removed from office at any time (a) with cause by the	The Amgen bylaws provide that at a special meeting called for such purpose, the board of directors, or an individual director, may be removed, with cause, by a vote of the

	Tularik	Amgen
	affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of stock entitled to vote at an election of directors or (b) without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of stock entitled to vote an election of directors.	stockholders holding a majority of the shares entitled to vote at an election of directors.

Vacancies on the Board of Directors	The Tularik certificate of incorporation provides that a vacancy may be filled, subject to a resolution by the board of directors that any such vacancy shall be filled by the stockholders, by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor has been elected and qualified.	The Amgen certificate of incorporation and bylaws provide that vacancies and newly created directorships may only be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any newly created directorships would be apportioned among the three classes of directors to keep the size of each class as nearly equal as possible. Any director elected by a majority of the remaining directors then in office would hold office for the remainder of the term of his class and until such director’s successor has been elected and qualified.

Stockholder Action by Written Consent	The Tularik certificate of incorporation provides that no action shall be taken by stockholders except at an annual or special meeting of stockholders called in accordance with the bylaws.	The Amgen certificate of incorporation and bylaws prohibit action by the written consent of Amgen stockholders and any stockholder action must be effected at a duly called annual or special meeting of the stockholders.

Amendment of Certificate of Incorporation	The Tularik certificate of incorporation may be amended only if the proposed amendment is approved by the board of directors and thereafter approved by holders of a majority of the outstanding stock entitled to vote thereon. The Tularik certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of stock entitled to vote to amend or repeal the provisions in articles V, VI, or VII of the certificate of incorporation.	The Amgen certificate of incorporation may be amended only if the proposed amendment is approved by the board of directors and thereafter approved by holders of a majority of the outstanding stock entitled to vote thereon. An amendment of the provisions of the Amgen certificate of incorporation described under the subsection entitled “Vote on Certain Fundamental Issues” below requires the affirmative vote of at least 66 2/3% of the voting power of all outstanding shares of Amgen not held by an interested stockholder.

Amendment of Bylaws	Subject to paragraph (h) of Section 43 of the Tularik bylaws, the bylaws may be altered or amended or new bylaws may be adopted by the affirmative vote of at least 66 2/3% of the voting power of all the then-outstanding shares of voting stock. The board of directors also has the power under the Tularik	The Amgen bylaws may be repealed, altered or amended or new bylaws may be adopted by (a) the affirmative vote of not less than 66 2/3% of the outstanding shares of stock entitled to vote upon the election of directors or (b) the board of directors; provided, however, that any bylaws made by the

	Tularik	Amgen
	certificate of incorporation to adopt, amend or repeal bylaws.	directors may be amended, altered or repealed by the stockholders and provided that the board of directors shall not make or alter any bylaws fixing the qualifications, classifications, term of office or compensation of directors.

Special Meetings of Stockholders	The Tularik certificate of incorporation provides that special meetings of stockholders can only be called by (i) the Chairman of the board of directors; (ii) the Chief Executive Officer; or (iii) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.	The Amgen bylaws provide that a special meeting of the stockholders may be called, for any purpose or purposes, by the chairman of the board, the chief executive officer, the president or the board of directors at any time.

Notice of Stockholder Meetings	The Tularik bylaws provide that written notice of any stockholders meeting must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the date of the meeting.	The Amgen bylaws provide that written notice of any stockholders meeting must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the date of the meeting.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

The Tularik bylaws provide that in order for a stockholder to make a nomination for the elections of directors or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to the Secretary of Tularik:

•      not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed more than 30 days prior to or after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 120th day nor later than the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The stockholder’s written notice of nomination or proposed business must set forth:

•      as to each person the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to

The Amgen bylaws provide that in order for a stockholder to make a nomination for the elections of directors or propose business at any stockholder meeting, the stockholder must give timely notice in proper written form of his intent to make the nomination or the business proposal. To be timely, the stockholder’s notice must be delivered to, or mailed and received by the Secretary of Amgen not later than 90 days prior to the meeting; provided, however, that if less than 100 days’ notice or prior public disclosure of the date of meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the date on which the notice of the date of the meeting was mailed or the public disclosure was made. To be in proper written form, the notice must set forth:

•      the name and address of the stockholder who intends to make the nomination or proposal, and as the case may be, of the person or persons to be nominated or of the business to be proposed;

•      a representation that the stockholder is a holder of record of Amgen stock entitled to vote at the meeting and, if applicable, intends to appear in person or by proxy at

	Tularik	Amgen

be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required under Regulation 14A under the Securities Exchange Act of 1934, as amended and Rule 14a-11 thereunder;

•      as to any other business that the stockholder proposes to bring, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•      as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of such stockholder, as they appear on Tularik’s books, and of such beneficial owner; the class and number of shares which are owned beneficially and of record by such stockholder and such beneficial owner; and whether either intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal, or, in the case of a nomination, a sufficient number of holders of voting shares to elect such nominee.

the meeting to nominate the person or persons specified in the notice;

•      if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•      other information regarding each nominee or each business proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, or the business proposal been proposed, or intended to be proposed by the Amgen board of directors.

•      if applicable, the consent of each nominee to serve as director of Amgen if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure.

Proxy	The Tularik bylaws provide that each Tularik stockholder entitled to vote at a meeting of the stockholders shall have the right to vote by proxy granted in accordance with Delaware law. No such proxy may be voted after three years from its date of creation, unless the proxy provides for a longer period.	The Amgen bylaws provide that each stockholder entitled to vote at a meeting of the stockholders or to execute consents shall have the right to do so by an agent authorized by a written proxy, which shall be filed with the Secretary at or before the meeting at which it is to be used. No such proxy may be voted after three years from its date of creation, unless the proxy provides for a longer period.

Preemptive Rights	The Tularik certificate of incorporation does not grant any preemptive rights.	The Amgen certificate of incorporation does not grant any preemptive rights.

Dividends	Under the Tularik bylaws, dividends upon the capital stock of the corporation, subject to the provisions of the certificate of	Under the Amgen bylaws, dividends upon the capital stock of the corporation, subject to the provisions of the certificate of

	Tularik	Amgen
	incorporation, if any, may be declared by the board of directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the board of directors, from time to time, in their absolute discretion, think proper as reserve.	incorporation, if any, may be declared by the board of directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the board of directors, from time to time, in their absolute discretion, think proper as reserve.

Limitation of Personal Liability of Directors	The Tularik certificate of incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permitted under applicable law.

The Amgen certificate of incorporation provides that a director of Amgen will not be personally liable to Amgen or Amgen’s stockholders for monetary damages for breach of fiduciary duties, except for liability:

•      for any breach of the director’s duty of loyalty to Amgen or Amgen’s stockholders;

•      for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•      payment of a dividend or the repurchase or redemption of stock in violation of Section 174 of the DGCL; or

•      for any transaction from which the director derived an improper personal benefit.

Indemnification of Officers and Directors

The Tularik bylaws require Tularik to indemnify its directors and officers to the fullest extent permitted by the DGCL; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

•      such indemnification is expressly required to be made by law;

•      the proceeding was authorized by the board of directors of the corporation;

•      such indemnification is provided by the corporation, in its sole discretion,

The Amgen bylaws require Amgen to indemnify its directors and officers to the full extent permitted by the DGCL. In addition, Amgen must advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because he is or was a director or officer of Amgen, or is or was serving at the request of Amgen as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of any such proceeding, promptly following a request for advance, all expenses incurred by any director or officer in connection with such proceeding if the individual provides an undertaking to repay all amounts if it is ultimately determined that the person is not entitled to be indemnified

	Tularik	Amgen

pursuant to the powers vested in it under the DGCL; or

•      such indemnification is expressly required to be made under the indemnification enforcement provisions of the bylaws.

Tularik must advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because he is or was a director or officer of Tularik, or is or was serving at the request of Tularik as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of any such proceeding, promptly following a request for advance, all expenses incurred by any director or officer in connection with such proceeding if the individual provides an undertaking to repay all amounts if it is ultimately determined that the person is not entitled to be indemnified under the bylaws or otherwise.

The right to indemnification is not exclusive of any other right which that individual may have or hereafter acquire under any statute, provision of the Tularik certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Tularik bylaws also provide that Tularik has the power to indemnify its employees and other agents as set forth in the DGCL.

under the bylaws or otherwise. Notwithstanding the foregoing, Amgen is not required to indemnify a director or officer in connection with any proceeding initiated by that person or any proceedings by that person against Amgen or Amgen’s directors, officers or other agents unless:

•      the indemnification is expressly required by law;

•      the proceeding was authorized by the board of directors;

•      the indemnification is provided by Amgen in its sole discretion; or

•      such indemnification is expressly required to be made under the indemnification enforcement provisions of the bylaws.

The right to indemnification is not exclusive of any other right which that individual may have or hereafter acquire under any statute, provision of the Amgen certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Amgen bylaws also provide that Amgen has the power to indemnify its employees and other agents as set forth in the DGCL.

Stockholder Rights Plan

On December 10, 2002, Tularik adopted a share purchase rights plan pursuant to a rights agreement. The following description of the rights agreement is subject in its entirety to the terms and conditions of the rights agreement. You should read the rights agreement carefully. See “Where You Can Find More Information” below.

Exercisability of Rights. The Tularik rights agreement provides for a dividend distribution of one preferred share purchase right for each outstanding share of common stock payable on January 15, 2003 to the stockholders of record on that date. Each

On December 12, 2000, Amgen amended and restated its stockholder rights plan pursuant to an amended and restated rights agreement. The following description of the rights agreement is subject in its entirety to the terms and conditions of the rights agreement. You should read the rights agreement carefully. See “Where You Can Find More Information” below.

Exercisability of Rights. Pursuant to the Amgen rights agreement, one whole right attaches to each share of Amgen common stock outstanding. Each right entitles the registered holder to purchase from Amgen

Tularik	Amgen

right entitles the registered holder to purchase from Tularik one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $110.00 per one-one hundredth (1/100) of a preferred share, subject to adjustment.

The rights currently are evidenced by the stock certificates representing the outstanding common shares. The rights will separate from the common stock and become exercisable following the earlier of:

•      the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of the outstanding common shares; and

•      ten business days (or such later date as may be determined by Tularik’s board of directors) following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person or entity becoming the beneficial owner of 20% or more of the outstanding common shares.

“Flip-In” Feature. If a person or group becomes the beneficial owner of 20% or more of the outstanding shares of Tularik common stock, proper provision shall be made so that each holder of a right, except for such person or group, will, for a 60-day period, have the right to receive upon exercise that number of common shares having a market value of two times the exercise price of the right.

“Flip-Over” Feature. In the event that Tularik is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to a person or group that is the beneficial owner of 20% or more of the outstanding common shares, each holder of a right will thereafter have the right to receive, upon exercise at the current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market one four-thousandth (1/4000) of a share of Amgen Series A Junior Participating Preferred Stock at an initial purchase price of $350.00, subject to customary antidilution adjustments. A holder of rights will not have any rights as a stockholder of Amgen by virtue of holding the rights.

The rights currently are attached to and trade only together with outstanding certificates of Amgen common stock. The rights will separate from the common stock and become exercisable following the earlier of:

•      ten days following a public announcement that a person or group has become the beneficial owner of 10% or more of the outstanding shares of Amgen common stock; and

•      ten business days, or a later date as may be determined by the Amgen board of directors, following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person becoming the beneficial owner of 10% or more of the outstanding shares of Amgen common stock.

“Flip-In” Feature. If a person or group becomes the beneficial owner of 10% or more of the outstanding shares of Amgen common stock, then each registered holder of an Amgen right, except for such person or group, will be entitled to purchase, upon exercise, shares of Amgen common stock having a then current market value equal to two times the exercise price of the right.

“Flip-Over” Feature. Each right will entitle the holder, except for a person or group that is the beneficial owner of 10% or more of the outstanding shares of Amgen common stock, to purchase, upon exercise, a number of shares of common stock of an acquiring company having a then current market value of two times the exercise price of the right if an acquiring company obtains 10% or more of the outstanding shares of Amgen common stock and then one of the following occurs:

•      Amgen merges into the acquiring company;

Tularik	Amgen

value of two times the exercise price of the right.

“Exchange” Feature. Prior to the acquisition by the beneficial owner of 20% or more of the outstanding shares of common stock of 50% or more of the outstanding common shares, Tularik’s board of directors may exchange the rights, in whole or in part, at an exchange ratio of one common share, or one one-hundredth of a preferred share, per right (or, at the election of Tularik, Tularik may issue cash, debt, stock or a combination thereof in exchange for the rights), subject to adjustment.

Redemption of Rights. At any time prior to the earliest of (i) the day of the first public announcement that a person or group has become the beneficial owner of 20% or more of the outstanding common shares or (ii) January 15, 2013, Tularik’s board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right.

Amendment of Rights. The terms of the rights may be amended by Tularik’s board of directors without the consent of the holders of the rights, except that from and after such time as the rights are distributed no such amendment may adversely affect the interest of the holders of the rights excluding the interests of a person who becomes the beneficial owner of 20% or more of the outstanding common shares.

Final Expiration Date. The rights will expire at the close of business on January 15, 2013 unless earlier redeemed or exchanged by Tularik.

Series A Junior Participating Preferred Stock. In connection with the creation of the rights, the Tularik board of directors designated 1,000,000 shares as Tularik “Series A Junior Participating Preferred Stock.”

Anti-takeover Effects. The Tularik rights agreement is designed to maximize the value of Tularik’s outstanding common stock in the event of an unsolicited attempt to take over Tularik in a manner or on terms that are

•      the acquiring company merges into Amgen; or

•      Amgen sells more than 50% of its assets or earning power to an acquiring company.

“Exchange” Feature. After a person or group obtains 10% or more of the outstanding shares of Amgen common stock, but less than 50%, the Amgen board of directors may, at its option, exchange all or some of the then-outstanding and exercisable rights (other than rights owned by such person or group) for Amgen common stock at an exchange ratio of one share of common stock per right, adjusted to reflect any stock split, stock dividend or similar transaction.

Redemption of Rights. Prior to the time a person or group becomes the beneficial owner of 10% or more of the outstanding shares of Amgen common stock, the Amgen board of directors may redeem the rights in whole, but not in part, at a redemption price of $0.00025 per right, subject to adjustment.

Amendment of Rights. Amgen may amend the rights agreement for so long as the rights are then redeemable. After the rights are no longer redeemable, Amgen may amend or supplement the rights agreement only:

•      to cure an ambiguity or correct a defective or inconsistent provision;

•      to shorten or lengthen any time period under the rights agreement; or

•      in any manner that does not adversely affect the interests of the holders of the rights.

Once the rights are no longer redeemable, the Amgen board of directors may not adopt any amendment that would lengthen the time period during which the rights are redeemable.

Final Expiration Date. If not previously exercised, the rights will expire on December 12, 2010, unless Amgen earlier redeems or exchanges the rights or extends the final expiration date.

	Tularik	Amgen

not approved by the Tularik board of directors. Once the Tularik rights have become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with Tularik in most cases.

The Tularik rights agreement was amended in connection with the execution of the merger agreement to exclude the merger agreement and related transactions from the scope of the rights agreement. Accordingly, the Tularik rights agreement does not apply to the proposed merger with Amgen described in this proxy statement/prospectus.

Series A Junior Participating Preferred Stock. In connection with the creation of the rights, the Amgen board of directors has authorized the issuance of 687,500 shares of Amgen preferred stock designated as “Series A Junior Participating Preferred Stock.”

Anti-takeover Effects. The Amgen rights agreement is designed to maximize the value of Amgen’s outstanding common stock in the event of an unsolicited attempt to take over Amgen in a manner or on terms that are not approved by the Amgen board of directors. Once the Amgen rights have become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with Amgen in most cases. The rights could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of Amgen, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. The rights should not interfere with any merger or other business combination approved by the Amgen board of directors since Amgen may redeem the rights prior to the time that a person becomes the beneficial owner of 10% or more of outstanding shares of Amgen common stock.

The Amgen rights agreement does not apply to the merger with Tularik.

Dissenters’ Rights	Dissenters’ appraisal rights are not available to Tularik stockholders with respect to the merger.	Dissenters’ appraisal rights are not available to Amgen stockholders with respect to the merger.

Certain Business Combination Restrictions	The Tularik board of directors has expressly approved the merger agreement and the stockholder voting agreement so that the restrictions set forth above with respect to business combinations do not apply to the merger agreement or the stockholder voting agreement or the transactions contemplated thereby. Tularik’s bylaws provide that the	A corporation can elect not to be governed by Section 203 of the DGCL, which generally protects publicly-traded Delaware corporations from hostile takeovers, and from actions following such takeover. However, Amgen has not made this election and is therefore governed by Section 203 of the DGCL.

	Tularik	Amgen
corporation elects not to be governed by Section 203 of the DGCL.

Vote on Certain Fundamental Issues	Neither the Tularik certificate of incorporation nor the Tularik bylaws contain provisions regarding “business combinations.”

The Amgen certificate of incorporation requires that in the case of certain “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions with an interested stockholder who beneficially owns 20% or more of Amgen’s voting stock, the transaction must be approved by 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder. Notwithstanding the foregoing, 66 2/3% approval by the Amgen stockholders is not required if:

•      a majority of the directors who are unaffiliated with the interested stockholder and were members of the board prior to the time the interested stockholder became an interested stockholder approve the transaction; or

•      the transaction complies with specific pricing and procedural conditions set forth in Amgen’s certificate of incorporation.

ADDITIONAL INFORMATION

Stockholder Proposals

Tularik will hold an annual meeting in the year 2004 only if the merger has not already been completed. If such a meeting is held, stockholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2004 annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by Tularik before the close of business on                     . Stockholders that intend to present a proposal that will not be included in the proxy statement for the 2004 annual meeting must give notice of the proposal to Tularik no fewer than 90 nor more than 120 days prior to the date of the 2004 annual meeting. Even if Tularik receives a proposal from a stockholder in a timely manner, it will not guarantee that the proposal will be included in the proxy statement or that it will be presented at the 2004 annual meeting because other requirements exist under the Securities Exchange Act of 1934.

You may write to the Secretary of Tularik at the following address: Tularik Inc., 1120 Veterans Boulevard, South San Francisco, California 94080, Attn: Corporate Secretary.

Legal Matters

The legality of Amgen common stock offered by this proxy statement/prospectus will be passed upon for Amgen by its counsel, Latham & Watkins LLP. Certain United States federal income tax consequences of the merger will be passed upon for Amgen by Latham & Watkins LLP and for Tularik by Cooley Godward LLP. Latham & Watkins attorneys and their families own beneficial interests in less than 0.1% of the outstanding shares of Amgen common stock and an attorney of Latham & Watkins receives certain contractual payments based on certain geographic product sales.

Experts

The consolidated financial statements and schedule of Amgen Inc. appearing in Amgen’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of December 2002 and 2003 and for the years then ended, incorporated in this proxy statement/prospectus by reference to Tularik’s Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the year ended December 31, 2001 and appearing in Tularik’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

Amgen and Tularik file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Amgen or Tularik at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Amgen and Tularik are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

Amgen has filed a registration statement on Form S-4 to register with the SEC the Amgen common stock to be issued to Tularik stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Amgen, in addition to being a proxy statement of Tularik for the Tularik special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Amgen and Tularik and Amgen common stock. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Amgen and Tularik to “incorporate by reference” information into this proxy statement/prospectus. This means that Amgen and Tularik can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Amgen and Tularik have previously filed with the SEC. They contain important information about Amgen and Tularik and their financial condition. The following documents, which were filed by Amgen with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	Annual Report of Amgen on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 11, 2004;

•	Current Report of Amgen on Form 8-K dated March 29, 2004, filed with the SEC on March 29, 2004; and

•	the description of Amgen’s common stock, contractual contingent payment rights and preferred share purchase rights contained in its registration statements on Form 8-A filed with the SEC on September 7, 1983 and April 1, 1993, and Current Reports on Form 8-K filed with the SEC on February 28, 1997 and December 18, 2000, respectively, including any amendment or report filed for the purpose of updating that description.

The following documents, which were filed by Tularik with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	Annual Report of Tularik on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 5, 2004;

•	Current Reports of Tularik on Form 8-K dated April 22, 2004, filed with the SEC on April 22, 2004, dated March 29, 2004, filed with the SEC on April 16, 2004 and dated March 30, 2004, filed with the SEC on March 30, 2004;

•	information specifically incorporated by reference into Tularik’s Annual Report on Form 10-K for the year ended December 31, 2003 from Tularik’s definitive proxy statement on Schedule 14A, filed with the SEC on March 17, 2004; and

•	the description of Tularik’s common stock set forth in its registration statement on Form 8-A, (relating to File No. 333-89177) filed with the SEC on December 7, 1999, and any amendment or report filed with the SEC for the purpose of updating the description.

In addition, Amgen and Tularik incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the Tularik special meeting, respectively. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

Amgen and Tularik also incorporate by reference the following additional documents:

•	the agreement and plan of merger attached to this proxy statement/prospectus as Annex A;

•	the stockholder voting agreement attached to this proxy statement/prospectus as Annex B; and

•	the written opinion of Goldman Sachs, dated March 28, 2004, attached to this proxy statement/prospectus as Annex C.

Amgen has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Amgen, and Tularik has supplied all the information contained in or incorporated by reference ionto this proxy statement/prospectus relating to Tularik.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from Amgen or Tularik, as the case may be, or from the SEC through the SEC’s web site at www.sec.gov. Documents incorporated by reference are available from Amgen and Tularik without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Amgen stockholders and Tularik stockholders may request a copy of such documents by contacting the applicable investor relations department at:

Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320-1799 (805) 447-1000 Attn: Investor Relations	Tularik Inc. 1120 Veterans Blvd South San Francisco, California 94080 (650) 825-7000 Attn: Investor Relations

In addition, you may obtain copies of the information relating to Amgen, without charge, by sending an e-mail to investor.relations@amgen.com. You may obtain copies of some of this information by making a request through the Amgen investor relations web site, http://www.amgen.com/investor/litRequest.html.

In addition, you may obtain copies of the information relating to Tularik, without charge, by sending an e-mail to irelations@tularik.com. You may obtain copies of some of this information by making a request through the investor relations section of the Tularik web site, http://www.tularik.com.

In order for you to receive timely delivery of the documents in advance of the Tularik special meeting, Amgen or Tularik, as applicable, should receive your request no later than             .

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMGEN INC.,

ARROW ACQUISITION, LLC

AND

TULARIK INC.

DATED AS OF MARCH 28, 2004

AGREEMENT AND PLAN OF MERGER, dated as of March 28, 2004 (this “Agreement”), by and among AMGEN INC., a Delaware corporation (“Parent”), ARROW ACQUISITION, LLC, a Delaware limited liability company wholly-owned by Parent (“Merger Sub”), and TULARIK INC., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent and the Company have approved and declared advisable this Agreement and the merger of the Company with and into the Merger Sub (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, the Board of Managers of Merger Sub has approved this Agreement and the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the LLC Act;

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in the best interest of their respective stockholders;

WHEREAS, the Company’s goodwill and workforce are material inducements for Parent and Merger Sub to enter into this Agreement;

WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, (i) Parent or Merger Sub, as applicable, is entering into with those individuals listed on Schedule A (a) employment agreements and/or offer letters, (b) proprietary information and inventions agreements, (c) mutual agreements to arbitrate claims, and (d) non-competition agreements with certain of such individuals who are stockholders of the Company ((a) through (d) collectively, the “Employment Agreements”) that will become effective at the Effective Time (as defined herein); (ii) the Company stockholders listed on Schedule B are entering into stockholder voting agreements with Parent and Merger Sub (the “Voting Agreements”); and (iii) each director and officer of the Company is delivering to Parent a written agreement in substantially the form of Exhibit A hereto (an “Affiliate Agreement”);

WHEREAS, for federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, certain capitalized terms used herein are defined in Section 9.3;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the LLC Act, the Company shall be merged with and into Merger Sub at the Effective Time. Following the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the Surviving Entity of the Merger (the “Surviving Entity”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place on the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article 7 (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or (to the extent provided by Law) waiver of those conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, unless another place is agreed to in writing by the parties hereto. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and LLC Act and shall make all other filings or recordings required under the DGCL and LLC Act. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and LLC Act. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

1.4 Certificate of Formation; Limited Liability Company Operating Agreement.

(a) The Certificate of Formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter changed or amended as provided therein or by the LLC Act or by applicable Law.

(b) The Limited Liability Company Operating Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Operating Agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

1.5 Managing Board/Officers

(a) The members of the Board of Managers of Merger Sub immediately prior to the Effective Time shall be the members of the managing board of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of the Company shall resign effective as of the Effective Time.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF

THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, the Company or the holders of any of the following securities:

(i) Conversion of Company Common Stock. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(a)(ii)), shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, except that cash shall be paid in lieu of issuing any fractional shares of Company Common Stock as set forth in Section 2.2(e) (such shares and cash, the “Merger Consideration”). At the Effective Time, each share of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock.

(ii) Cancellation of Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub, or any wholly-owned Subsidiary of Parent or Merger Sub, or the Company as treasury stock, or a wholly-owned subsidiary of the Company, shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

(iii) Merger Sub. The issued and outstanding limited liability company interests of Merger Sub shall remain issued and outstanding and shall constitute the only issued and outstanding equity interests of the Surviving Entity.

(b) Change in Shares. In the event that the Company changes the number of outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible into shares of Company Common Stock or shares of Parent Common Stock, as the case may be), recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Exchange Ratio shall be equitably adjusted, without duplication with respect to any such event, as Parent and the Company shall mutually agree (such agreement not to be unreasonably withheld or delayed) so as to preserve the economic benefits that Parent and the Company reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

(c) Associated Rights.

(i) References in this Agreement to Parent Common Stock shall include, unless the context requires otherwise, the associated preferred share purchase rights issued pursuant to the Amended and Restated Rights Agreement dated as of December 12, 2000 between Parent and American Stock Transfer and Trust Company, as Rights Agent (the “Parent Rights Agreement”).

(ii) References in this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated preferred share purchase rights issued pursuant to the Rights Agreement dated as of December 11, 2002 between the Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent, as amended (the “Company Rights Agreement”).

2.2 Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2 through the Exchange Agent, certificates representing a number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by the number of outstanding shares of Company Common Stock held by holders of record other than Parent, Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub, rounded down to the nearest whole number. Parent agrees to provide to the Exchange Agent, from time to time as needed, immediately available funds sufficient to pay cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends and other distributions pursuant to Section 2.2(c). Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid per share of Company Common Stock pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Sections 2.2(c) and 2.2(e) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate, other than Parent or Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub, (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, which letter shall be in customary form and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1(a)(i) (after taking into account all shares of Company Common Stock then held by such holder) and/or (B) a check in the amount equal to the cash that such holder has the right to receive with respect to cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.2(e) and dividends and other distributions pursuant to Section 2.2(c). No interest will be paid or will accrue on any cash payable pursuant to Section 2.2(c) or Section 2.2(e). In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent in accordance with this Section 2.2(b), accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate in accordance with Section 2.2(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d) Further Rights in Company Common Stock. The Merger Consideration delivered upon surrender of the Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to such share of Company Common Stock.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock, or book-entry credit of the same, shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional share of Parent Common Stock, each holder of Company Common Stock otherwise entitled to a fraction of a share of Parent Common Stock will be entitled to receive from the Exchange Agent a cash payment in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Closing Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and, from and after such delivery to Parent, any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock (including any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e)), and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(g) No Liability. Neither Parent, Merger Sub, the Surviving Entity, the Exchange Agent nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e)), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

(j) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.2(f). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent, for any reason, in accordance with Section 2.2(b), shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e)) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case without any interest thereon.

2.4 Stock Options. At the Effective Time, each unexercised and unexpired Company Option then outstanding under any Company Stock Option Plan or otherwise, whether or not then exercisable, shall be converted into an option to purchase Parent Common Stock in accordance with this Section 2.4; provided, however, that with respect to any such Company Options granted under the Company’s Rules of Approved Executive Share Option Sub-Scheme and the Company’s Rules of Unapproved Share Option Sub-Scheme For Employees (the “UK Stock Option Plans”), (i) Parent shall use commercially reasonable efforts to obtain the consent of the holders of such Company Options to such conversion and (ii) each such Company Option so converted shall satisfy the requirements set forth in the UK Stock Option Plans applicable to such conversion; provided, further that to the extent any Company Options have been issued pursuant to agreements that have not been documented in writing, or that have been documented but not provided to Parent, the Company shall use commercially reasonable efforts to obtain the consents of the holders of such Company Options to such conversion; provided, further that the Company and Parent agree to cooperate to restructure such conversion of Company Options held by holders who are not United States residents to the extent necessary or desirable in order to accommodate local legal or tax considerations. Each Company Option so converted shall have, and be subject to, the same terms and conditions (including vesting schedule) as set forth in the applicable Company Stock Option Plan and any agreements thereunder (or if issued other than pursuant to a Company Stock Option Plan, pursuant to the agreement that governs its issuance) immediately prior to the Effective Time and, to the extent allowable under applicable Law and the terms of the Company Stock Option Plan (or such other agreement), the terms and conditions of (i) the Employment Agreements, (ii) the executive transition assistance plan (substantially in the form provided to the Company by Parent on the date hereof), (iii) the employee transition assistance plan (substantially consistent with the terms and conditions set forth in the term sheet delivered to the Company by Parent on the date hereof) that Parent will adopt prior to the Effective Time (together, the “Transition Assistance Plans”) and (iv) Schedule C, except that (x) each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (y) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The conversion of any Company Options which are “incentive stock options,” within the meaning of Section 422 of the Code, into options to purchase Parent Common Stock shall be made so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code. Continuous employment with the Company or any Company Subsidiary shall be credited to the optionee for purposes of determining the vesting of all converted Company Options after the Effective Time. In addition to the foregoing, Parent shall assume each Company Stock Option Plan and the number and kind of shares available for issuance under each such Company Stock Option Plan shall be converted into shares of Parent Common Stock in accordance with the provisions of the applicable Company Stock Option Plan.

2.5 Employee Stock Purchase Plan. The Company shall take all requisite action with respect to the Company’s 1999 Employee Stock Purchase Plan, as amended (the “ESPP”), to ensure that (i) with respect to any offering period(s) commencing on or after the date of this Agreement, no participant in the ESPP increases his or her rate of payroll deductions, and (ii) as of the Effective Time, the ESPP is terminated, and that rights of participants pursuant to the ESPP cease to represent any claim on the equity of the Company. The Company shall deliver to Parent prior to Closing sufficient evidence that the ESPP has been terminated pursuant to a resolution of the Board of Directors of the Company (the form and substance of such resolution shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld). The rights of participants in the ESPP with respect to any offering period(s) then underway under the ESPP, that commence prior to the Effective Time, shall be determined by treating the last business day prior to the Effective Time as the last day of any such offering period(s) and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period(s) but otherwise treating such shortened offering period(s) as a fully effective and completed offering period(s) for all purchases under the ESPP. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP and the terms of any offering period(s) commencing prior to the Effective Time) that are necessary to give effect to the transactions contemplated by this Section 2.5 and to provide that, as of the Effective Time, participants and former participants in the ESPP shall cease to have any right or interest thereunder. Notwithstanding the foregoing, all actions taken and all adjustments made pursuant to this Section 2.5 shall be taken or made in compliance with Sections 423 and 424 of the Code and so as not to result in a “modification” under such Sections.

2.6 Company Warrants. At the Effective Time, each unexercised and unexpired Company Warrant then outstanding shall be converted into a warrant to purchase Parent Common Stock in accordance with this Section 2.6. Each Company Warrant so converted shall continue to have, and be subject to, the same terms and conditions as set forth in the agreement relating to such Company Warrant immediately prior to the Effective Time, except that (i) each Company Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share purchase price for the shares of Parent Common Stock issuable upon exercise of such Company Warrant so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Except for Company Warrants that terminate pursuant to their terms as of the Effective Time, prior to the Effective Time the Company shall use commercially reasonable efforts to obtain all necessary consents to ensure that holders of Company Warrants will have no rights other than the right to receive the consideration provided for in this Section 2.6 from and after the Effective Time.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (and subject to Section 9.14 hereof), the Company hereby represents and warrants to Parent and Merger Sub that the statements in this Article 3 are true and correct.

3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company (collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and in good standing, under the Laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and the Company Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing which have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.2 Subsidiaries. Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of (a) all of the Company Subsidiaries and (b) all capital stock or other voting securities or Equity Interests in any other Person held by the Company. All issued and outstanding Equity Interests in each Company Subsidiary have been validly issued and fully paid and are nonassessable and free of preemptive rights and are owned beneficially and of record by the Company or another wholly-owned Company Subsidiary, free and clear of all Liens of any kind or any restrictions on the right to vote, sell or otherwise dispose of such Equity Interests. Except for the capital stock of, or voting securities or Equity Interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock of or other voting securities or Equity Interests in any other Person.

3.3 Certificate of Incorporation and Bylaws; Corporate Books and Records. The copies of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Company Certificate”), and Amended and

Restated Bylaws (the “Company Bylaws”) that are listed as exhibits to the Company’s Form 10-K for the year ended December 31, 2003 (the “Company Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company Bylaws. True and complete copies of the minutes of all meetings of stockholders, the Board of Directors of the Company and the Company Subsidiaries, each committee of the Board of Directors of the Company and the Company Subsidiaries, including exhibits to the minutes (or in the case of minutes of the Board of Directors of the Company and the Company Subsidiaries, or committees of the Board of Directors of the Company and the Company Subsidiaries that have not been finalized, accurate drafts thereof), since January 1, 2001 have been made available by the Company to Parent.

3.4 Capitalization

(a) The authorized capital stock of the Company consists of 145,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”), of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock. As of March 25, 2004 (i) 67,091,938 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 352,429 shares of Common Stock were issuable (and such shares were reserved for issuance) upon the exercise of Company Warrants outstanding as of such date pursuant to warrant agreements set forth on Section 3.4(a) of the Company Disclosure Letter and previously delivered in complete and correct form to Parent, (iii) 8,643,165 shares of Company Common Stock were issuable (and such shares were reserved for issuance) upon the exercise of Company Options outstanding as of such date, (iv) 960,382 shares of Company Common Stock were issuable (and such shares were reserved for issuance) upon the exercise of purchase rights under the ESPP outstanding as of such date, (v) 104,747 shares of Company Common Stock were issuable (and such shares were reserved for issuance) under the Tularik Salary Savings Plan and (vi) no shares of Common Stock were held in the treasury of the Company. No shares of Company Preferred Stock are issued or outstanding.

(b) The authorized capital stock of Cumbre consists of 30,000,000 shares of Cumbre Common Stock and 23,500,000 shares of Cumbre Preferred Stock. As of November 13, 2003, (i) 1,603,927 shares of Cumbre Common Stock were issued and outstanding, (ii) 12,970,000 shares of Cumbre Series A Preferred Stock were issued and outstanding, (iii) 10,500,000 shares of Cumbre Series B Preferred Stock were issued and outstanding, (iv) 76,000 shares of Cumbre Common Stock were issuable (and such shares were reserved for issuance) upon the exercise of Cumbre Warrants outstanding as of such date and (v) 3,350,644 shares of Cumbre Common Stock were issuable (and such shares were reserved for issuance) upon the exercise of Cumbre Options outstanding as of such date. The Company owns 1,000 shares of Cumbre Common Stock and 12,970,000 shares of Cumbre Series A Preferred Stock. Except as set forth in the preceding sentence, neither the Company nor any Company Subsidiary owns any other Equity Interests or securities convertible into or exchangeable for Equity Interests in Cumbre. All of the shares of Cumbre Series A Preferred Stock and Cumbre Common Stock owned by the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(c) Except as set forth in Section 3.4(a) and Section 3.4(b), as of March 25, 2004, there are no options, warrants, stock appreciation rights, “phantom” stock rights, performance units, rights to receive Equity Interests or voting securities of the Company or any Company Subsidiary on a deferred basis or other rights that are linked to the value of the Equity Interests of the Company or any Company Subsidiary or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its Equity Interests, or securities convertible into or exchangeable for Equity Interests in the Company or any Company Subsidiary. Between March 25, 2004 and the date hereof, neither the Company nor any Company Subsidiary has issued any Equity Interests, or securities convertible into or exchangeable for such Equity Interests, other than those shares of capital stock reserved for issuance as set forth in clauses

(i) through (v) of Section 3.4(a). The Company has previously provided Parent with a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under the applicable Company Stock Option Plan or outside of any Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options. All shares of Company Common Stock subject to issuance under the Company Options and the Company Warrants, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Company Common Stock or any capital stock of, or other Equity Interests of, the Company or any Company Subsidiary. Except as disclosed in Section 3.4(d) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, guaranty the obligations of or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

3.5 Authority; Authentication.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 3.24. The Board of Directors of the Company, by resolutions adopted by unanimous vote of those voting at a meeting duly called and held at which a quorum was present and acting throughout, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, and has declared the Merger to be advisable, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (iii) resolved (subject to Section 6.4) to recommend this Agreement and the Merger to its stockholders for approval and adoption and (iv) directed that this Agreement be submitted to its stockholders for consideration. This Agreement has been duly and validly executed and delivered by the Company and, assuming the Agreement has been duly and validly executed and delivered by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The Board of Directors of the Company has taken all necessary action to render Section 203 of the DGCL, and any other provision of the Company Certificate or Company Bylaws, or other organizational or constitutive document or governing instruments of the Company or any Company Subsidiary, inapplicable to this Agreement, the Voting Agreements and the consummation of the transactions contemplated hereby and thereby without further action on the part of the Board of Directors of the Company. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Voting Agreements or the transactions contemplated hereby and thereby.

(c) The Company Rights Agreement has been amended so that: (A) Parent and Merger Sub are each exempt from the definition of “Acquiring Person” contained in the Company Rights Agreement, and no “Shares Acquisition Date” or “Distribution Date” (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or the Voting Agreements or the consummation of the Merger and the other transactions contemplated by this Agreement or the Voting

Agreements and (B) the Company Rights Agreement will terminate and the preferred share purchase rights thereunder will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified as of the date hereof or as of the Closing (unless such amendment or modification is made in connection with the Company’s acceptance of a Superior Proposal in accordance with Section 6.4). True and complete copies of the Company Rights Agreement and of all such amendments thereto through the date hereof have been previously provided to Parent.

3.6 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the Company Certificate, the Company Bylaws or any equivalent organizational documents of any Company Subsidiary (assuming the stockholder approval set forth in Section 3.24 is obtained), (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.6(b) have been obtained and all filings and notifications described in Section 3.6(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (iii) except as listed in Section 3.6(a) of the Company Disclosure Letter, require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to any Company Material Contract or Company Permit.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of NASDAQ, the HSR Act, foreign or supranational antitrust and competition Laws and the filing and recordation of the Certificate of Merger as required by the DGCL and LLC Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.7 Permits; Compliance With Law. Each of the Company and the Company Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all Governmental Entities (including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder) necessary for the Company or any such Company Subsidiary to own, lease and operate its properties or other assets and to carry on its respective business in substantially the manner described in the Company SEC Filings filed prior to the date hereof and as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except, with respect to clauses (i) and (ii), for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.8 SEC Filings; Financial Statements.

(a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the

Exchange Act, as the case may be, since January 1, 2001 (collectively, the “Company SEC Filings”). Each Company SEC Filing, (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Filing has been revised, supplemented, amended or superceded by a later-filed Company SEC Filing, or has otherwise become immaterial, none of the Company SEC Filings contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of the Company, the consolidated Company Subsidiaries and Cumbre as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company as of December 31, 2003 included in the Company’s Form 10-K for the year ended December 31, 2003, including the notes thereto, neither the Company nor any Person whose operating results are consolidated within the Company’s financial statements has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2003 that are not material to the business of the Company and Company Subsidiaries taken as a whole and (ii) liabilities and obligations incurred in connection with the Company’s performance of its obligations under this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

(d) The Company has previously provided to Parent a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

3.9 Absence of Certain Changes or Events. Except as permitted pursuant to Section 5.1 or as disclosed in Section 3.9 of the Company Disclosure Letter, since December 31, 2003, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been: (a) any change, event, development, effect or condition, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (b) any declaration or setting aside by the Company of any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests; (c) any material damage, destruction or loss (whether or not covered by insurance) with respect to the Company or any Company Subsidiary; (d) any acquisition by the Company or any Company Subsidiary of any interest in any assets in excess of $100,000 individually, or $250,000 in the aggregate; (e) any sale, pledge, assignment, disposition, transfer, sale and leaseback, license, guarantee, securitization or encumbrance or authorization of any sale, pledge disposition, transfer, lease, sale and leaseback, license, guarantee, securitization or encumbrance, of any material property, asset or interest therein (including Intellectual Property and the Company’s type 2 diabetes product candidate known as T131) of the Company or any Company Subsidiary, except for (i) sales of inventory and used equipment in the ordinary course of business consistent with past practice, (ii) the incurrence of Permitted Liens or (iii) transactions pursuant to Contracts specifically excluded from Section 3.13(a)(ii); (f) any change by the Company in its accounting methods, principles or practices; (g) any revaluation by the Company of any of its material assets; (h) any split, combination or reclassification of any Equity Interests of the Company or any Company Subsidiary or any purchase or other acquisition, directly or indirectly, by the Company or any Company Subsidiary of the Equity Interests of the Company or such Company Subsidiary; (i) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Company Subsidiary; or (j) any incurrence by the Company or any Company Subsidiary of any indebtedness for borrowed money or the issuance of any debt securities by the Company or any Company Subsidiary or the assumption, guarantee, endorsement or, as an accommodation or otherwise, by the Company or any Company Subsidiary of the obligations of any other Person.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth an accurate and complete list of all (i) “employee welfare benefit plans” (“Company Welfare Plans”), within the meaning of Section 3(1) of ERISA; (ii) “employee pension benefit plans” (“Company Pension Plans”), within the meaning of Section 3(2) of ERISA; (iii) bonus, stock option, stock purchase, restricted stock, incentive, performance award, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”), under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, policies, commitments and/or practices; and (iv) termination and severance contracts or agreements, material employment agreements, and consulting services agreements involving consideration to the consultant in excess of $25,000 per year, in each case, for active, retired or former employees, directors or consultants that are maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any Company Subsidiary or ERISA Affiliate, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices are governed by ERISA, insured, legally binding, formal or informal, funded or unfunded, or written or oral (all of the foregoing plans, programs, arrangements, commitments, practices, contracts and agreements referred to in (i), (ii), (iii) and (iv) above are collectively referred to as “Company Benefit Plans”). For purpose of this Section 3.10, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any Company Subsidiary as a single employer within the meaning of Section 414 of the Code. Neither the Company nor, to the knowledge of the Company, any other Person or entity, has made any commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) With respect to each Company Benefit Plan, the Company has delivered to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written, a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and the most recent summary plan descriptions, together with any summary of material modifications, (C) the two most recent annual reports (Form 5500 or 990 series and all schedules attached thereto) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter, (E) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan and (F) all filings made by the Company or any ERISA Affiliate of the Company with any Governmental Entity, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c) Each Company Benefit Plan (including any related trust) complies in all material respects in form with the requirements of applicable Law, including ERISA and the Code and has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Company’s consolidated balance sheet dated as of December 31, 2003 included in the Company’s Form 10-K for the year ended December 31, 2003 (the “Balance Sheet”). With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company would reasonably expect to be subject to any material liability (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(d) (i) The Company and each ERISA Affiliate have performed all material obligations required to be performed by them under each Company Benefit Plan and neither the Company nor any ERISA Affiliate is in material default under or in material violation of any Company Benefit Plan, (ii) each Company Benefit Plan has been established and maintained in accordance with its material terms and in substantial compliance with all applicable Laws, (iii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and the corresponding related exemption of its trust from U.S. federal income taxation under Section 501(a) of the Code is so exempt, each VEBA has been determined by the IRS to be exempt from U.S. federal income taxation under Section 501(c)(9) of the Code, and to the knowledge of the Company, nothing has occurred that would be reasonably expected to result in the loss of such qualification or exemption, (iv) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (v) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Pension Plan is subject to Part 2 of Subtitle B of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the Balance Sheet), (vi) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS, the United States Department of Labor, the United States Pension Benefit Guaranty Corporation, or the United States Department of Health and Human Services (other than routine benefits claims), (vii) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any Lien arising under Section 302 of ERISA or Section 412(n) of the Code, (viii) all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures required under applicable law have been timely provided to participants, (ix) all contributions and payments to such Company Benefit Plan are deductible under Code Sections 162 or 404, (x) no assets of any Company Benefit Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code, and (xi) no excise Tax could be imposed upon the Company under Chapter 43 of the Code.

(e) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) of ERISA.

(f) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G–1) under any Company Benefit Plan or otherwise could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Set forth in Section 3.10(f) of the Company Disclosure Letter is (i) the estimated maximum amount that could be paid to each disqualified individual in connection with the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, assuming that the individual’s employment with the Company is terminated immediately after the Effective Time, (ii) the grant dates, exercise prices and vesting schedules applicable to each Company Option granted to the individual, (iii) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement and (iv) the maximum additional amount that the Company has an obligation to pay to each disqualified individual to reimburse the disqualified individual for any excise tax imposed under Section 4999 of the Code with respect to the disqualified individual’s excess parachute payments (including any taxes, interest or penalties imposed with respect to the excise tax).

(g) Except as required by applicable Law, no Company Benefit Plan provides any of the following retiree or post–employment benefits to any person: medical, disability or life insurance benefits and/or other welfare benefits and neither the Company nor any Company Subsidiary has any obligation to provide such benefits. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(h) Neither the Company nor any Company Subsidiary sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

(i) With respect to each Company Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA, all claims incurred (including claims incurred but not reported) by employees, former employees and their dependents thereunder for which the Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on the Company’s consolidated financial statements for the fiscal year ended December 31, 2003.

3.11 Labor and Other Employment Matters.

(a) Except as set forth in the Company SEC Filings filed prior to the date of this Agreement, no work stoppage or labor strike against the Company or any Company Subsidiary by employees is pending or, to the knowledge of the Company, threatened which would have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. The Company and each of the Company Subsidiaries are in substantial compliance with all applicable Laws respecting labor, employment, fair employment practices (including, but not limited to, equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours. The Company and each Company Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). There are no material pending claims against the Company or any

Company Subsidiary under any workers’ compensation plan or policy or for long term disability; and neither the Company nor any Company subsidiary is subject to, is a party to, or, to the knowledge of the Company, has been threatened with any action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Entity, charge or lawsuit relating to labor or employment matters involving any current or former employees or consultants, including but not limited to matters involving labor, employment, fair employment practices (including, but not limited to, equal employment opportunity laws), terms and conditions of employment, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours. There are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their respective current or former employees or consultants, which controversies have or would reasonably be expected to result in an action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Entity, charge or lawsuit. To the Company’s knowledge, as of the date hereof, no employees of the Company or any Company Subsidiary are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or such Company Subsidiary or to the use of trade secrets or proprietary information of others.

(b) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated, nor is there, nor has there been in the last five years, a representation question respecting any of the employees of the Company or any Company Subsidiary, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any Company Subsidiary to authorize representation by any labor union or labor organization.

(c) [Reserved]

(d) The Company has identified in Section 3.11(d) of the Company Disclosure Letter and has made available to Parent true and complete copies of all Company Benefit Plans of the Company and each Company Subsidiary with or relating to its employees or consultants which contain change in control provisions. Neither the execution and delivery of this Agreement or other related agreements, nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment), except as provided by Parent (i) result in any payment (including, without limitation, severance or unemployment compensation) becoming due to any employee of the Company or any Company Subsidiary or Affiliate from the Company or any Company Subsidiary or Affiliate under any Company Benefit Plan or otherwise, (ii) significantly increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan, (iv) result in the forgiveness of any indebtedness, (v) result in any obligation to fund future benefits under any Company Benefit Plan, or (vi) result in the imposition of any restrictions with respect to the amendment or termination of any of the Company Benefit Plans. No individual who is a party to an employment agreement listed in Section 3.10(a) or 3.11(d) of the Company Disclosure Letter or any agreement incorporating change in control provisions with the Company or any Company Subsidiary has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company or any Company Subsidiary under such agreement.

(e) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which would reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the PBGC, the United States Department of Treasury, the United States Department of Labor or any multiemployer plan.

(f) There has never been, and there is no pending or, to the knowledge of the Company, threatened, claim, lawsuit, audit, investigation or arbitration that has been asserted or instituted against the Company or any Company Subsidiary by any Governmental Entity or any individual relating to the legal status or classification of an individual classified by the Company or any Company Subsidiary as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant).

3.12 Tax Treatment. None of the Company, any Company Subsidiary nor any of the Company’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To the Company’s knowledge, there is no agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.13 Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter lists each of the following Contracts to which the Company or any Company Subsidiary is a party or is otherwise bound, other than Company Benefit Plans, and other than Contracts entered into after the date hereof, but only to the extent entering into such Contract is permitted by Section 5.1 hereof (such Contracts entered into after the date hereof being deemed to be set forth in Section 3.13(a) of the Company Disclosure Letter and included within the Company Material Contracts to the extent they would have been required to have been so listed and so included if entered into prior to the date hereof and provided the Company promptly notifies Parent thereof) (such Contracts being the “Company Material Contracts”):

(i) each Contract that (A) involved payment by the Company or any Company Subsidiary of consideration of more than $250,000 in the aggregate over the term of such Contract and has continuing material obligations, rights or interests (other than a Contract under which the sole continuing obligation is to maintain confidentiality), (B) involves payment by the Company or any Company Subsidiary of consideration of more than $250,000, in the aggregate, over the term of such Contract; or (C) requires payment by the Company or any Company Subsidiary of consideration of more than $150,000, in the aggregate, over the term of such Contract and which cannot be cancelled by the Company or any Company Subsidiary without penalty or further payment or without more than 90 days’ notice (other than payments for services rendered to the date of termination and reasonable, immaterial termination expenses);

(ii) each Contract pursuant to which the Company, any Company Subsidiary or any other party thereto has material continuing obligations, rights or interests, relating to the research, development, clinical trial, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product or product candidate for which the Company or any Company Subsidiary is currently engaged in research or development (excluding: (a) clinical study agreements with clinical trial sites, (b) non-disclosure agreements (provided, that non-disclosure agreements relating to potential business combinations or acquisitions involving the Company or a Company Subsidiary or similar transactions shall be included), (c) Contracts with independent contractors or vendors providing for services to the Company or a Company Subsidiary (provided, that material manufacture or supply services or material Contracts with contract research organizations for clinical trials related services shall be included) and (d) customary material transfer Contracts (provided, that material transfer Contracts for pre-clinical products or clinical products of the Company or any Company Subsidiary with commercial, pharmaceutical or biotechnology companies shall be included), in each case of the foregoing (a), (b), (c) or (d), entered into in the ordinary course of business, consistent with past practice);

(iii) each material License pursuant to which the Company, any Company Subsidiary or any other party thereto has material continuing obligations, rights or interests;

(iv) each Contract pursuant to which the Company, any Company Subsidiary or any other party hereto has material continuing obligations, rights or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary;

(v) all material advertising and management Contracts, excluding Contracts for employment, pursuant to which the Company, any Company Subsidiary or any other party thereto has continuing material obligations, other than a continuing obligation to maintain confidentiality, and all consulting Contracts involving consideration in excess of $25,000 per year with consultants to the Company or any Company Subsidiary;

(vi) all Contracts evidencing indebtedness in excess of $250,000;

(vii) all Real Property Leases and Personal Property Leases;

(viii) all material Contracts with any Governmental Entity;

(ix) all Contracts that limit or purport to limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all Contracts requiring payments by or to the Company or any Company Subsidiary in excess of $15,000 individually between or among the Company or any Company Subsidiary and any director, officer, stockholder holding five percent or more of any class of outstanding equity securities of the Company or, to the Company’s knowledge, any Affiliate of such Person;

(xi) all Contracts that result in any Person holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses (other than powers of attorney granted in the ordinary course of business to (i) independent contractors or vendors assisting with the approval or conduct of clinical trials outside the United States, (ii) patent counsel engaged in the prosecution of patents, (iii) freight forwarders and (iv) employees of the Company or any Company Subsidiary to act on behalf of the Company or such Company Subsidiary with respect to Taxes or Company Benefit Plans);

(xii) all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

(xiii) all other Contracts, whether or not made in the ordinary course of business, that are material to the Company and the Company Subsidiaries, taken as a whole, or to the conduct of their respective businesses, taken as a whole, or the absence of which would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

(b) (i) All Company Material Contracts are valid and binding on the Company or a Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, (ii) all Company Material Contracts are in full force and effect, (iii) the Company and each of the Company Subsidiaries has performed in all material respects all obligations required to be performed by them under the Company Material Contracts and, (iv) to the Company’s knowledge, each other party to a Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in the case of (i), (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under or permit termination, modification or acceleration under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) A true and complete copy of each Company Material Contract, and all amendments thereto, has been delivered to Parent.

(d) To the knowledge of the Company, neither the Company nor any Company Subsidiary has, as of the date hereof, entered into a Contract with a Specially Designated National or Blocked Person as defined by the Office of Foreign Asset Control of the United States Department of the Treasury.

3.14 Litigation. Except as and to the extent set forth in Company SEC Filings filed prior to the date of this Agreement, (i) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or, to the knowledge of the Company, affecting the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party that (A) would reasonably be expected to have a Company Material Adverse Effect, (B) relates to, in any manner, the Company’s research, development or commercialization of its clinical product candidates, or (C) as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement, and (ii) neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding that would reasonably be expected to have a Company Material Adverse Effect.

3.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries (i) are in compliance with all, and are not subject to any material liability with respect to any, applicable Environmental Laws, (ii) are not subject to investigation, suit, claim, action or proceeding pending, threatened against or affecting the Company or any Company Subsidiary arising under Environmental Laws, (iii) hold or have applied for all material Environmental Permits necessary to conduct their current operations, and (iv) are in material compliance with their respective Environmental Permits.

(b) To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting the Company or any Company Subsidiary relating to or arising under Environmental Laws.

(c) Neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

(d) Neither the Company nor any Company Subsidiary (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order regarding compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing to the Company or any Company Subsidiary by any third-party indemnitee for any liability under any Environmental Law or regarding any Hazardous Materials.

(e) None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup. To the knowledge of the Company, none of the real property owned or leased by the Company or any Company Subsidiary has been impacted by a release of Hazardous Materials in amounts above regulatory action levels.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) U.S. and foreign patents and patent applications, including provisional applications and for each, its number, issue date, title and priority information for each country in which such patent has been issued, or the application number, date of filing and title for each country in which a patent application is pending; (ii) Registered Proprietary Names, the registration number thereof, and, if applicable, the class of goods or the description of goods or services covered thereby, the countries in which such Registered Proprietary Name is registered, and the expiration date for each country in which such Registered Proprietary Name has been registered; (iii) Unregistered Proprietary Names, the application serial number thereof, the date of filing, the countries in which such application was filed and, if applicable, the class of goods or the description of goods or services sought to be covered thereby, (iv) copyright registrations, the number and date of registration thereof for each country in which such copyright has been registered; (v) applications for registration of copyrights and the date and countries in which such application was filed; and (vi) domain names and applications for registration of domain names, in each case included in the Owned Intellectual Property. Section 3.16(a) of the Company Disclosure Letter also lists each material License for Licensed Intellectual Property and, to the extent set forth in such Licenses, the U.S. and foreign patents and patent applications and their respective patent numbers, issue dates and titles relating to such Licensed Intellectual Property.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Letter, to the knowledge of the Company, the use of the Owned Intellectual Property or the know-how owned by the Company and the Licensed Intellectual Property and know-how licensed to the Company, in each case in connection with the operation of the business of the Company or any Company Subsidiary as currently conducted, do not, as of the date hereof, infringe or misappropriate or otherwise materially violate the Intellectual Property rights of any third party, and no claim is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging any of the foregoing. Except as listed on Section 3.16(a) of the Company Disclosure Letter, to the knowledge of the Company, no material right, license, lease, consent, or other agreement is required with respect to any Intellectual Property for the conduct of the business of the Company or any Company Subsidiary as presently conducted. None of the patents or patent applications listed in Section 3.16(a) of the Company Disclosure Letter which is Owned Intellectual Property and, to the knowledge of the Company, none of the patents or patent applications listed in Section 3.16(a) of the Company Disclosure Letter which is Licensed Intellectual Property, is involved in any material interference, reexamination, conflict or opposition proceeding, and to the knowledge of the Company, there has been no threat or other indication that any such proceeding will hereafter be commenced. None of the Registered Proprietary Names, Unregistered Proprietary Names or registrations or applications to use or register such Registered Proprietary Names or Unregistered Proprietary Names listed in Section 3.16(a) of the Company Disclosure Letter is involved in any material opposition, cancellation, nullification, interference, conflict or concurrent use proceeding, and to the Company’s knowledge, there has been no threat or other indication that any such proceeding will hereafter be commenced.

(c) Subject only to the terms of the Licenses listed in Section 3.16(a) of the Company Disclosure Letter or Licenses that are immaterial to the ordinary course of business of the Company or any Company Subsidiary as presently conducted, or except as disclosed in Section 3.16(c) of the Company Disclosure Letter or the “Owner” column of the table of patents and patent applications set forth in Section 3.16(a) of the Company Disclosure Letter, the Company or a Company Subsidiary is the sole or joint owner of the entire and unencumbered right, title and interest in and to each item of the Owned Intellectual Property, and is entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of its business as presently conducted.

(d) The Owned Intellectual Property and Licensed Intellectual Property include all of the material Intellectual Property used in the ordinary day-to-day conduct of the business of the Company or any Company Subsidiary, and, to the knowledge of the Company, there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct of such business. The patents included in the Owned Intellectual Property or, to the knowledge of the Company, the Licensed Intellectual Property are in good standing, all without challenge of any kind, and are valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(e) No legal proceedings are pending or, to the Company’s knowledge, are overtly threatened against the Company or any Company Subsidiary (i) based upon, challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Company or any Company Subsidiary infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Licenses conflict with the terms of any third party license or other agreement.

(f) To the Company’s knowledge, no third party is engaging in any activity that infringes or misappropriates the Owned Intellectual Property or Licensed Intellectual Property. Except as disclosed in Section 3.16(f) of the Company Disclosure Letter, the Company and the Company Subsidiaries have not granted any material license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property.

(g) The Company and the Company Subsidiaries have delivered or made available to Parent, as requested by Parent, true and complete copies of patents, patent applications and Licenses listed or described in Section 3.16(a) of the Company Disclosure Letter and all applications and registrations for Proprietary Names, copyrights and domain names listed or described in Section 3.16(a) of the Company Disclosure Letter.

(h) To the Company’s knowledge, all material software used in the business of the Company or any Company Subsidiary is free of all viruses, worms and trojan horses, and does not contain any bugs, errors, or problems that materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems as used in the Company’s or such Company Subsidiary’s business as presently conducted.

(i) The Company and the Company Subsidiaries have a license to use all software development tools, library functions, compilers and other third-party software that are material to the business of the Company and any Company Subsidiary, taken as a whole, as presently conducted, or that are required to operate or modify the Company Software as used in the Company’s business as presently conducted.

(j) The Company and the Company Subsidiaries have used commercially reasonable efforts to maintain their material trade secrets in confidence, including entering into licenses and Contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

(k) To the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential information of the Company or any Company Subsidiary by any Person, (ii) no employee, independent contractor or agent of the Company or any Company Subsidiary has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company or any Company Subsidiary is in material default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(l) The Company and each of the Company Subsidiaries has secured valid written assignments from all current and former consultants and employees who contributed to the creation or development of the Owned Intellectual Property of such person’s ownership interest therein. To the knowledge of the Company, none of the employees of the Company or any Company Subsidiary and none of their consultants is in violation thereof. All employees of, consultants to or vendors of the Company or any Company Subsidiary with access to confidential information of the Company or any Company Subsidiary are parties to written agreements under which, among other things, each such employee, consultant or vendor is obligated to maintain the confidentiality of confidential information of the Company or any Company Subsidiary. To the knowledge of the Company, none of the employees, consultants or vendors of the Company or any Company Subsidiary is in violation of such agreements.

(m) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to (i) any right of termination or other right to impair or limit any of the Company’s rights to own or retain a license to any of the Owned Intellectual Property or Licensed Intellectual Property used in, and material to, the ordinary day-to-day conduct of business of the Company and any Company Subsidiary, taken as a whole, or (ii) the inability (for any period of time) of the Company to transfer such rights to Parent or the Surviving Entity pursuant to the terms of this Agreement.

3.17 Supply Arrangements. To the knowledge of the Company, there are no facts or circumstances that have materially adversely affected or are reasonably likely to materially adversely affect the continued supply (either for clinical purposes or in bulk) of the active ingredients of the compounds, product candidates or products of the Company or any Company Subsidiary currently used in clinical trials.

3.18 Taxes.

(a) Each of the Company and each Company Subsidiary has duly and timely filed with the appropriate tax authorities or other Governmental Entities all Tax Returns that it was required to file prior to the date that such Tax Return became delinquent. All such Tax Returns are complete and accurate. All Taxes due and owing by any of the Company and the Company Subsidiaries on or before the date hereof (whether or not shown as being due on any Tax Returns) have been paid. None of the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and to the Company’s knowledge, there are no facts or basis upon which any such claim could reasonably be made.

(b) The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the dates of the financial statements contained in the most recent Company SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the financial statements in the most recent Company SEC Filings, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) No deficiencies for Taxes with respect to any of the Company and the Company Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity. No audit or other proceeding for or relating to any liability in respect of Taxes of any of the Company or any Company Subsidiary is being or has ever been conducted by any Tax authority or Governmental Entity, and the Company and the Company Subsidiaries have not received notification in writing that any such audit or other proceeding is pending. Each deficiency resulting from any completed audit or examination relating to Taxes by any Tax authority has been timely paid or is being contested in good faith and has been adequately reserved for on the books of the Company. No issues relating to any material amount of Taxes were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local income Tax Returns of each of the Company and the Company Subsidiaries and their predecessors for the years ended December 31, 1997, 1998, 1999, 2000, 2001, 2002 and promptly upon their availability, 2003, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries or any predecessors since December 31, 1999, with respect to Taxes of any type. Neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(d) There are no Liens for Taxes upon the assets of any of the Company and the Company Subsidiaries (other than with respect to Permitted Liens for Taxes). No power of attorney (other than powers of attorney authorizing employees of the Company or any Company Subsidiaries to act on behalf of the Company or such Company Subsidiaries, respectively) with respect to any Taxes has been executed or filed with any Tax authority.

(e) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Entity.

(f) Neither the Company nor any Company Subsidiary is responsible for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, by Contract, or otherwise. None of the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement.

(g) Neither the Company nor any Company Subsidiary has been a party to any distribution occurring during the two (2) years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(h) Neither the Company nor any Company Subsidiary (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of any of the Company or any Company Subsidiary; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(i) Neither the Company nor any Company Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law, (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law) or (v) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(j) Neither the Company nor any Company Subsidiary has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(k) None of the outstanding indebtedness of any of the Company and its Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable law.

(l) Neither the Company nor any Company Subsidiary has ever participated in an international boycott within the meaning of Code Section 999.

(m) Neither the Company nor any Company Subsidiary has entered into or participated in any transaction identified as a “listed transaction” for purposes of Treasury Regulations §§ 1.6011-4(b)(2) or 301.6111-2(b)(2).

3.19 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). Copies of all insurance policies of the Company have been provided to Parent, including the Company’s application for Directors & Officers Liability insurance, along with attachments thereto.

3.20 Properties.

(a) Each of the Company and each Company Subsidiary has (i) good and valid title to all of the properties and assets (other than Intellectual Property of the Company or any Company Subsidiary) reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Filings, except for property or assets that have been sold or disposed of in the ordinary course of business since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens, and (ii) a valid leasehold interest or other comparable contract of use in all properties and assets reflected as leased on such balance sheet (other than the Licensed Intellectual Property), except for such leases terminated in the ordinary course of business since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens. The assets of the Company and the Company Subsidiaries (other than the Owned Intellectual Property) and any assets leased or licensed by the Company and the Company Subsidiaries (other than the Licensed Intellectual Property) constitute as of the date of this Agreement, and will constitute as of the Closing (except sales and dispositions of assets in the ordinary course of business), all of the material assets, rights and properties, tangible and intangible, real or personal (other than the Intellectual Property of the Company or any Company Subsidiary), which are necessary for the operation of the business of the Company and the Company Subsidiaries, as presently operated. The Company or a Company Subsidiary, as applicable, enjoys peaceful and undisturbed possession under all Personal Property Leases and Real Property Leases.

(b) Section 3.20(b) of the Company Disclosure Letter lists all real property owned by the Company or any Company Subsidiary (the “Owned Real Properties”). The Company and the Company Subsidiaries have good and marketable and insurable title to the Owned Real Properties, free and clear of all Liens, except for Permitted Liens.

(c) (i) All Personal Property Leases and Real Property Leases are valid and binding on the Company or any Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, (ii) all Personal Property Leases and Real Property Leases are in full force and effect, (iii) the Company and each Company Subsidiary has performed in all material respects all obligations required to be performed by them under the Personal Property Leases and Real Property Leases and (iv) to the knowledge of the Company, each other party to a Real Property Lease or Personal Property Lease has performed in all material respects all obligations required to be performed by it under such Real Property Lease or Personal Property Lease. Neither the Company nor any Company Subsidiary has knowledge of any default or any event which, with the giving of notice of lapse of time or both, would be an event of default, by the lessee or licensee thereunder. All personal property owned, leased or otherwise under the control of the Company or any Company Subsidiary is in good operating condition and repair.

(d) Neither party to any Real Property Lease has commenced any action in respect of, or arising out of such Real Property Lease or given any notice to the Company or any Company Subsidiary for the purpose of terminating or threatening to terminate such Real Property Lease, and no lessor under any Real Property Lease has given any notice to the Company or any Company Subsidiary for the purpose of terminating or threatening to terminate any right of first refusal (or right of first offer) to lease or purchase, any lease expansion right, or any similar right now existing under the Real Property Leases.

(e) Except as set forth in Section 3.20(e) of the Company Disclosure Letter, to the knowledge of the Company, the improvements located on the Owned Real Property and the real property subject to the Real Property Leases are structurally sound, with no material defects, and all building systems contained therein are in good operating condition and repair, subject to ordinary wear and tear.

3.21 Regulatory Compliance. To the extent applicable to the Company or any Company Subsidiary:

(a) All Pharmaceutical Products that are subject to the jurisdiction of the FDA are being developed, labeled, stored, tested and distributed in compliance with all applicable requirements under the FDCA, the Public Health Service Act, their implementing regulations, and all applicable similar state and foreign regulatory requirements of any Governmental Entity, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new Pharmaceutical Product, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) All preclinical trials and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company and the Company Subsidiaries have been, and are being, conducted in compliance with the requirements of Good Clinical Practice and all requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company and the Company Subsidiaries have been and are being conducted in material compliance with FDA’s current Good Manufacturing Practice regulations for drug and biological products. In addition, the Company and the Company Subsidiaries are in compliance with all registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar laws, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) No Pharmaceutical Product has been recalled, suspended, or discontinued as a result of any action by the FDA or any other similar foreign Governmental Entity by the Company or any Company Subsidiary or, to the knowledge of the Company, any licensee, distributor or marketer of any Pharmaceutical Product, in the United States or outside of the United States.

(e) Neither the Company nor any Company Subsidiary has received any notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw approval or request the recall of any Pharmaceutical Product, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any Pharmaceutical Products.

(f) To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding with respect to a recall, suspension or discontinuance of any Pharmaceutical Product.

(g) As to the Pharmaceutical Products of the Company and the Company Subsidiaries for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company and the Company Subsidiaries are in compliance with 21 U.S.C. §§ 355, Section 626 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. As to each such drug, the Company and any relevant Company Subsidiary, and the officers, employees or agents of the Company and any Company Subsidiary, have included in the application for such drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) and the list described in 21 U.S.C. § 335a(k)(2) and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company and each Company Subsidiary is in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207.

(h) Neither the Company, nor any Company Subsidiary, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the

Company, nor any Company Subsidiary, nor to the knowledge of the Company, any officer, key employee or agent of the Company, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. Section 335a or any similar state law or regulation under 42 U.S.C. Section 1320a-7.

3.22 Product Registration Files. The product registration files and dossiers of the Company and each Company Subsidiary have been maintained in accordance with reasonable industry standards. The Company and each Company Subsidiary has in its possession copies of all the material documentation filed in connection with filings made by the Company or any Company Subsidiary for regulatory approval or registration of the candidates, compounds or products of the Company or any Company Subsidiary, as the case may be. To the knowledge of the Company, the filings made by the Company and the Company Subsidiaries for regulatory approval or registration of the candidates, compounds or products of the Company or any Company Subsidiary did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

3.23 Opinion of Financial Advisor. Goldman, Sachs & Co. (the “Company Financial Advisor”) has delivered to the Board of Directors of the Company its written opinion that, as of the date hereof, and subject to customary assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger is fair from a financial point of view to the holders of Company Common Stock other than Parent. The Company has provided a true and correct copy of such opinion to Parent.

3.24 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company or any Company Subsidiary necessary to approve this Agreement, the Merger and the transactions contemplated hereby (the “Company Stockholder Approval”).

3.25 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. Prior to the date of this Agreement, the Company has delivered to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor or Cooley Godward LLP pursuant to which such firms would be entitled to any payment relating to the Merger.

3.26 Sarbanes-Oxley Act. The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act and (B) the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market, Inc.’s National Market. Except as disclosed in the Company SEC Filings, there are no outstanding loans made by the Company or any Company Subsidiary to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of the Company or a Company Subsidiary. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any loans to any executive officer or director of the Company or any Company Subsidiary. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Company Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure, and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has delivered to Parent a correct and complete summary of any such disclosure made by management of the Company to the Company’s auditors and audit committee since January 1, 2001. Since December 31, 2001, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or officer of the Company. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Exchange Act.

3.27 Disclosure. None of the representations or warranties of the Company contained herein and none of the information contained in the Company Disclosure Letter when taken as a whole, contains, or at the Effective Time will contain, any untrue statement of a material fact or omits, or at the Effective Time will omit, to state a material fact required to be stated herein or therein necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

3.28 Registration Statement and Proxy Statement Disclosure. The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (iii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

3.29 Affiliate Agreements. Each “affiliate” of the Company as of the date hereof (within the meaning of Rule 145 under the Securities Act) has executed and delivered to the Parent an Affiliate Agreement and such Affiliate Agreement is in full force and effect.

3.30 Cumbre. The Company has delivered to Parent a true and complete copy of a Business Plan for Cumbre dated February 2004 (the “Offering Memorandum”). To the knowledge of the Company, the Offering Memorandum did not, as of its date, contain any untrue statement of a material fact. In addition, except as set forth on Section 3.30 of the Company Disclosure Letter, the Company has no commitment to, whether by Contract or otherwise, or other liability owing to, or related to, Cumbre.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company that the statements in this Article 4 are true and correct.

4.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority, as the case may be, to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing which have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.2 Certificate of Incorporation and Bylaws. The copies of (i) Parent’s Restated Certificate of Incorporation, as amended, listed as an exhibit to Parent’s Form 10-K for the year ended December 31, 2003 (the “Parent Certificate”) and (ii) Amended and Restated Bylaws as of March 8, 2004, which has previously been provided to the Company (the “Parent Bylaws”), are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of the Parent Certificate or Parent Bylaws.

4.3 Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Merger Sub has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Each of (a) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (b) the issuance of shares of Parent Common Stock in accordance with this Agreement has been duly and validly authorized by all necessary corporate action by Parent and no other corporate proceedings on the part of Parent or any Parent stockholder votes are necessary to authorize this Agreement or to consummate such transactions. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Merger Sub and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the Agreement has been duly and validly executed and delivered by the Company, constitutes the legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the Parent Certificate or the Parent Bylaws or the certificate of formation of Merger Sub, as the case may be, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained and that all filings and notifications described in Section 4.4(b) have been made, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, materially impede the consummation by Parent of the Merger, (iii) require any consent or approval under any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or other assets is subject, the failure of which to obtain would prevent, materially impede the consummation by Parent of the Merger, or (iv) result in any breach of, any loss of any benefit under or default (or an event which with notice or lapse of time or both would become a default) under, or result in termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or other assets is subject, in each case the effect of which would prevent, materially impede the consummation by Parent of the Merger.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of NASDAQ, the HSR Act, foreign or supranational antitrust and competition Laws, and the filing and recordation of the Certificate of Merger as required by the DGCL and LLC Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.5 Authorization of Shares. All shares of Parent Common Stock to be issued as Merger Consideration, when issued pursuant to and in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights.

4.6 SEC Filings; Financial Statements.

(a) Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2001 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Filing has been revised, supplemented, amended or superceded by a later-filed Parent SEC Filing, or has otherwise become immaterial, none of the Parent SEC Filings contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect).

4.7 Ownership of Merger Sub. All of the outstanding limited liability company interests of Merger Sub are owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued Equity Interests in Merger Sub or obligating Merger Sub to grant, issue or sell any Equity Interests in Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any Equity Interests of Merger Sub.

4.8 Operation of Merger Sub. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

4.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Subsidiary of Parent (a “Parent Subsidiary”).

4.10 Registration Statement and Proxy Statement Disclosure. The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (iii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as specifically permitted by any other provision of this Agreement, unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or unless Parent shall otherwise agree in writing, the Company shall, and shall cause each Company Subsidiary to, (i) maintain its existence in good standing under all applicable Laws, (ii) conduct its operations only in the ordinary and usual course of business consistent with past practice, (iii) use its commercially reasonable efforts to protect the Owned Intellectual Property and Licensed Intellectual Property to the end that the Company’s and the Company Subsidiaries’ goodwill and ongoing businesses shall not be impaired in any material respects, and (iv) use its commercially reasonable efforts to keep available the services of the current employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and the Company Subsidiaries with their employees, customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary in order to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

(a) amend the Company Certificate or the Company Bylaws, any certificate of designation with respect to the Company Preferred Stock, or other comparable charter or organizational documents of any Company Subsidiary;

(b) except as set forth on Section 5.1(b) of the Company Disclosure Letter with respect to clause (i) below, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any Equity Interests in, or voting securities of, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for such Equity Interests or voting securities, or any options, warrants or other rights of any kind to acquire any such Equity Interests or voting securities or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company or any Company Subsidiary, except that the Company may (i) grant stock options to purchase up to 100,000 shares of Company Common Stock in the aggregate to new employees of the Company or any Company Subsidiary under the Company’s 1997 Equity Incentive Plan, as amended, provided, that no such grant to purchase more than 10,000 shares of Company Common Stock shall be made to any individual without the prior written consent of Parent, (ii) grant stock option to purchase not more than 50,000 shares of Company Common Stock in the aggregate to non-employee directors of the Company to the extent provided in the automatic grant provisions of the Company’s Amended and Restated 1997 Non-Employee Directors’ Stock Option Plan, provided that any such grants shall provide for a vesting schedule whereby no such options shall vest or be exercisable for thirty-six months following the date of grant, (iii) issue shares of Company Common Stock pursuant to the ESPP or upon the exercise of Company Options outstanding on the date hereof (or that are granted or issued after the date of this Agreement in compliance with this Agreement) and in accordance with their terms as of the date hereof, and (iv) issue shares of Company Common Stock upon the exercise of Company Warrants outstanding as of the date hereof.

(c) (i) sell, pledge, assign, dispose of, transfer, lease, sell and leaseback, license, guarantee, securitize or encumber, or authorize the sale, pledge, disposition, transfer, lease, sale and leaseback, license, guarantee, securitization or encumbrance of, any property or asset or interest therein (excluding Owned Intellectual Property and Licensed Intellectual Property) of the Company or any Company Subsidiary), except for (A) sales of inventory and used equipment in the ordinary course of business consistent with past practice, (B) the incurrence of Permitted Liens or (C) transfers of property, assets or interests which are not, individually or in the aggregate, material, (ii) enter into, modify or amend any Real Property Lease or Personal Property Lease, except for capital leases that are permitted by Section 5.1(f), or (iii) enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than with the Company or any wholly-owned Company Subsidiary;

(d) (i) declare, set aside or pay any dividends on, or make any other distributions (whether payable in cash, stock or property or a combination thereof) in respect of, any of its Equity Interests, other than dividends or distributions by a wholly-owned Company Subsidiary to its stockholders, (ii) enter into any agreement with respect to the voting of its Equity Interests or voting securities, (iii) split, combine, subdivide or reclassify any of its Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its Equity Interests or (iv) other than pursuant to the Contracts set forth in Section 5.1(d) of the Company Disclosure Letter, purchase, redeem or otherwise acquire any of its Equity Interests or any other securities thereof or any rights, warrants or options to acquire any such Equity Interests or other securities;

(e) directly or indirectly acquire (i) by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person or (ii) any asset or assets that, individually, has a purchase price or total license, royalty or other fees payable in excess of $100,000 or, in the aggregate, have a purchase price or total license, royalty or other fees payable in excess of $200,000, except for (A) new capital expenditures, which shall be subject to the limitations of clause (g) below, and (B) purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice, which, individually or in the aggregate, would not be reasonably expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

(f) (i) incur any indebtedness for borrowed money or capital lease obligations or guarantee any such indebtedness or capital lease obligations of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or of any Company Subsidiary, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money or capital lease obligations, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make or authorize any loan, advance or capital contributions to, or investments in, any other Person, other than in the case of the foregoing (i) and (ii), (A) by the Company or a Company Subsidiary to or in the Company or any wholly-owned Company Subsidiary; (B) in connection with the purchase of supplies in the ordinary course of business consistent with past practice; (C) under the Company’s existing credit facilities or replacement credit facilities in an aggregate amount not larger than the Company’s existing credit facilities; or (D) in an aggregate additional amount of $250,000;

(g) make or agree to make any new capital expenditure (including leases and in-licenses), or enter into any agreement or agreements providing for payments which are in excess of $200,000 individually or $1,000,000 in the aggregate; provided that, neither the Company nor any Company Subsidiary may make any capital expenditure related to (i) the purchase of equipment for Tularik Limited, a United Kingdom corporation, (ii) the Company’s genomics programs, studies or operations, (iii) automated compound inventory system, (iv) Berthold up-grades, (v) CRF imaging equipment or (vi) development pharmaceutical equipment

(h) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in 3.10(a) of the Company Disclosure Letter: (i) adopt, enter into, terminate or amend any (A) Company Benefit Plan or (B) other collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, termination, severance, indemnification or other plan, trust, fund, policy or arrangement for the benefit of any current or former employee or consultant, except to the extent required by applicable Law, (ii) increase in any manner the compensation, bonus, or fringe or other benefits of, or pay any bonus to, any current or former employee or consultant, other than in the case of employees who are neither current nor former officers or directors, increases made in connection with annual merit increases or non-material increases in the ordinary course of business consistent with past practice and of no more than 5% of an employee’s base salary as of December 31, 2003, or as required by any binding employment agreement, (iii) pay any benefit or amount not required under any Company Benefit Plan, (iv) increase in any manner the severance or termination pay of any current or former employee or consultant, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, “phantom” stock or other stock related awards), or remove any existing restrictions in any Company Benefit Plans or agreements or awards made thereunder, (vi) amend or modify any Company Stock Option or, in any material respect, any Company Warrant, (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan, or (viii) take any action to amend, waive or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under any Company Benefit Plan;

(i) (i) increase the number of employees of the Company and the Company Subsidiaries by more than 3%, based on the number of employees employed by the Company and the Company Subsidiaries as of the date hereof, (ii) enter into an employment agreement or relationship, other than an “at will” employment relationship, with any Person, or (iii) enter into an employment agreement or relationship with any Person at a Vice President or more senior position;

(j) except as required by Law or any judgment by a court of competent jurisdiction, (i) pay, discharge or satisfy any material liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Filings (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or pursuant to existing Company Material Contracts or pursuant to Contracts expressly permitted by this Section 5.1, (ii) cancel, discharge or adversely modify the terms of any indebtedness owed to the Company or any Company Subsidiary or (iii) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(k) waive any benefits of, agree to modify in any respect, fail to enforce, or consent to any matter with respect to which consent is required under, any (A) standstill or similar agreement containing provisions prohibiting a third party from purchasing the Equity Interests, voting securities or assets of the Company or any Company Subsidiary or otherwise seeking to influence or exercise control over the Company or any Company Subsidiary and to which the Company or any Company Subsidiary is a party or (B) confidentiality, non-solicitation or similar agreements to which the Company or any Company Subsidiary is a party;

(l) make any change in accounting policies or procedures, other than as required by GAAP or by a Governmental Entity and as concurred to by the Company’s independent public accountants;

(m) make any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any amended material Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(n) write up, write down or write off the book value of any assets of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice and GAAP;

(o) take any action to render inapplicable, or to exempt any third party from, (i) the provisions Section 203 of the DGCL or (ii) any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, in each case, other than the Merger;

(p) enter into, modify, amend or terminate, or waive, release or assign any rights or claims under (i) any Contract pursuant to which the Company, any Company Subsidiary or any other party thereto has material continuing obligations, rights or interests relating to the research, development, clinical trial, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product or product candidate for which the Company or any Company Subsidiary is currently engaged in research or development, (excluding: (A) clinical study agreements with clinical trial sites, (B) non-disclosure agreements (other than non-disclosure agreements relating to potential business combinations or acquisitions involving the Company or any Company Subsidiary or similar transactions), (C) Contracts with independent contractors or vendors providing for services to the Company or a Company Subsidiary (other than material manufacture or supply services Contracts or material Contracts with contract research organizations for clinical trials related services), and (D) customary material transfer Contracts (other than material transfer Contracts for pre-clinical products or clinical products of the Company or any Company Subsidiary with commercial, pharmaceutical or biotechnology companies), in each case of the foregoing (A), (B), (C), or (D), entered into in the ordinary course of business consistent with past practice); or (ii) any License pursuant to which the Company, any Company Subsidiary or any other party thereto has, or will have, material continuing obligations, rights or interests;

(q) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (i) adversely affect the Company in any material respect, (ii) impair the ability of the Company to perform its obligations under this Agreement in any material respect, (iii) prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement or (iv) limit or restrict the Surviving Entity, any Affiliate of the Surviving Entity or any of their successors and assigns from engaging or competing in any line of business or in any geographic area;

(r) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to (i) conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, such Contract, (ii) give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under such Contract, or (iii) result in the creation of any Lien other than Permitted Liens in or upon any of the properties or other assets of the Company or any Company Subsidiary under, or give rise to any increased, additional, accelerated, or guaranteed material right or entitlements of any third party under, or result in any material alteration of, any provision of, such Contract;

(s) enter into any Contract containing any restriction on the ability of the Company or any Company Subsidiary to assign its rights, interests or obligations thereunder, unless such Contract expressly permits any assignment to Parent or any Parent Subsidiary in connection with or following the consummation of the Merger;

(t) enter into a Contract with a Specially Designated National or Blocked Person as defined by the Office of Foreign Asset Control of the United States Department of the Treasury;

(u) except as otherwise expressly permitted by this Section 5.1, modify or amend in any material respect, or terminate, or waive, release or assign any material rights or material claims under, or agree to any material change in, any Company Material Contract;

(v) (i) amend, modify or waive any provision of the Company Rights Agreement, or take any action to render the preferred stock purchase rights issued under the Company Rights Agreement inapplicable to any transaction or Person, other than the Merger and other than Parent, Merger Sub or any Parent Subsidiary, (ii) prior to the Effective Time, redeem the preferred stock purchase rights issued under the Company Rights Agreement or (iii) adopt any other stockholder rights agreement or “poison pill”;

(w) take any action that is intended or would reasonably be expected to result in any of the representations and warranties set forth in Article 3 to become untrue or any condition set forth in Article 7 not being satisfied;

(x) (i) pre-pay any long term debt, except in the ordinary course of business consistent with past practice, (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (iii) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (iv) vary the Company’s practice with respect to the purchase of supplies and raw materials in any material respect from the Company’s past practices;

(y) except as set forth in Section 5.1(y) of the Company Disclosure Letter, the Company shall not, and shall not permit any of the Company Subsidiaries to, (i) (A) sell, pledge, assign, dispose of, transfer, lease, license, guarantee, securitize, abandon, fail to maintain or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee, securitization, abandonment, failure to maintain or encumbrance of, any Owned Intellectual Property or Licensed Intellectual Property (including the Company’s type 2 diabetes product candidate known as T131) or (B) grant, extend, amend (except as required in the diligent prosecution of the Company’s and the Company Subsidiaries’ Owned Intellectual Property), waive or modify any rights in or to the Owned Intellectual Property or Licensed Intellectual Property, except in the case of the foregoing (A) and (B) as permitted under clause (p)(i) above, (ii) fail to diligently prosecute the Company’s and its Subsidiaries’ patent applications, or (iii) fail to exercise a right of renewal or extension under any material License;

(z) communicate with Company employees regarding the compensation, benefits or other treatment they will receive in connection with the proposed Merger in writing, group messages or presentations, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, to the extent practicable, the Company shall provide Parent with prior notice of any such communications);

(aa) authorize, announce an intention to enter into, or enter into any agreement or otherwise make any commitment to do any of the foregoing; or

(bb) foreclose or otherwise exercise any right, power, remedy or enforcement of its rights in respect of those certain shares of Company Common Stock held or beneficially owned by any of the Company’s directors or officers and subject to certain stock pledge agreements or securing certain loan agreements between the Company and such directors or officers.

5.2 Tax-Free Reorganization Treatment

(a) Prior to the Effective Time, Parent and the Company shall use their commercially reasonable efforts, and shall cause their respective Subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. After the date of this Agreement (including, without limitation, after the Effective Time), neither Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Section 1.368-2(g) and 1.368-3(a). Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The parties hereto shall cooperate and use their commercially reasonable efforts in order for Parent to obtain the opinion of Latham & Watkins LLP described in Section 7.2(f) (and any additional tax opinion required to be delivered in connection with the Registration Statement) and for the Company to obtain the opinion of Cooley Godward LLP described in Section 7.3(c) (and any additional tax opinion required to be delivered in connection with the Registration Statement). In connection therewith, both Parent (together with Merger Sub) and the Company shall deliver to Latham & Watkins LLP and Cooley Godward LLP representation letters, dated and executed as of the dates of such opinions, in substantially the form attached to this Agreement as Exhibit B and Exhibit C, respectively, and any such representation letter delivered prior to the Effective Time shall not have been withdrawn or modified in any material respect prior to the Effective Time.

5.3 Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Registration Statement; Proxy Statement

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and the Company shall file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company as Merger Consideration. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Registration Statement and Proxy Statement. Each of the Company and Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. The Company and Parent shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Registration Statement or the Proxy, as the case may be, received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC and shall consider all comments proposed by the Company in good faith. Except as required by applicable Law, no amendment or supplement (including incorporation by reference) to the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed. Prior to the filing or mailing of any amendment or supplement to the Proxy Statement or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent.

(b) The Company shall use its commercially reasonable efforts to mail the Proxy Statement to its stockholders within five Business Days after the Registration Statement shall have become effective.

(c) The Proxy Statement shall include (subject to Section 6.4(e)) the recommendation of the Board of Directors of the Company that adoption of this Agreement by the Company’s stockholders is advisable and that the Board of Directors of the Company has determined that the Merger is fair and in the best interests of the Company’s stockholders (the “Company Recommendation”). Parent and the Company each shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d) If at any time prior to the Effective Time any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company.

(e) If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent.

6.2 Stockholders’ Meeting. The Company shall, as soon as reasonably practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), after coordination with Parent, solely for the purpose of voting upon the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby; provided, however, the Company Stockholders’ Meeting shall be held not later than two (2) Business Days prior to the Outside Date (provided that, the Company shall not be required to hold the Stockholders’ Meeting by such date if (A) at such time the Company would be entitled to terminate this Agreement under Section 8.1(g) as a result of an intentional or willful breach by Parent and such breach by Parent has been the cause of, or resulted in, the failure of the Company to call or hold the Company Stockholders’ Meeting on or before such date or (B) the Company shall have been prohibited by applicable Law from holding the Company Stockholders’ Meeting during the 30 day period prior to such date; provided that, the Company has used all commercially reasonable efforts to remove such legal impediments). In connection with the Company Stockholders’ Meeting and the transactions contemplated hereby, the Company will (i) use its commercially reasonable efforts (including postponing or adjourning the Company Stockholders’ Meeting to obtain a quorum or to solicit additional proxies) to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the other transactions contemplated hereby and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders’ Meeting. Subject to Section 6.4(e), the Company shall, through its Board of Directors, provide the Company Recommendation at the Company Stockholders’ Meeting.

6.3 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement to which the Company or any of the Company Subsidiaries is a party (which the Company or a Company Subsidiary shall use commercially reasonable efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, and subject to applicable Laws relating to access to and the exchange of information, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to provide reasonable access during normal business hours, upon reasonable prior notice to the Company, to all of the Company’s and the Company Subsidiaries’ properties, books, Contracts, commitments, personnel and records (including, without limitation, tax records and records regarding any changes in ownership of the Company’s stock), and the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document to be filed by it during such period pursuant to the requirements of Federal or state securities or Tax laws and (ii) all other information concerning its and any Company Subsidiary’s properties, books, Contracts, commitments, personnel and records as Parent may reasonably request for the purposes referred to above. No investigation conducted pursuant to this Section 6.3(a) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

(b) With respect to the information disclosed pursuant to this Section 6.3, Parent shall comply with, and shall cause its and its Affiliates’ Representatives to comply with, all of their respective obligations under the confidentiality agreement, dated February 11, 2003, as amended by an amendment letter dated May 21, 2003, previously executed by the Company and Parent, as further amended to date (the “Confidentiality Agreement”). This Agreement hereby amends the Confidentiality Agreement to provide that the prohibitions, restrictions and other terms and conditions contained in Section 6 of the Confidentiality Agreement shall not apply to this Agreement, the Voting Agreement, the Employment Agreements, the Affiliate Agreements and any of the transactions contemplated herein or therein.

6.4 No Solicitation of Transactions.

(a) The Company agrees it shall not, and it shall cause the Company Subsidiaries and its and their respective Affiliates and Representatives not to, directly or indirectly: (i) solicit, initiate or induce or knowingly or intentionally facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal or any proposal that would reasonably be expected to lead to any Acquisition Proposal, (ii) furnish to any Person any information with respect to any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 6.4(c)(i)), (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, except to notify such Person as to the existence of these provisions, or to the extent specifically permitted pursuant to Section 6.4(c)(ii), (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 6.4(e)), or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby (except for confidentiality agreements specifically permitted pursuant to Section 6.4(c)(i)). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Company Subsidiary, whether or not such Person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be a breach of this Section 6.4(a) by the Company. The Company shall and shall cause each Company Subsidiary and its and their respective Affiliates and Representatives to immediately terminate all discussions or negotiations, if any, with any third party with respect to, or any that would reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal. The Company shall promptly (but in no event later than forty-eight hours following the execution of this Agreement) demand that each Person which has heretofore executed a confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible Acquisition Proposal (other than agreements that have expired by their terms) to immediately return or destroy (which destruction shall be certified in writing by such Person to the

Company) all confidential information heretofore furnished by the Company, any Company Subsidiary or any of its or their Affiliates or Representatives to such Person, its Subsidiaries or any of its or their Affiliates or Representatives. The parties agree that in no event shall Parent or Merger Sub be deemed an Affiliate of the Company for purposes of this Section 6.4(a). Section 6.4(a) of the Company Disclosure Letter sets forth a complete list of any confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible Acquisition Proposal (other than agreements that have expired by their terms).

(b) (i) As promptly as practicable, and in any event within twenty-four hours, after any officer or director of the Company receives or has knowledge of any Acquisition Proposal or any request for information or inquiry which could reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry, a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry and a written summary of any such Acquisition Proposal, request or inquiry, if it is not in writing. After receipt of the Acquisition Proposal, request or inquiry, the Company shall continue to promptly keep Parent informed in all material respects of the status and details (including notice of all material amendments or proposed material amendments and a summary of all oral proposals, requests or inquiries) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(ii) The Company shall provide Parent with five Business Days prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which such Board of Directors is reasonably expected to discuss any Acquisition Proposal or Change of Recommendation described in Section 6.4(e)(B).

(c) If, prior to the receipt of the Company Stockholder Approval, the Company receives a bona fide written Acquisition Proposal from a Person that is a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications to this Agreement proposed by Parent and Merger Sub during any five Business Day period referenced below), the Company shall promptly provide to Parent written notice that shall state expressly (A) that it has received a Superior Proposal and (B) the identity of the party making such Superior Proposal and the material terms and conditions of the Superior Proposal (the “Superior Proposal Notice”) and may, so long as the Superior Proposal was not solicited after the date hereof, was made after the date hereof and did not otherwise result from a breach of this Section 6.4, take the following actions (but only if and to the extent that Board of Directors of the Company concludes in good faith, following the receipt of advice of its outside legal counsel, that the failure to do so would result in a breach of its fiduciary obligations to its stockholders under applicable Law):

(i) furnish nonpublic information to the Person making the Acquisition Proposal, provided that (A) prior to furnishing any such nonpublic information to such Person, (1) the Company gives Parent written notice of its intention to furnish nonpublic information and (2) the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person on its behalf and customary standstill provisions, the terms of which are no more favorable to such Person than the terms contained in the Confidentiality Agreement, and (B) contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes to Parent all such nonpublic information not previously provided to Parent and a detailed list of all such non-public information previously provided to Parent; and

(ii) engage in discussions and negotiations with such Person with respect to the Acquisition Proposal.

(d) For a period of not less than five Business Days after Parent’s receipt of each Superior Proposal Notice, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this

Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal (a “Former Superior Proposal”). The terms and conditions of this Section 6.4 shall again apply to any inquiry or proposal made by any Person who withdraws a Superior Proposal or who made a Former Superior Proposal (after withdrawal or after such time as their proposal is a Former Superior Proposal).

(e) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the Company Recommendation or (ii) recommend, adopt or approve or propose publicly to recommend, adopt or approve, any Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement, (A) other than in connection with an Acquisition Proposal, the Board of Directors of the Company may withhold, withdraw or modify the Company Recommendation, and (B) in response to the receipt of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after the Company’s compliance with Section 6.4(b), Section 6.4(c) and Section 6.4(d), the Board of Directors of the Company may withhold or withdraw the Company Recommendation and may recommend the Superior Proposal (any of the actions under the foregoing (A) or (B), whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), if, in the case of (A) or (B), both of the following conditions are met:

(i) the Company Stockholders’ Meeting has not occurred; and

(ii) the Board of Directors of the Company has concluded in good faith, following the receipt of advice of its outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Law.

(f) Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to hold a vote of the Company’s stockholders on this Agreement and the Merger at the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), or by any Change of Recommendation. The Company agrees that it shall not submit to the vote of its stockholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

(g) Nothing contained in this Agreement shall prohibit (i) the Board of Directors of the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) accurate disclosure of factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal, in each case, to the extent such information, facts, identity or terms are required to be disclosed under applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.4(e).

6.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and antitrust and competition Laws of any other applicable jurisdiction and (C) any other applicable Law and (iii) the obtaining of all necessary consents, approvals or waivers from third parties; provided that none of the Company, Parent or Merger Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents. Notwithstanding the foregoing, the Company shall not, without Parent’s prior written consent, commit or agree to commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements or commit to conduct its business in a specified manner (or allow any Company Subsidiary to commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements). Nothing in this Agreement shall be deemed to require Parent or any Parent Subsidiary to (with respect to Parent or any Parent Subsidiary or with respect to the Company or any Company Subsidiary) commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements or commit to conduct its business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason.

(b) In connection with and without limiting the foregoing, the Company and Parent shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice, and in any applicable foreign jurisdiction with the appropriate Governmental Entity, the notification and report form required under the HSR Act or the antitrust and competition Laws of any such foreign jurisdiction (the “Antitrust Filing”) with respect to the transactions contemplated by this Agreement as promptly as practicable. The Antitrust Filing shall be in substantial compliance with the requirements of applicable Laws. In connection with the Antitrust Filing, each party shall (i) cooperate with the other party to the extent necessary to assist the other party in the preparation of its Antitrust Filing and pursuant to any investigation or other inquiry under or relating to applicable Laws, (ii) keep the other party informed of any communication received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) permit the other party to review in advance any communication intended to be given by it to, and consult with the other party in advance of any meeting or conference with, any Governmental Entity, (iv) to request early termination of the waiting period required by any applicable Laws and (v) if requested, to promptly amend or furnish additional information thereunder.

(c) The Company and the Board of Directors of the Company shall (i) take all action possible to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

(d) (i) Subject to, but without limiting the foregoing sections (a), (b) and (c), Parent and the Company shall each use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date including defending through litigation on the merits any claim asserted in any court by any Person; and (ii) each use its commercially reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date).

(e) Subject to Section 6.5(a), the Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) required to be disclosed in the Company Disclosure Letter or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.5(e), such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

(f) From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into Parent Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

6.6 Letters of Company’s Accountants. At the request of Parent, the Company shall use its commercially reasonable efforts to cause to be delivered to Parent a comfort letter of PriceWaterhouseCoopers LLP, the Company’s independent public accountants, dated a date within two (2) business days before the Registration Statement shall become effective and a comfort letter of PriceWaterhouseCoopers LLP dated a date within two (2) Business Days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

6.7 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.8 Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with NASDAQ, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal nonpublic information regarding the other party.

6.9 NASDAQ Listing. Parent shall use its commercially reasonable efforts (a) to cause the Parent Common Stock to be issued in the Merger to be approved for listing upon the Effective Time on NASDAQ or on such national securities exchange as the Parent Common Stock is listed and (b) to cause the Parent Common Stock issued upon the exercise of converted Company Options and Company Warrants to be approved for listing on NASDAQ or on such national securities exchange as Parent Common Stock is listed.

6.10 Employee Benefit Matters.

(a) Parent shall, or shall cause the Merger Sub and its other Subsidiaries to assume and comply with the terms of all Company Benefit Plans and the Transition Assistance Plans and to pay or provide, or cause to be paid or provided, the benefits required thereunder, except that there shall be no obligation of Parent to continue to provide benefits under the Company Benefit Plans, other than as provided in the Employment Agreements and Transition Assistance Plans, in respect of periods following the Effective Time and nothing herein shall prevent Parent from terminating any of the Company Benefit Plans unless prohibited by their terms or the terms of the Employment Agreements or Transition Assistance Plans. Nothing in this Agreement shall be construed as requiring Parent or any of its Subsidiaries to continue any specific employee benefit plan, program, practice, policy or arrangement sponsored or maintained by Parent as of the date of this Agreement or to continue the employment of any specific individual, except as otherwise provided in this Agreement or pursuant to the Employment Agreements or the Transition Assistance Plans, or to restrict any changes that Parent or any of its Subsidiaries may make to any employee benefit plan, program, practice, policy or arrangement sponsored or maintained by Parent as of the date of this Agreement or Company Benefit Plan as are permitted by its terms and under any applicable Law; provided, however, that Parent shall not modify or amend the Transition Assistance Plans to the extent such modification or amendment would materially reduce the benefits, if any, payable to the participants thereunder.

(b) As soon as practicable after the Effective Time (the “Benefits Date”), Parent shall provide, or cause to be provided to employees of the Company “employee welfare benefit plans” as defined in Section 3(1) of ERISA and “employee pension benefit plans” as defined in Section 3(2) of ERISA that are substantially similar in the aggregate, as reasonably determined by Parent, to those made generally available to similarly situated employees of Parent who are hired by Parent after December 31, 2003. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Company) (the “Continuation Period”), Parent shall provide, or cause to be provided, “employee welfare benefit plans” as defined in Section 3(1) of ERISA and “employee pension benefit plans” as defined in Section 3(2) of ERISA that are substantially similar in the aggregate, as reasonably determined by Parent, to those provided to employees of the Company as of the date hereof.

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or a subsidiary of Parent in which employees of the Company or the Company Subsidiaries subsequently participate (the “Parent Plans”), for purposes of determining eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company or a Company Subsidiary (or predecessor employers to the extent the Company or a Company Subsidiary provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Benefit Plan. As of the Effective Time, Parent shall, or shall cause the Surviving Entity and its other Subsidiaries to, credit to employees of the Company and the Company Subsidiaries the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Effective Time, subject to the cap on vacation accrual set forth in Parent’s vacation policy, provided that the accrued vacation time of each such employee in excess of such cap shall be paid as soon as practicable to such employee at the employee’s compensation rate in effect as of the Effective Time. Parent shall use reasonable efforts to cause to be waived any waiting periods, evidence of insurability requirements, or the application of any pre existing condition limitations under any Parent Plans. Employees of the Company or a Company Subsidiary shall be given credit for amounts paid under a similar Company Benefit Plan during the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out of pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan for the plan year in which the Effective Time occurs.

(d) If requested by Parent at least five (5) days prior to the Effective Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code,

effective not later than the day immediately preceding the Effective Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(e) No provision of this Agreement shall create any third-party beneficiary rights in any employee of the Company, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee of the Company by Parent or the Surviving Entity or under any benefit plan which Parent or the Surviving Entity may maintain.

(f) Prior to the Effective Time, the Company shall terminate the Company’s 2004 Incentive Plan adopted and approved by its board of directors on February 12, 2004 (the “2004 Incentive Plan”), and Parent shall not assume any obligations under the 2004 Incentive Plan. The Company shall provide Parent with evidence that the 2004 Incentive Plan has been terminated pursuant to resolution of the Company’s board of directors (the form and substance of which shall be subject to review and approval by Parent) no later than the day immediately preceding the Effective Time.

(g) The parties hereto acknowledge and agree that none of the Merger Consideration is consideration for services or allocable to any covenant not to compete or to any other employment arrangement between the parties.

(h) To the extent that any Company Common Stock to be converted into shares of Parent Common Stock by virtue of the Merger is pledged to the Company as security for any loans to any employee of the Company, the Company shall cooperate with Parent to secure a pledge agreement relating to such Parent Common Stock from such employee, on substantially similar terms as the pledge agreement between such employee and the Company as in existence as of the date hereof.

6.11 Indemnification, Exculpation and Insurance.

(a) Parent shall indemnify and hold harmless, (i) to the fullest extent permitted under applicable Law and (ii) without limiting the obligations under clause (i), but only to the extent permitted under applicable Law, as required pursuant to any indemnity agreements of the Company (and Parent also shall advance attorneys’ fees and expenses as incurred; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and the Company Subsidiaries against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby) and such obligation shall continue in full force and effect for a period of six years from and after the Effective Time.

(b) In the event that Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, or transferee of such assets shall expressly assume the obligations set forth in this Section 6.11.

(c) For six years after the Effective Time, Parent shall cause the Surviving Entity to, maintain (directly or indirectly through the Company’s existing insurance programs), in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof (provided that, such terms are commercially available in the market); provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amount no less favorable to such directors and officers or (ii) obtain such extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time) and the Company shall cooperate with Parent in doing so (including, without limitation, executing all documents and providing all information and materials reasonably necessary therefor); provided further, that in satisfying its obligation under this Section 6.11(c), neither the Company nor Parent shall be obligated to pay more than 200% of the last annual aggregate premium paid prior to the date of this Agreement by the Company in the aggregate to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for 200% of the last annual aggregate premium paid prior to the date of this Agreement by the Company, or less, in the aggregate, Parent shall be obligated to provide the greatest coverage as may be obtained for such aggregate amount.

(d) Notwithstanding Section 6.10(e) or any other provision of this Agreement to the contrary, the provisions of this Section 6.11 are intended to be for the benefit of each indemnified party of this Section 6.11, his or her heirs and his or her representatives. The obligations of Parent and the Surviving Entity under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.11 applies without the express written consent of such affected indemnitee.

6.12 Affiliate Letters. The Company shall promptly provide to Parent the identity of any Persons that are expected to become “affiliates” of the Company for purposes of Rule 145 under the Securities Act and who have not executed an Affiliate Agreement. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing the list. The Company shall use its commercially reasonable efforts to cause each Person who is identified as an affiliate in the list furnished or supplemented pursuant to this Section 6.12 to execute an Affiliate Agreement, as soon as practicable after the date such Person is included on the list.

6.13 Stock Award Matters.

(a) The Company shall, and shall cause the administrator(s) of each of the Company Stock Option Plans to, take any and all actions necessary to cause the Company Options outstanding under the Company Stock Option Plans to be converted into options to purchase Parent Common Stock pursuant to Section 2.4 in such manner as will not result in acceleration or termination of such Company Options under such Company Stock Option Plans. Each of Parent and the Company agree to use commercially reasonable efforts to take all actions reasonably necessary to carry out the intent of the Transition Assistance Plans and Schedule C.

(b) Promptly after the Effective Time, and in any event within fifteen (15) Business Days after the Effective Time, Parent shall file one or more registration statements on Form S-3 or Form S-8, as the case may be (or any other successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to options issued or assumed pursuant to Section 2.4 and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

6.14 Stockholder Litigation.

(a) In the event a stockholder litigation related to this Agreement, the Voting Agreements or the transactions contemplated hereby and thereby is brought, or threatened, against the Company and/or the members of the Board of Directors of the Company, the Company shall have the right to control the defense of such litigation; provided, however, that (i) any fees, costs or expenses incurred related to defending such litigation shall be reasonable (including attorneys’ fees), and (ii) the Company shall engage counsel reasonably acceptable to Parent. The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened, against the Company and/or the members of the Board of Directors of the

Company and shall provide Parent with updates and such information as Parent shall reasonably request with respect to the status of the litigation and discussions between the parties thereto. The Company shall give Parent the opportunity to participate in the defense of and settlement discussions with respect to such litigation and shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Parent shall have consented in writing to such payment or settlement, in its sole discretion.

(b) In the event a stockholder litigation related to this Agreement, the Voting Agreements or the transactions contemplated hereby and thereby is brought, or threatened, against Parent, or the members of the Board of Directors of Parent, Parent shall have the right to control its own defense of such litigation, including compromising or settling such litigation.

6.15 Termination of Stock Purchase Agreement. The parties agree that, upon the Effective Time, each of the Parent’s and Company’s obligations under that certain Stock Purchase Agreement, dated May 21, 2003 (the “Stock Purchase Agreement”), shall terminate and be of no further force and effect. The Parties further agree that the obligations of Parent under Section 1.3(a) of such Stock Purchase Agreement shall be suspended until the date of the termination of this Agreement, in which event (if such Stock Purchase Agreement remains in effect at such time) the date referenced in such Section 1.3(a) shall be amended to delete “May 31, 2004” and shall be replaced by “the date that is sixty (60) days after the termination date of the Merger Agreement between Amgen Inc., a Delaware Corporation, Arrow Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Amgen Inc. and Tularik Inc., a Delaware corporation” and “the Per Share Market Value” in such Section 1.3(a) shall mean Seventeen Dollars ($17.00).

6.16 Insurance Policies. The Company agrees to use its commercially reasonable efforts to keep in effect its insurance policies as of the date hereof and to renew any insurance policies upon commercially reasonable terms upon expiration of such policies prior to the Effective Time. The Company agrees to provide prior notice to Parent of any termination, expiration, renewal or non-renewal of an insurance policy naming the Company or any Company Subsidiary as a payee.

6.17 WARN Act. With respect to all employees, the Company and/or any Company Subsidiary shall be responsible for providing any notices required to be given and otherwise complying with WARN or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Company or any Company Subsidiary, and Parent shall have no responsibility or liability under WARN (or any other similar statute or regulation) with respect to such employees. If Parent determines that an event would trigger WARN obligations (or obligations arising under similar statutes or regulations) within 60 days following the Effective Time, the Company or the Company’s Subsidiaries shall, at Parent’s request, provide notices to all employees as are required to be provided under WARN (or any similar statute or regulation), in a form approved by and as directed by Parent.

6.18 Parent to Vote in Support of Merger. Parent shall vote (whether by proxy or in person) the shares of Company Common Stock owned by Parent on the record date established for the Company Stockholders’ Meeting in favor of the approval of this Agreement.

6.19 Section 16 Matters. Prior to the Effective Time, the Board of Directors of the Company or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of shares of Company Common Stock, Company Options or rights under the ESPP pursuant to this Agreement in the Merger by any officer or director of the Company who, at the Effective Time, is a covered person of the Company for purposes of Section 16 of the Exchange Act (together with the rules and regulations thereunder, “Section 16”), shall be an exempt transaction for purposes of Section 16.

ARTICLE 7

CLOSING CONDITIONS

7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

(b) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

(d) Consents and Approvals. Other than filings pursuant to the HSR Act and the antitrust and competition Laws of any other applicable jurisdiction, all material consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, shall have been obtained.

(e) HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Laws of any other applicable jurisdiction shall have expired or been terminated (except, with respect to the antitrust or competition Laws of any other applicable jurisdiction, where the failure to allow such waiting period to expire or terminate would not have a Company Material Adverse Effect or a Parent Material Adverse Effect).

(f) NASDAQ Listing. The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on NASDAQ or on such national securities exchange as Parent Common Stock is then listed, subject to official notice of issuance.

7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, or would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, signed on behalf of the Company, to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, signed on behalf of the Company, to that effect.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Court Proceedings. There shall not be pending or threatened any action, litigation or proceeding by any Governmental Entity which is reasonably expected to result in an unfavorable injunction, judgment, order, decree, ruling or charge that would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely or materially limit the rights or powers of Parent to own, operate or control the Company and the Company Subsidiaries or (iv) otherwise have or reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, and no such injunction, judgment, order, decree, ruling or charge, shall be in effect.

(e) [Reserved]

(f) Parent Tax Opinion. Parent shall have received the opinion of Latham & Watkins LLP, dated the date of the Effective Time, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins LLP shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively. The opinion referred to in this Section 7.2(f) shall not be waivable after receipt of the Company Stockholder Approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure.

(g) Certain Employees. No more than two (2) Employment Agreements shall have been terminated and no condition shall exist such that, if not cured, a material breach would exist under more than two (2) Employment Agreements immediately following the Effective Time; provided, however, that, in no event, shall the Employment Agreements of those individuals named on Section 7.2(g)(i) of the Company Disclosure Letter have been terminated and no condition shall exist such that, if not cured, a material breach would result under such Employment Agreements following the Effective Time. No fewer that 70% of the employees of the Company listed on Section 7.2(g)(ii) of the Company Disclosure Letter shall be actively employed by the Company on the Closing Date, except to the extent where the failure of such named individual to be so actively employed on the Closing Date results solely from the death or permanent and total disability of such named individual in which case such named individual shall be deemed to be deleted from the list set forth in Section 7.2(g)(ii) of the Company Disclosure Letter; provided, however, that (i) if any such named individual voluntarily leaves the employ of the Company, the Company may hire a replacement employee that is reasonably acceptable to Parent, and (ii) neither Parent nor Merger Sub may rely on the failure of the condition set forth in the second sentence of this Section 7.2(g) to be satisfied if (A) such failure was caused by Parent or Merger Sub’s failure to act in good faith or to use commercially reasonable efforts to consummate the transactions contemplated by this Agreement, or (B) Parent proposes a post-closing compensation package to any named individual that represents a material reduction in such individual’s salary or benefits in effect on the date hereof (as a whole) or requires that such named individual relocate his or her principal location of employment by a distance of greater than fifty miles (in which case such named individual shall be deemed to be deleted from the list set forth in Section 7.2(g)(ii) of the Company Disclosure Letter).

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”

set forth therein) would not, or would not reasonably be expected to, individually or in the aggregate, result in a Parent Material Adverse Effect. The Company shall have received a certificate of an executive officer of Parent, signed on behalf of Parent, to that effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent, signed on behalf of Parent, to that effect.

(c) Company Tax Opinion. The Company shall have received the opinion of Cooley Godward LLP dated the date of the Effective Time, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Cooley Godward LLP shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the form attached hereto as Exhibit B and Exhibit C, respectively. The opinion referred to in this Section 7.3(c) shall not be waivable after receipt of the Company Stockholder Approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Company Stockholder Approval has been obtained:

(a) by mutual written consent of Parent and the Company;

(b) by written notice of either the Company or Parent, if the Merger shall not have been consummated prior to September 30, 2004; provided, however, that such date may, from time to time, be extended by Parent or the Company (by providing written notice thereof to the other party within five Business Days prior to and including September 30, 2004) up to and including December 31, 2004, in the event (i) the Registration Statement has not been declared effective by the SEC, or (ii) all conditions to effect the Merger other than those set forth in Section 7.1(c), Section 7.1(d), Section 7.1(e) or Section 7.2(d) (the “Regulatory Conditions”) have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to December 31, 2004 (the later of the foregoing dates, as they may be so extended, shall be referred to herein as the “Outside Date”); provided further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(c) by written notice of either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 6.5);

(d) by written notice of either Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof) at which the required number of shares to adopt this Agreement were present and entitled to vote and the vote to adopt and approve this Agreement is taken; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Parent if Parent shall have breached its obligation under Section 6.18;

(e) by written notice of Parent, if (i) the Board of Directors of the Company shall have withdrawn or adversely modified, or shall have resolved or determined to withdraw or adversely modify, the Company Recommendation; (ii) the Board of Directors of the Company shall have approved or recommended, or shall have resolved or determined to approve or recommend, to the stockholders of the Company, an Acquisition Proposal; (iii) the Board of Directors of the Company fails to publicly reaffirm the Company Recommendation within five Business Days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal; (iv) a tender offer or exchange offer that, if successful, would result in any Person or group becoming a beneficial owner of 15% or more of the outstanding shares of Company Common Stock, is commenced (other than by Parent or an Affiliate of Parent) and the Board of Directors of the Company fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer within ten (10) Business Days; or (v) for any reason the Company fails to call or hold the Company Stockholders’ Meeting by the second Business Day prior to the Outside Date (provided that, Parent’s right to terminate this Agreement under clause (v) shall not be available if (A) at such time the Company would be entitled to terminate this Agreement under Section 8.1(g) as a result of an intentional or willful breach by Parent and such breach by Parent has been the cause of, or resulted in, the failure of the Company to call or hold the Company Stockholders’ Meeting on or before such date or (B) the Company shall have been prohibited by applicable Law from holding the Company Stockholders’ Meeting during the 30 day period prior to such date; provided that, the Company has used all commercially reasonable efforts to remove such legal impediments);

(f) by written notice of Parent, (i) if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured in all respects, or cannot be cured, within the earlier of 90 days after written notice thereof from Parent to the Company and two (2) Business Days prior to the Outside Date or (ii) if (A) the Company has breached any covenant or agreement on the part of the Company set forth in this Agreement, such that the closing condition set forth in Section 7.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement, such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Outside Date or is not cured by the Company within the earlier of 90 days after the Company receives written notice of such breach from Parent or Merger Sub thereof and two (2) Business Days prior to the Outside Date; or

(g) by written notice of the Company, if (i) Parent or Merger Sub has breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, such that the closing condition set forth in Section 7.3(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement, such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of both (i) and (ii), such breach is incapable of being cured by the Outside Date or is not cured by Parent or Merger Sub within the earlier of 90 days after Parent receives written notice of such breach from the Company and two (2) Business Days prior to the Outside Date.

8.2 Effect of Termination; Limitation on Liability.

(a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors, except (i) with respect to Section 6.3(b), this Section 8.2, Section 8.5 and Article 9 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Parent Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Sections 8.1(f)(ii)(A) as a result of an intentional or willful breach by the Company, then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses up to an amount equal to $10.0 million.

(c) Company Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 8.1(g) as a result of an intentional or willful breach by Parent, then Parent shall pay to the Company an amount equal to the sum of the Company’s Expenses up to an amount equal to $10.0 million.

(d) Payment of Expenses. Payment of Expenses pursuant to Section 8.2(b) or Section 8.2(c) shall be made not later than two (2) Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

(e) Termination Fee.

(i) In the event that this Agreement is terminated pursuant to Section 8.1(e), the Company shall pay to Parent a termination fee of $50,000,000 (the “Termination Fee”).

(ii) In the event that this Agreement is terminated pursuant to Section 8.1(f)(ii)(A) as a result of an intentional or willful breach by the Company, and after the date hereof but prior to the vote on this Agreement at the Company Stockholders’ Meeting, an Acquisition Proposal has been publicly announced (whether by the Company or any other Person) and has not been expressly and bona fide publicly withdrawn, the Company shall pay to Parent the Termination Fee.

(iii) In the event that this Agreement is terminated pursuant to Section 8.1(d) and, after the date hereof but prior to the vote on this Agreement at the Company Stockholders’ Meeting, (A) an Acquisition Proposal has been publicly announced (whether by the Company or any other Person) and has not been expressly and bona fide publicly withdrawn and (B) on or prior to the twelve-month anniversary of the termination of this Agreement pursuant to Section 8.1(d), a Competing Transaction is consummated or the Company enters into an agreement with respect to a Competing Transaction which is ultimately consummated (whether prior to or after such twelve-month period), the Company shall pay to Parent the Termination Fee.

(iv) The Termination Fee shall be payable (A) in the case of Sections 8.2(e)(i) or 8.2(e)(ii), within two (2) Business days after the termination of this Agreement pursuant to Section 8.1(e) or 8.1(f)(ii)(A), respectively, and (B) in the case of Section 8.1(e)(iii), within two (2) Business Days after the date on which a Competing Transaction is consummated.

(v) In no event shall the fee payable by the Company pursuant to this Section 8.2(e) exceed the amount of the Termination Fee, and any amounts paid pursuant to Section 8.2(b) shall be credited against the Termination Fee.

(vi) If at any time a fee becomes payable by the Company pursuant to this Section 8.2(e), Parent shall have the right (but not the obligation), at its option, to terminate its obligations under the Stock Purchase Agreement.

Notwithstanding the foregoing, the Company shall not be obligated to pay to Parent the Termination fee pursuant to Sections 8.2(e)(iii) if Parent shall have breached its obligations under Section 6.18.

The Company and Parent acknowledge and agree that the agreements contained in this Section 8.2(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2(e), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(f) All Payments. All payments under Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.4 Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Fees and Expenses. Subject to Section 8.2(a), Section 8.2(b) and Section 8.2(e) of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that the Company agrees to not pay any bonuses, premiums or the like without the prior written consent of Parent, which may be withheld in its sole discretion and provided, further that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and Proxy Statement, excluding legal and accounting fees and expenses, which shall be borne solely and entirely by the party which has incurred the same, and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and Proxy Statement, and the Company shall reimburse Parent for one half of the filing fees paid by Parent pursuant to the HSR Act.

ARTICLE 9

GENERAL PROVISIONS

9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

(a) If to Parent or Merger Sub, addressed to it at:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Facsimile: (805) 499-8011

Attn: Corporate Secretary

with a copy to:

Latham & Watkins

633 West Fifth Street, Suite 4000

Los Angeles, California 90071

Facsimile: (213) 891-8763

Attn: Paul Tosetti, Esq

and

Latham & Watkins LLP

650 Town Center Drive

Costa Mesa, California 92626

Facsimile: (714) 755-8290

Attn: Charles K. Ruck, Esq.

(b) If to the Company, addressed to it at:

Tularik Inc.

1120 Veterans Blvd.

South San Francisco, California 94010

Facsimile: (650) 825-7392

Attn: William J. Rieflin, Esq.

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306-2155

Facsimile: (650) 849-7400

Attn: Suzanne Sawochka Hooper, Esq.

9.3 Certain Definitions. For purposes of this Agreement, the term:

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or its Affiliates) relating to, or that would reasonably be expected to lead to, any (a) merger, consolidation, business combination (including by way of share exchange, joint venture or any similar transaction) or similar transaction involving the Company or any Company Subsidiary, (b) any direct or indirect sale, or other disposition, in one transaction or a series of transactions, by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, (d) transaction, including any tender offer or exchange offer, that if consummated would result in or would reasonably be expected to result in any Person or group beneficially owning 15% or more of the voting power of the Company or in which any Person or group shall acquire the right to acquire beneficial ownership of 15% or more of the outstanding voting power of the Company or (e) any combination of the foregoing.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Law” means state securities or “blue sky” Laws.

“Business Day” means any day other than Saturday or Sunday or any other day on which banks are not required or authorized to close in the City of New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Company Material Adverse Effect” means any change, event, development, effect or condition that (i) prevents the consummation of the Merger, (ii) otherwise prevents the performance by the Company of any of its material obligations under this Agreement or (iii) is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition, operations or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, except as provided in the parentheticals below, none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) changes or developments in the biotechnology industry generally, which changes or developments do not disproportionately affect the Company relative to other participants in the biotechnology industry in any material respect, (b) changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect the Company in any material respect, (c) an act of terrorism or other national calamity directly involving the United States, (d) the failure of the Company to meet projections of earnings, revenues or other financial measure (whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect), (e) any change in the Company’s stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect), or (f) the announcement of the transactions contemplated by this Agreement.

“Company Option” means any option to purchase Company Common Stock.

“Company Stock Option Plans” means the Company’s 1991 Stock Plan, the Company’s 1997 Equity Incentive Plan, as amended, the Company’s Amended and Restated 1997 Non-Employee Directors’ Stock Option Plan, the Company’s Rules of Approved Executive Share Option Sub-Scheme and the Company’s Rules of Unapproved Share Option Sub-Scheme For Employees or any other plan, agreement or arrangement pursuant to which Company Options have been issued as of the Effective Time.

“Company Warrants” means warrants to purchase Company Common Stock.

“Competing Transaction” means any (a) merger, consolidation, business combination (including by way of share exchange, joint venture or any similar transaction) or similar transaction involving the Company or any Company Subsidiary pursuant to which the stockholders of the Company immediately prior to such transaction would own less than 70% of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) any direct or indirect sale, or other disposition, in one transaction or a series of transactions, by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets representing 30% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 30% or more of the voting power of the Company, (d) transaction, including any tender offer or exchange offer, that if consummated would result in or would reasonably be expected to result in any Person or group beneficially owning 30% or more of the voting power of the Company or in which any Person or group shall acquire the right to acquire beneficial ownership of 30% or more of the outstanding voting power of the Company or (e) any combination of the foregoing.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, bonds, loans, mortgages, indentures, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, purchase and sales orders, quotations and other executory commitments to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

“Cumbre” means Cumbre, Inc., a Delaware corporation and majority-owned subsidiary of the Company.

“Cumbre Common Stock” means the common stock, par value $0.001 per share, of Cumbre.

“Cumbre Options” means any option or warrant to purchase Cumbre Common Stock.

“Cumbre Preferred Stock” means the preferred stock, par value $0.001 per share, of Cumbre.

“Cumbre Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of Cumbre.

“Cumbre Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of Cumbre.

“Environmental Laws” means any federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination, including but not limited to CERCLA.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the quotient obtained by dividing (a) $25.00 by (b) the Parent Closing Price.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement and Proxy Statement, as applicable, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereto.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications and statutory invention registrations, (b) trademarks, service marks, domain names, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) trade secrets, and (e) rights of privacy, publicity and endorsement, and all other rights associated therewith in any jurisdiction.

“IRS” means the United States Internal Revenue Service.

“knowledge” of any Person which is not an individual means, with respect to any specific matter, the actual knowledge, after due inquiry, of such Person’s executive officers and any other officer having primary responsibility for such matter.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding of a Governmental Entity.

“Licenses” means (A) licenses of Owned Intellectual Property by the Company or any Company Subsidiary to third parties and (B) licenses of Intellectual Property granted by third parties to the Company or any Company Subsidiary as of the date hereof (other than commercial off-the-shelf or shrink wrap licenses of computer software).

“Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any Company Subsidiary pursuant to the Licenses.

“Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

“NASDAQ” means the NASDAQ National Market.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any Company Subsidiary, including all Owned Intellectual Property listed on Section 3.16(a) of the Company Disclosure Letter.

“Parent Closing Price” means an amount equal to the average of the per share closing prices of Parent Common Stock as reported by The NASDAQ National Market for the ten trading days ending two (2) trading days prior to the Closing Date, rounded to the second decimal point, provided that, in the event that Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible into shares of Parent Common Stock), recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, and such event affects the per share closing price of the Parent Common Stock during such ten day period, the closing prices of the Parent Common Stock so affected shall be adjusted to give equitable effect to such event.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Material Adverse Effect” means any change, event, development, effect or condition that (i) would prevent the performance by Parent or Merger Sub of any of its material obligations under this Agreement or (ii) is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that, except as provided in the parentheticals below, none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) changes or developments in the biotechnology industry generally, which changes or developments do not disproportionately affect Parent relative to other participants in the biotechnology industry in any material respect, (b) changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect Parent in any material respect or (c) an act of terrorism or other national calamity directly involving the United States, (d) the failure of Parent to meet projections of earnings, revenues or other financial measure (whether such projections were made by Parent or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Parent Material Adverse Effect), (e) any change in the Parent’s stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Parent Material Adverse Effect), or (f) the announcement of the transactions contemplated by this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (a) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business consistent with past practice that are not yet due and payable; (b) pledges or deposits made in the ordinary course of business consistent with past practice; (c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith; (d) similar Liens and encumbrances which are incurred in the ordinary course of business consistent with past practice and which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of such business; (e) Liens in existence as of the date of this Agreement, securing indebtedness reflected on the Company’s balance sheet at December 31, 2003 as disclosed in the Company SEC Filings prior to the date of this Agreement or otherwise disclosed in Section 9.3 of the Company Disclosure Letter and (f) Liens incurred after the date hereof in connection with capital leases and purchase money financings expressly permitted by Section 5.1 and covering only the assets subject to, financed by or acquired as a result of, such capital leases and/or purchase money financings.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

“Personal Property Leases” means all Contracts for personal property leased, licensed or otherwise conveyed to the Company or any Company Subsidiary involving annual payments in excess of $100,000.

“Pharmaceutical Products” means all biological and drug candidates, compounds or products being researched, tested or developed by the Company and the Company Subsidiaries.

“Real Property Leases” means all Contracts for real property leased, licensed or otherwise conveyed to the Company or any Company Subsidiary involving annual payments in excess of $100,000.

“Registered Proprietary Name” means all trademarks, trade names, brand names, and service marks registered by the Company or any Company Subsidiary in any country throughout the world.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, greater than forty percent of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity; provided that Subsidiary shall be deemed not to include Cumbre.

“Superior Proposal” means an unsolicited, bona fide written offer or proposal (on its most recently amended or modified terms, if amended or modified) made by a Person (other than Parent or any of its Affiliates) after the date hereof and did not result from a breach of Section 6.4 of this Agreement that if consummated would (a) result in a merger, consolidation, business combination (including by way of share exchange, joint venture or any similar transaction) or similar transaction involving the Company as a result of which such Person or its stockholders shall own 80% or more of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) be on terms which the Board of Directors of the Company in good faith concludes (following consultation with a financial advisor of nationally recognized reputation and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the ability of such Person making such proposal to consummate the transactions contemplated by such proposal, (i) will result in a transaction that is more favorable to the Company’s stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (including any revisions hereto proposed by Parent in response to such proposal or otherwise) and (ii) is reasonably certain of being completed, and (c) is fully financed and not subject to any financing contingency.

“Tax” or “Taxes” mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, transfer, registration, ad valorem, franchise, profits, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, environmental, capital stock, value added, alternative or add-on minimum, estimated property or windfall profits taxes, customs, duties or similar fees, escheat, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not.

“Tax Returns” means any report, return (including information return), claim for refund, or statement relating to Taxes or required to be filed with any Tax authority, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unregistered Proprietary Name” means all trademarks, trade names, brand names, and service marks used by the Company or any Company Subsidiary but not registered in any country throughout the world.

“WARN” means the Worker Adjustment and Restraining Act, 29 U.S.C. §2101 et seq.

9.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2004 Incentive Plan”	Section 6.10(f)
“Affiliate Agreement”	Recitals
“Agreement”	Preamble
“Antitrust Filing”	Section 6.5(b)
“Balance Sheet”	Section 3.10(c)
“Benefits Date”	Section 6.10(b)
“Certificate”	Section 2.1(a)(i)
“Certificate of Merger”	Section 1.2
“Change of Recommendation”	Section 6.4(e)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Code”	Recitals
“Company”	Preamble
“Company Benefit Plan”	Section 3.10
“Company Bylaws”	Section 3.3
“Company Certificate”	Section 3.3
“Company Common Stock”	Section 2.1(a)(i)
“Company Disclosure Letter”	Article 3
“Company Financial Advisor”	Section 3.23
“Company Form 10-K”	Section 3.3
“Company Material Contract”	Section 3.13
“Company Pension Plans”	Section 3.10(a)
“Company Permits”	Section 3.7
“Company Preferred Stock”	Section 3.4(a)
“Company Recommendation”	Section 6.1(c)
“Company Rights Agreement”	Section 2.1(c)(ii)
“Company SEC Filings”	Section 3.8(a)
“Company Stockholder Approval”	Section 3.24
“Company Stockholders’ Meeting”	Section 6.2
“Company Subsidiaries”	Section 3.1

“Company Welfare Plans”	Section 3.10(a)
“Confidentiality Agreement”	Section 6.3(b)
“Continuation Period”	Section 6.10(b)
“DGCL”	Recitals
“Effective Time”	Section 1.2
“Employment Agreements”	Recitals
“ERISA Affiliate”	Section 3.10(a)
“ESPP”	Section 2.5
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“FDA”	Section 3.7
“FDCA”	Section 3.7
“Former Superior Proposal”	Section 6.4(d)
“HMO”	Section 3.10(i)
“LLC Act”	Recitals
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)(i)
“Merger Sub”	Preamble
“Offering Memorandum”	Section 3.30
“Outside Date”	Section 8.1(b)
“Owned Real Properties”	Section 3.20(b)
“Parent”	Preamble
“Parent Bylaws”	Section 4.2
“Parent Certificate”	Section 4.2
“Parent Plans”	Section 6.10(c)
“Parent Rights Agreement”	Section 2.1(c)(i)
“Parent SEC Filings”	Section 4.6(a)
“Parent Subsidiary”	Section 4.9
“Proxy Statement”	Section 6.1(a)
“Registration Statement”	Section 6.1(a)
“Regulatory Conditions”	Section 8.1(b)
“Representatives”	Section 6.3(a)
“Sarbanes-Oxley Act”	Section 3.26
“Section 16”	Section 6.19
“Stock Purchase Agreement”	Section 6.15
“Superior Proposal Notice”	Section 6.4(c)
“Surviving Entity”	Section 1.1
“Termination Fee”	Section 8.2(e)(i)
“Transition Assistance Plans”	Section 2.4
“UK Stock Option Plans”	Section 2.4
“VEBAs”	Section 3.10(a)
“Voting Agreements”	Recitals

9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.7 Interpretation. When a reference is made in this Agreement to Sections, Exhibits, or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.8 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Letters and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that is wholly-owned directly by Parent without the consent of the Company.

9.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.11, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

9.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in Contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

9.14 Disclosure. Nothing in the Company Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Company Disclosure Letter identifies the exception and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Notwithstanding the foregoing, it is expressly understood and acknowledged that any information disclosed in the Company Disclosure Letter under any numbered or lettered part shall be deemed to relate to and qualify representations and warranties set forth in one or more other parts of the Company Disclosure Letter, but only where the relevance of such disclosure to such other part or parts is reasonably apparent from the text of such disclosure; provided, that information disclosed in the Company Disclosure Letter shall provide an exception to the representations and warranties set forth in Section 3.18 only to the extent the Company Disclosure Letter specifically identifies each exception by specific reference to Section 3.18. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

9.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMGEN INC., a Delaware corporation

By:	/s/ RICHARD D. NANULA

Name:	Richard D. Nanula
Title:	Executive Vice President, Finance, Strategy, Communications and Chief Financial Officer

ARROW ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ RICHARD D. NANULA

Name:	Richard D. Nanula
Title:	President and Chief Financial Officer

TULARIK INC., a Delaware corporation

By:	/s/ DAVID V. GOEDDEL

Name:	David V. Goeddel
Title:	Chief Executive Officer

Exhibit A

AFFILIATE LETTER

March     , 2004

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Ladies and Gentlemen:

The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an “affiliate” of Tularik Inc., a Delaware corporation (“Tularik”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of March 28, 2004 (the “Agreement”) by and among Tularik, Amgen Inc., a Delaware corporation (“Amgen”), and Arrow Acquisition, LLC, a limited liability company (“Merger Sub”), Tularik will be merged with Merger Sub (the “Merger”).

As a result of the Merger, the undersigned will receive shares of common stock, par value $.0001 per share, of Amgen (“Amgen Common Stock”) in exchange for shares owned by the undersigned of common stock, par value $.001 per share, of Tularik (“Tularik Common Stock”).

The undersigned represents, covenants and warrants to, and agrees with, Amgen as set forth below and recognizes that Tularik, Amgen and the Surviving Entity (as defined in the Agreement) will rely upon this letter in consummating the Merger.

1. Compliance with the Act. The undersigned represents, warrants and covenants that:

(a) The undersigned shall not make any sale, transfer or other disposition of Amgen Common Stock in violation of the Act or the Rules and Regulations.

(b) The undersigned has carefully read this letter and discussed its requirements and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Amgen Common Stock, to the extent the undersigned felt necessary, with the undersigned’s counsel or counsel for Tularik.

(c) The undersigned has been advised that the issuance of Amgen Common Stock to the undersigned pursuant to the Agreement will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, because the undersigned may be deemed to have been an affiliate of Tularik at the time the Merger was submitted for a vote of the stockholders of Tularik, and the distribution by the undersigned of Amgen Common Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of Amgen Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145, or (iii) in the opinion of outside counsel, which opinion and outside counsel are reasonably acceptable to Amgen, or pursuant to a “no action” or interpretative letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) The undersigned understands that Rule 145 permits offers, sales and transfers only in limited amounts and in limited circumstances, many of which will be outside of the undersigned’s control. The undersigned understands that Amgen is under no obligation to register the sale, transfer or other disposition of Amgen Common Stock by the undersigned or on the undersigned’s behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) In the event of a sale, transfer or other disposition pursuant to Rule 145, the undersigned will supply Amgen with a letter in the form of Exhibit A hereto evidencing compliance with such Rule and an opinion in form and substance reasonably satisfactory to Amgen from outside counsel reasonably satisfactory to

Amgen to the effect that such sale, transfer or other disposition is not in violation of the Act or the Rules and Regulations. The undersigned understands that Amgen may instruct its transfer agent to withhold the transfer of any shares of Amgen Common Stock disposed of by the undersigned, but that upon receipt of such letter the transfer agent shall effectuate the transfer of such shares indicated as sold, transferred or otherwise disposed of in the letter.

(f) The undersigned also understands that there will be placed on the certificates for Amgen Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.”

(g) The undersigned also understands that unless the transfer by the undersigned of the undersigned’s Amgen Common Stock has been registered under the Act or is a sale made in conformity with Rule 145, Amgen reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.”

(h) It is understood and agreed that the legends set forth in paragraphs (f) and (g) above will be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this letter agreement. Without limiting the foregoing, it is understood and agreed that such legends and the stop orders referred to above will be removed if:

(i) one year shall have elapsed from the date the undersigned acquired Amgen Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned;

(ii) two years shall have elapsed from the date the undersigned acquired Amgen Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned; or

(iii) Amgen has received either an opinion of outside counsel, which opinion and outside counsel shall be reasonably satisfactory to Amgen, or a “no action” or interpretative letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 no longer apply to the undersigned.

The obligations of the undersigned hereunder shall attach to and be binding upon any person or entity to whom legal or beneficial ownership of the undersigned’s shares of Amgen Common Stock (and shares of Amgen Common Stock following the Merger) shall pass by operation of law or otherwise.

The execution and delivery to you of this letter agreement shall not be deemed an admission that the undersigned is an “affiliate” of Tularik as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

Agreed to and accepted

AMGEN INC.

By:

Name: Title:

EXHIBIT A

                     , 200

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Ladies and Gentlemen:

On                     , the undersigned sold                      shares of common stock (“Common Stock”) of Amgen Inc., a Delaware corporation (the “Company”), received by it in connection with the merger of Tularik Inc., a Delaware corporation, with Arrow Acquisition, LLC, a limited liability company wholly owned by the Company.

The undersigned represents that the Common Stock has been sold in brokers’ transactions in conformity with Rule 145 and the undersigned has otherwise complied with its covenants in the affiliate letter between the Company and the undersigned dated                     , 2004 Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the shares of Common Stock sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933 (the “Act”).

The undersigned hereby represents that the above-described shares of Common Stock were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Act or in transactions directly with a “market maker” as the term is defined in Section (3)(a)(38) of the Securities Exchange Act of 1934. The undersigned further represents that it has not solicited or arranged for the solicitation of orders to buy the above-described shares of Common Stock, and that the undersigned has not made any payment in connection with the offer or sale of such shares to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

[Name]

Exhibit B

[Letterhead of Amgen Inc.]

                         , 2004

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, California 90071

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger (the “Agreement”), dated as of March 28, 2004, by and among AMGEN, a Delaware corporation (“Parent”), ARROW ACQUISITION LLC, a Delaware limited liability company wholly-owned by Parent (“Merger Sub”), and TULARIK, a Delaware corporation (the “Company”), which provides for the merger (the “Merger”) of the Company with and into Merger Sub, with Merger Sub as the surviving entity (the “Surviving Entity”), on the terms and conditions set forth therein. Parent’s receipt of an opinion of Latham & Watkins LLP, and the Company’s receipt of an opinion of Cooley Godward LLP, in each case regarding certain United States federal income tax consequences of the Merger, are conditions to the closing of the Merger, as provided in Section 7.2(f) and Section 7.3(c) of the Agreement, respectively. The time at which the Merger becomes effective is hereinafter referred to as the “Effective Time.” Capitalized terms not defined herein have the meanings specified in the Agreement.

A. Statements and Representations.

In connection with such opinions, and acknowledging that each of you will rely, with Parent’s and Merger Sub’s consent, upon the statements and representations made in this letter in rendering such opinion, Parent and Merger Sub hereby certify and represent to each of you that the statements and representations made herein as they relate to Parent and Merger Sub are true, correct and complete in all respects at the date hereof and will be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time):

1. The fair market value of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock received by holders of Company Common Stock (“Company Stockholders”) other than Parent will be approximately equal to the fair market value of the Company Common Stock surrendered by such Company Stockholders in the Merger. In connection with the Merger, no Company Stockholder will receive in exchange for Company Common Stock, directly or indirectly, any consideration from Parent (or Merger Sub) other than Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock.

2. Except with respect to open market purchases of Parent Common Stock pursuant to Parent’s pre-existing general stock repurchase program that has not been created or modified in connection with the Merger (other than to increase the authorized number of shares to enable Parent to reacquire on the open market from unidentified sellers a number of shares of Parent Common Stock approximately equal to the number issued in the Merger), following the Merger, neither Parent nor any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to purchase, redeem or otherwise reacquire any Parent Common Stock issued pursuant to the Agreement.

3. Parent has no plan or intention: (i) to merge the Surviving Entity into another entity; (ii) to sell or otherwise dispose of any membership interests in the Surviving Entity held by Parent, or (iii) to sell or otherwise dispose of, or to cause the Surviving Entity to sell or otherwise dispose of, any of Merger Sub’s assets or any of the assets of the Company acquired in the Merger, except that Parent may (w) make dispositions made in the ordinary course of business, (x) make transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the applicable Treasury Regulations, (y) effect a merger of the Surviving Entity into Parent, or (z) make occasional sales of the Surviving Entity’s assets for fair market value that do not prevent the continuation of the Company’s “historic business” or use of “historic business assets” as described in paragraph 7 below.

4. At all times since its formation, Merger Sub has been an entity wholly-owned directly by Parent and has been disregarded as separate from Parent for federal tax purposes. No Form 8832 has ever been filed with respect to Merger Sub to treat Merger Sub as other than a disregarded entity.

5. Immediately following the Effective Time, the Surviving Entity will be an entity wholly-owned directly by Parent and will be disregarded as separate from Parent for federal tax purposes. Other than a possible merger of the Surviving Entity into Parent, Parent has no plan or intention to take any action or to cause or allow the Surviving Entity to take any action, after the Effective Time, that would result in the Surviving Entity ceasing to be an entity wholly-owned by Parent that is disregarded as separate from Parent for federal tax purposes.

6. Except with respect to Parent’s ownership of approximately 21.0% of the Company Common Stock and except pursuant to the Stock Purchase Agreement, as of the Effective Time, neither Parent nor any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) will own beneficially or of record, or will have owned beneficially or of record during the five years immediately prior to the Effective Time, any stock of the Company, or other securities, options, warrants or instruments giving the holder thereof the right to acquire Company Common Stock or other securities offered by the Company.

7. Assuming the accuracy of paragraph 5 in the Company Representation Letter, following the Merger, Parent or the Surviving Entity (or a member or members of the “qualified group,” as defined in Treasury Regulation Section 1.368-1(d)(4)(ii), that includes Parent as the “issuing corporation,” as defined in Treasury Regulation Section 1.368-1(b)), will continue the “historic business” of the Company (or, alternatively, if the Company has more than one line of business, will continue at least one significant line of the Company’s “historic business”) or use a “significant portion” (at least 33 1/3 percent by value) of the Company’s “historic business assets” in a business (all within the meaning of Treasury Regulation Section 1.368-1(d)). For purposes of this representation, Parent will be treated as owning its proportionate share of the Company’s business assets used in a business of any partnership in which members of Parent’s qualified group either own a significant interest or have active and substantial management functions as a partner with respect to that partnership business.

8. Except as provided in Sections 8.2 and 8.5 of the Agreement, each of Parent and Merger Sub has paid and will pay only its respective expenses, if any, incurred in connection with the Merger, and neither Parent nor Merger Sub has agreed to assume, nor will either directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any Company Stockholder.

9. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount.

10. Neither Parent nor Merger Sub is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

11. The issuance in the Merger of cash in lieu of fractional shares of Parent Common Stock represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in lieu of issuing fractional shares of Parent Common Stock will not exceed [one] percent ([1]%) of the total consideration that will be issued pursuant to the Agreement to the Stockholders in exchange for their Company Common Stock. The fractional share interests of each Company Stockholder will be aggregated, and no Company Stockholder, with the possible exception of Company Stockholders whose holdings are in multiple accounts or with multiple brokers, will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock valued at the Parent Closing Price.

12. None of the compensation received by any stockholder-employees of the Company will be separate consideration for, or allocable to, any of the Company Common Stock held by such stockholder-employee. None of the Parent Common Stock received by any stockholder-employees will be consideration for services or allocable to any employment arrangement. The compensation paid to any stockholder-employees by Parent or by the Surviving Entity following the Merger will be for services actually rendered and will be commensurate with amounts that would be paid to third parties bargaining at arm’s-length for similar services.

13. Merger Sub is an entity newly formed for the purpose of participating in the Merger, and at no time prior to the Effective Time has had assets (other than nominal assets contributed upon the formation of Merger Sub, which assets will be held by the Surviving Entity following the Merger) or business operations.

14. In the Merger, Merger Sub will acquire all of the assets and liabilities of the Company, and the Company will cease its separate legal existence for all purposes.

15. Parent has a bona fide business reason for engaging in the Merger.

16. The fair market value of the Company’s assets that will be transferred to Merger Sub in the Merger will equal or exceed the sum of the liabilities that will be assumed by Merger Sub plus the amount of liabilities, if any, to which the transferred assets will be subject.

17. The terms of the Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations.

18. The Merger will be consummated in compliance with the terms of the Agreement, none of the material terms and conditions therein has been waived or modified, and Parent has no plan or intention to waive or modify any such terms or conditions.

19. Following the Merger, Parent and the Surviving Entity will comply with the record-keeping and filing requirements of Treasury Regulation Section 1.368-3.

20. Parent and Merger Sub are not aware of any facts or circumstances that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

21. The undersigned are authorized to make all of the representations set forth herein.

B. Reliance by You in Rendering Opinion: Limitations on Your Opinion.

The undersigned recognize and agree that your tax opinion will be based (i) on the statements and representations set forth herein, (ii) on the statements contained in the Agreement and documents related thereto (including, but not limited to, the Registration Statement and Proxy Statement), and (iii) on the consummation of the Merger in accordance with the terms set forth in the Agreement. The undersigned also recognize and agree that, with respect to each of you, your tax opinion will be subject to certain limitations and qualifications, including that it may not be relied upon if any such statements or representations are not accurate in all respects.

Each of Parent and Merger Sub undertake to inform you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

Very truly yours,

AMGEN INC., a Delaware corporation

By:

Name: Title:

ARROW ACQUISITION, LLC, a Delaware limited liability company

By:

Name: Title:

Exhibit C

[Letterhead of Tularik Inc.]

                         , 2004

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, California 90071

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger (the “Agreement”), dated as of March 28, 2004, by and among AMGEN, a Delaware corporation (“Parent”), ARROW ACQUISITION LLC, a Delaware limited liability company wholly-owned by Parent (“Merger Sub”), and TULARIK, a Delaware corporation (the “Company”), which provides for the merger (the “Merger”) of the Company with and into Merger Sub, with Merger Sub as the surviving entity (the “Surviving Entity”), on the terms and conditions set forth therein. Parent’s receipt of an opinion of Latham & Watkins LLP, and the Company’s receipt of an opinion of Cooley Godward LLP, in each case regarding certain United States federal income tax consequences of the Merger, are conditions to the closing of the Merger, as provided in Section 7.2(f) and Section 7.3(c) of the Agreement, respectively. The time at which the Merger becomes effective is hereinafter referred to as the “Effective Time.” Capitalized terms not defined herein have the meanings specified in the Agreement.

A. Statements and Representations.

In connection with such opinions, and acknowledging that each of you will rely, with the Company’s consent, upon the statements and representations made in this letter in rendering such opinion, the Company hereby certifies and represents to each of you that the statements and representations made herein as they relate to the Company are true, correct and complete in all respects at the date hereof and will be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time):

1. The fair market value of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock received by holders of Company Common Stock (“Company Stockholders”) other than Parent will be approximately equal to the fair market value of the Company Common Stock surrendered by such Company Stockholders in the Merger. In connection with the Merger, no Company Stockholder will receive in exchange for Company Common Stock, directly or indirectly, any consideration from Parent (or Merger Sub) other than Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock.

2. Any dispositions, in contemplation or as part of the Merger, of assets held by the Company will be (or have been) for full fair market value.

3. Neither the Company nor any person related to the Company within the meaning of Treasury Regulation Sections 1.368-1(e)(3), (e)(4), and (e)(5) (other than Parent, by virtue of stock acquisitions in 2003 or pursuant to the Merger) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any Company Common Stock prior to or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

4. The liabilities of the Company assumed by the Surviving Entity and the liabilities to which the assets of the Company are subject were incurred by the Company in the ordinary course of its business.

5. The business currently carried on by the Company is its “historic business” within the meaning of Treasury Regulation Section 1.368-1(d), and no assets of the Company have been sold, transferred or otherwise disposed of which would prevent Parent or the Surviving Entity from continuing the “historic business” of the Company or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

6. Except as provided in Sections 8.2 and 8.5 of the Agreement, the Company and each Company Stockholder has paid and will pay only their respective expenses, if any, incurred in connection with the Merger, and the Company has not agreed to assume, and will not either directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any Company Stockholder.

7. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount.

8. The Company is not an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

9. The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

10. The issuance in the Merger of cash in lieu of fractional shares of Parent Common Stock represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be in lieu of issuing fractional shares of Parent Common Stock will not exceed [one] percent ([1]%) of the total consideration that will be issued pursuant to the Agreement to the Stockholders in exchange for their Company Common Stock. The fractional share interests of each Company Stockholder will be aggregated, and no Company Stockholder, with the possible exception of Company Stockholders whose holdings are in multiple accounts or with multiple brokers, will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock valued at the Parent Closing Price.

11. To the knowledge of the Company, (i) none of the compensation received by any stockholder-employees of the Company will be separate consideration for, or allocable to, any of the Company Common Stock held by such stockholder-employee; (ii) none of the Parent Common Stock received by any stockholder-employees will be consideration for services or allocable to any employment arrangement; and (iii) the compensation paid to any stockholder-employees by Parent or by the Surviving Entity following the Merger will be for services actually rendered and will be commensurate with amounts that would be paid to third parties bargaining at arm’s-length for similar services.

12. In the Merger, the Company will transfer all of its assets and liabilities to Merger Sub, and the Company will cease its separate legal existence for all purposes.

13. The Company has a bona fide business reason for engaging in the Merger.

14. The fair market value of the Company’s assets that will be transferred to Merger Sub in the Merger will equal or exceed the sum of the liabilities that will be assumed by Merger Sub plus the amount of liabilities, if any, to which the transferred assets will be subject.

15. At the Effective Time, there will be no accrued but unpaid dividends on the Company Stock.

16. The terms of the Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations.

17. The Merger will be consummated in compliance with the terms of the Agreement, none of the material terms and conditions therein has been waived or modified, and the Company has no plan or intention to waive or modify any such terms or conditions.

18. The Company is not aware of any facts or circumstances that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

19. The undersigned are authorized to make all of the representations set forth herein.

B. Reliance by You in Rendering Opinion: Limitations on Your Opinion.

The undersigned recognizes and agrees that your tax opinion will be based (i) on the statements and representations set forth herein, (ii) on the statements contained in the Agreement and documents related thereto (including, but not limited to, the Registration Statement and Proxy Statement), and (iii) on the consummation of the Merger in accordance with the terms set forth in the Agreement. The undersigned also recognizes and agrees that, with respect to each of you, your tax opinion will be subject to certain limitations and qualifications, including that it may not be relied upon if any such statements or representations are not accurate in all respects.

The Company undertakes to inform you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

Very truly yours,

TULARIK INC., a Delaware corporation

By:

Name: Title:

ANNEX B

STOCKHOLDER VOTING AGREEMENT

BY AND BETWEEN

AMGEN INC.

AND

The Stockholders Identified on Schedule A attached hereto

Dated as of March 28, 2004

STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is entered into as of March 28, 2004, by and among Amgen Inc., a Delaware corporation (“Parent”), and the Stockholders of Tularik Inc., a Delaware corporation (the “Company”) identified on Schedule A attached hereto (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) that total number of shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company as are set forth adjacent to such Stockholder’s name on Schedule A attached hereto (the “Owned Shares”), as such shares may be adjusted after the date hereof by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of the Company affecting the Common Stock (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by a Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Subject Shares”);

WHEREAS, Parent, Arrow Acquisition, LLC, a Delaware limited liability company wholly-owned by Parent (“Merger Sub”), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which the Company will merge with and into Merger Sub, with Merger Sub surviving as a limited liability company wholly-owned by Parent (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder, in its capacity as such, hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the “Voting Period”), at any meeting (or any adjournment or postponement thereof) of the holders of any class or classes of the capital stock of the Company, however called, or in connection with any written consent of the holders of any class or classes of the capital stock of the Company, such Stockholder shall vote or cause to be voted the Subject Shares (x) in favor of the approval of the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder contained in this Agreement, and (z) except as otherwise agreed to in writing in advance by Parent, against the following actions or proposals: (i) any Acquisition Proposal; and (ii) (A) any change in the persons who constitute the board of directors of the Company that has not been previously approved by at least a majority of the persons who were directors of the Company as of the date of this Agreement (or their successors who were so approved); (B) any change in the present capitalization of the Company or any amendment of the Company’s articles of incorporation or bylaws; (C) any other material change in the Company’s corporate structure or business; or (D) any other action or proposal involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement; provided, however, nothing in this Agreement shall be interpreted as obligating the Stockholders to exercise any options to acquire shares of Common Stock. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. During the Voting Period, each Stockholder agrees not to enter into any agreement, commitment, letter of intent, agreement in principle, or understanding with any Person that violates or conflicts with or could reasonably be expected to violate or conflict with the provisions and agreements contained in this Agreement.

Section 2.2 Grant of Irrevocable Proxy. Each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to cause such Stockholder’s shares to be counted as present at any meeting of the Company’s stockholders during the Voting Period and to vote or act by written consent during the Voting Period with respect to the Subject Shares in accordance with Section 2.1. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to its Subject Shares that it may have previously granted, in each case to the extent such prior or subsequent proxies or powers of attorney would prevent such Stockholder from complying with such Stockholder’s obligations under this Agreement.

Section 2.3 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by Stockholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement pursuant to Section 6.1.

Section 2.4 Legend. To the extent a Stockholder’s Subject Shares are in certificated form, such Stockholder shall promptly cause such certificate representing its Subject Shares to be surrendered and shall instruct the transfer agent for the Subject Shares to cause the following legend to be conspicuously noted thereon:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER VOTING AGREEMENT DATED AS OF MARCH 28, 2004. THE STOCKHOLDER VOTING AGREEMENT RESTRICTS THE TRANSFERABILITY OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND INCLUDES A VOTING AGREEMENT AND AN IRREVOCABLE PROXY TO VOTE THE SHARES REPRESENTED BY THIS CERTIFICATE.”

To the extent a Stockholder’s Subject Shares are not in certificated form, such Stockholder shall, upon the request of Parent, use its best efforts to promptly obtain certificates representing Subject Shares that are currently uncertificated and shall promptly thereafter cause such certificates to be surrendered and shall instruct the transfer agent for the Subject Shares to cause the foregoing legend to be conspicuously noted thereon.

ARTICLE III

COVENANTS

Section 3.1 Generally. Each Stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares, (ii) grant any proxy, power of attorney, or other authorization in or with respect to the Subject Shares, or (iii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement; provided, however, the parties agree and acknowledge that certain of the Subject Shares, as identified on Schedule B hereto, have been previously been pledged to the Company pursuant to certain stock pledge agreements and as security for certain loan agreements between the Company and the Stockholders; provided further, David V. Goeddel shall be permitted to transfer those Subject Shares beneficially owned by him to any trust, beneficiary, administrator, custodian or otherwise for estate planning purposes, provided that such transferee enters into a written agreement in favor Parent agreeing to be bound by the terms and conditions of this Agreement.

Section 3.2 Standstill Obligations of Stockholders. Each Stockholder covenants and agrees with Parent that, during the Voting Period:

(a) Such Stockholder shall not, nor shall such Stockholder permit any of its controlled Affiliates to, nor shall such Stockholder act in concert with or permit any of its controlled Affiliates to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” (as defined in the rules and regulations of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company vote in favor of the Merger and the Merger Agreement and otherwise as expressly provided by Article II of this Agreement.

(b) Such Stockholder shall not, nor shall such Stockholder permit any of its controlled Affiliates to, nor shall such Stockholder act in concert with or permit any of its controlled Affiliates to act in concert with any Person to, deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Common Stock, except as provided by Article II of this Agreement.

(c) Such Stockholder shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate or induce or knowingly or intentionally facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal or any proposal that would reasonably be expected to lead to any Acquisition Proposal, (ii) furnish to any Person other than Parent, Merger Sub or their Affiliates any information with respect to any proposal that constitutes or would reasonable be expected to lead to any Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, except to notify such Person as to the existence of these provisions, or (iv) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby; provided, however, that in connection with Acquisition Proposals as to which Parent has received a Superior Proposal Notice, such Stockholder may provide information and engage in discussions to the same extent as the Company is so permitted pursuant to Section 6.4(c) of the Merger Agreement. Each Stockholder hereby represents that it is not now engaged in discussions or negotiations with any party other than Parent with respect to any Acquisition Proposal. Each Stockholder shall (i) promptly notify Parent (orally and in writing) if any offer is made to such Stockholder, any discussions or negotiations are sought to be initiated with such Stockholder, any inquiry, proposal or contact is made or any information is requested from such Stockholder with respect to any Acquisition Proposal, (ii) promptly notify Parent of the terms of any proposal that such Stockholder may receive in respect of any Acquisition Proposal, and the identity of the prospective purchaser, (iii) promptly provide Parent with a copy of any such offer, if written, or a written summary of such offer, if not in writing, and (iv) promptly keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal of which such Stockholder is aware.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder hereby represents and warrants to Parent as follows:

Section 4.1 Authority. Such Stockholder has all legal capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with its terms.

Section 4.2 Ownership of Shares. As of the date hereof, such Stockholder is the lawful owner of the Owned Shares and has the sole power to vote (or cause to be voted) and dispose of such shares of Common Stock. Such Stockholder holds that number of certificated Owned Shares and uncertificated Owned Shares, in each case, as identified on Schedule A hereto. Other than the Subject Shares and options to purchase Common Stock, as identified on Schedule A (which Schedule identifies any such exception by Stockholder), such Stockholder does not own or hold any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. The Subject Shares are not subject to any voting trust agreement or other contracts, agreement, arrangement, commitment or understanding to which such Stockholder is party restricting or otherwise relating to the voting, dividend rights or disposition of the Subject Shares. Except as set forth on Schedule B hereto (which Schedule identifies any such exception by Stockholder), such Stockholder has good and valid title to the Owned Shares, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement.

Section 4.3 No Conflicts. (i) No filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares or assets may be bound, or (B) violate any applicable Law which could reasonably be expected to adversely affect such Stockholder’s ability to perform its obligations under this Agreement.

Section 4.4 Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to each Stockholder as follows:

Section 5.1 Due Organization, etc. Parent is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary corporate action on the part of Parent.

Section 5.2 Conflicts. (i) No filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any applicable Law, which could reasonably be expected to adversely affect Parent’s ability to perform its obligations under this Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall terminate, and neither Parent nor any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Parent and the Stockholders to terminate this Agreement, (ii) the Effective Time, (iii) the date of termination of the Merger Agreement in accordance with its terms and (iv) the date of any modification, waiver or amendment to the Merger Agreement in a manner that materially reduces the Merger Consideration; provided, however, that the termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement. Notwithstanding the foregoing, Section 7.1 and Sections 7.4 through 7.18, inclusive, of this Agreement shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Appraisal Rights. To the extent permitted by applicable law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

Section 7.2 Publication.

(a) Each Stockholder agrees that, during the Voting Period, such Stockholder shall not issue any public release or announcement concerning the transactions contemplated by this Agreement and the Merger Agreement without the prior consent of Parent (which consent shall not be unreasonably withheld), except as such release or announcement may, upon the advice of such Stockholder’s counsel, be required by applicable Law, in which case such Stockholder shall allow Parent reasonable time to comment on such release or announcement in advance of such issuance and shall cause only the minimum amount of information to be disclosed as is required by applicable Law.

(b) Each Stockholder hereby permits Parent, Merger Sub and/or the Company to publish and disclose in press releases, Schedule 13D filings, and the Registration Statement and/or the Proxy Statement/Prospectus (including all documents and schedules filed with the Securities and Exchange Commission) and any other disclosures or filings required by applicable Law, its identity and ownership of shares of the Common Stock, the nature of its commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

Section 7.3 HSR Requirements. Each Stockholder agrees promptly to make all necessary filings, if any, and thereafter make any other required submissions, if any, with respect to the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement required under the HSR Act, any antitrust and competition Laws of any other applicable jurisdiction and any other applicable Law. Each Stockholder shall cooperate with Parent in connection with the making of any such filings referenced in the preceding sentence, including providing copies of all such documents to Parent and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

Section 7.4 Affiliate Letter. Each Stockholder has executed and delivered to Parent an affiliate letter in substantially the form attached hereto as Exhibit 7.4.

Section 7.5 Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

Section 7.6 Fees and Expenses. Except as otherwise provided in the Merger Agreement, each of the parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and the Merger Agreement, regardless of whether the Merger is consummated.

Section 7.7 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.8 Specific Performance. Each Stockholder acknowledges that irreparable damage would occur and that it will be impossible to measure in money the damage to Parent and Merger Sub if such Stockholder fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, Parent and Merger Sub will not have an adequate remedy at law or in damages. Accordingly, each Stockholder agrees that injunctive relief or any other equitable remedy, in addition to any remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of any such remedy on the basis that Parent or Merger Sub has an adequate remedy at law. Each Stockholder agrees not to seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent seeking or obtaining such equitable relief.

Section 7.9 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (with confirmation) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, Ca 91320-1799

Fax: (805) 499-8011

Attn: Corporate Secretary

with a copy to:

Latham & Watkins LLP

650 Town Center Drive

Costa Mesa, Ca 92626

Fax: (714) 755-8290

Attn: Charles K. Ruck

If to a Stockholder: addressed to such Stockholder as set forth on Schedule A with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, Ca 94306

Fax: (650) 849-7400

Attn: Suzanne Hooper, Esq.

Section 7.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.12 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 7.13 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that Parent may assign and transfer its rights and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent.

Section 7.14 Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any Person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law, or otherwise.

Section 7.15 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.16 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 7.17 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.9. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.16(c).

Section 7.18 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

AMGEN INC., a Delaware corporation

By:	/s/ DAVID J. SCOTT

David J. Scott Senior Vice President, General Counsel and Secretary

STOCKHOLDERS

By:	/s/ DAVID V. GOEDDEL

Name:	David V. Goeddel

By:	/s/ A. GRANT HEIDRICH, III

Name:	A. Grant Heidrich, III

By:	/s/ EDWARD R. MCCRACKEN

Name:	Edward R. McCracken

By:	/s/ STEVEN L. MCKNIGHT

Name:	Steven L. McKnight

By:	/s/ CRAIG A. P. D. SAXTON

Name:	Craig A. P. D. Saxton

By:	/s/ ANDREW J. PERLMAN

Name:	Andrew J. Perlman

By:	/s/ TERRY ROSEN

Name:	Terry Rosen

By:	/s/ WILLIAM J. RIEFLIN

Name:	William J. Rieflin

By:	/s/ JACK M. ANTHONY

Name:	Jack M. Anthony

By:	/s/ MICHAEL D. LEVY

Name:	Michael D. Levy

By:	/s/ EDWARD W. HOLMES

Name:	Edward W. Holmes

Exhibit 7.4

FORM OF AFFILIATE LETTER

            , 2004

Amgen Inc.

Amgen Center Drive

Thousand Oaks, CA 91320-1799

Ladies and Gentlemen:

The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an “affiliate” of Tularik Inc., a Delaware corporation (“Tularik”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of March 28, 2004 (the “Agreement”) by and among Tularik, Amgen Inc., a Delaware corporation (“Amgen”), and Arrow Acquisition, LLC, a limited liability company (“Merger Sub”), Tularik will be merged with Merger Sub (the “Merger”).

As a result of the Merger, the undersigned will receive shares of common stock, par value $.0001 per share, of Amgen (“Amgen Common Stock”) in exchange for shares of common stock, par value $.001 per share, of Tularik (“Tularik Common Stock”) owned by the undersigned.

The undersigned recognizes that Tularik, Amgen and the Surviving Entity (as defined in the Agreement) will rely upon this letter in consummating the Merger.

1. Compliance with the Act. The undersigned represents, warrants and covenants that:

(a) The undersigned shall not make any sale, transfer or other disposition of Amgen Common Stock in violation of the Act or the Rules and Regulations.

(b) The undersigned has carefully read this letter and discussed its requirements and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Amgen Common Stock, to the extent the undersigned felt necessary, with the undersigned’s counsel or counsel for Tularik.

(c) The undersigned has been advised that the issuance of Amgen Common Stock to the undersigned pursuant to the Agreement will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, because the undersigned may be deemed to have been an affiliate of Tularik at the time the Merger was submitted for a vote of the stockholders of Tularik, and the distribution by the undersigned of Amgen Common Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of Amgen Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145, or (iii) in the opinion of outside counsel, which opinion and outside counsel are reasonably acceptable to Amgen, or pursuant to a “no action” or interpretative letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) The undersigned understands that Rule 145 permits offers, sales and transfers only in limited amounts and in limited circumstances, many of which will be outside of the undersigned’s control. The undersigned understands that Amgen is under no obligation to register the sale, transfer or other disposition of Amgen Common Stock by the undersigned or on the undersigned’s behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) In the event of a sale, transfer or other disposition of Amgen Common Stock pursuant to Rule 145, the undersigned will supply Amgen with a letter in the form of Exhibit A hereto evidencing compliance with such Rule and an opinion in form and substance reasonably satisfactory to Amgen from outside counsel reasonably satisfactory to Amgen to the effect that such sale, transfer or other disposition is not in violation of the Act or the Rules and Regulations. The undersigned understands that Amgen may instruct its transfer agent to withhold the transfer of any shares of Amgen Common Stock disposed of by the undersigned, but that upon receipt of such letter the transfer agent shall effectuate the transfer of such shares indicated as sold, transferred or otherwise disposed of in the letter.

(f) The undersigned also understands that there will be placed on any certificates for Amgen Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.”

(g) The undersigned also understands that unless the transfer by the undersigned of the undersigned’s Amgen Common Stock has been registered under the Act or is a sale made in conformity with Rule 145, Amgen reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.”

(h) It is understood and agreed that the legends set forth in paragraphs (f) and (g) above will be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this letter agreement. Without limiting the foregoing, it is understood and agreed that such legends and the stop orders referred to above will be removed if:

(i) one year shall have elapsed from the date the undersigned acquired Amgen Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned;

(ii) two years shall have elapsed from the date the undersigned acquired Amgen Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned; or

(iii) Amgen has received either an opinion of outside counsel, which opinion and outside counsel shall be reasonably satisfactory to Amgen, or a “no action” or interpretative letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 no longer apply to the undersigned.

The obligations of the undersigned hereunder shall attach to and be binding upon any person or entity to whom legal or beneficial ownership of the undersigned’s shares of Amgen Common Stock (and shares of Amgen Common Stock following the Merger) shall pass by operation of law or otherwise.

The execution and delivery to you of this letter agreement shall not be deemed an admission that the undersigned is an “affiliate” of Tularik as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

[Name]

Agreed to and accepted

AMGEN INC.

By:

Name:

Title:

Exhibit A to Affiliate Letter

                     , 200

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, Ca 91320-1799

Ladies and Gentlemen:

On                     , the undersigned sold                      shares of common stock (“Common Stock”) of Amgen Inc., a Delaware corporation (the “Company”), received by it in connection with the merger of Tularik Inc., a Delaware corporation, with Arrow Acquisition, LLC, a limited liability company wholly-owned by the Company.

The undersigned represents that the Common Stock has been sold in conformity with Rule 145 and the undersigned has complied with its covenants in the affiliate letter between the Company and the undersigned dated                     , 2004 Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the shares of Common Stock sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933 (the “Act”).

The undersigned hereby represents that the above-described shares of Common Stock were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Act or in transactions directly with a “market maker” as the term is defined in Section (3)(a)(38) of the Securities Exchange Act of 1934. The undersigned further represents that it has not solicited or arranged for the solicitation of orders to buy the above-described shares of Common Stock, and that the undersigned has not made any payment in connection with the offer or sale of such shares to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

[Name]

Annex A

Stockholder
David V. Goeddel
A. Grant Heidrich, III
Edward W. Holmes
Edward R. McCracken
Steven L. McKnight
Craig A. P. D. Saxton
Andrew J. Perlman
Terry Rosen
William J. Rieflin
Jack M. Anthony
Michael D. Levy

ANNEX C

PERSONAL AND CONFIDENTIAL

March 28, 2004

Board of Directors

Tularik Inc.

1120 Veterans Boulevard

South San Francisco, CA 94080

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Amgen, Inc. (“Amgen”) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Tularik Inc. (the “Company”) of the Consideration (as defined below) to be received by the holders of Shares pursuant to the Agreement and Plan of Merger, dated as of March 28, 2004 (the “Agreement”), among Amgen, Arrow Acquisition, LLC, a Delaware limited liability company wholly owned by Amgen (“Merger Sub”), and the Company. Pursuant to the Agreement, the Company will be merged with and into Merger Sub (the “Merger”) and each outstanding Share (not owned by Amgen) will be converted into that number of shares of common stock, par value $0.0001 per share (the “Amgen Common Stock”), of Amgen equal to the quotient obtained by dividing $25 by the average closing prices of Amgen Common Stock on the NASDAQ National Market for the ten trading days ending two trading days prior to the closing of the Merger (the “Consideration”).

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as sole manager of a block trade of 4 million Shares in October 2003 and as lead manager of a follow-on public offering of 6.9 million Shares in November 2003. We have provided certain investment banking services to Amgen from time to time, including having acted as its co-advisor in connection with its acquisition of Immunex Corporation in July 2002. We also may provide investment banking services to the Company and Amgen in the future.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Amgen and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Amgen for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Amgen for the five years ended December 31, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Amgen; certain other communications from the Company and Amgen to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior managements of the Company and Amgen regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business

C-1

Board of Directors

Tularik Inc.

March 28, 2004

Page Two

operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the shares of Amgen Common Stock, compared certain financial information and stock market information for the Company and Amgen with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the biotechnology industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. We did not receive from Amgen its internal financial analyses and forecasts. Accordingly, our review with respect to such information was limited to discussions with management of Amgen of the estimates of the future financial performance of Amgen prepared by certain research analysts. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company or Amgen or any of their respective subsidiaries. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or Amgen or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion does not address the underlying business decision of the Company to engage in the Transaction nor are we expressing any opinion as to the prices at which shares of Amgen Common Stock will trade at any time. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Shares (other than Amgen) is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

C-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Amgen provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act of 1933.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article SIXTH of Amgen’s Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

Under Amgen’s bylaws, Amgen is required to indemnify its directors and officers to the full extent permitted by the DGCL. However, the bylaws provide that Amgen is not required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against Amgen or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by Amgen’s board of directors, (iii) such indemnification is provided by Amgen in its sole discretion, or (iv) such indemnification is required under the bylaws.

Item 21. Exhibits and Financial Statement Schedules

(a) See exhibit index.

(b) Not applicable.

(c) Not applicable.

Item 22. Undertakings

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 (the “Act”), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AMGEN INC.

/s/ KEVIN W. SHARER
Kevin W. Sharer
Chairman of the Board, Chief Executive Officer and President, and Director

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin W. Sharer, Richard D. Nanula and David J. Scott, or any of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ KEVIN W. SHARER Kevin W. Sharer	Chairman of the Board, Chief Executive Officer and President, and Director (Principal Executive Officer)	04/23/04

/s/ RICHARD D. NANULA Richard D. Nanula	Executive Vice President, Finance and Strategy, and Chief Financial Officer	04/23/04

/s/ TIMOTHY O. MARTIN Timothy O. Martin	Vice President, Planning and Control, and Chief Accounting Officer	04/23/04

/s/ DAVID BALTIMORE David Baltimore	Director	04/23/04

/s/ FRANK J. BIONDI, JR. Frank J. Biondi, Jr.	Director	04/23/04

/s/ JERRY D. CHOATE Jerry D. Choate	Director	04/23/04

/s/ EDWARD V. FRITZKY Edward V. Fritzky	Director	04/23/04

/s/ FREDERICK W. GLUCK Frederick W. Gluck	Director	04/23/04

Signature	Title	Date

/s/ FRANKLIN P. JOHNSON, JR. Franklin P. Johnson, Jr.	Director	04/23/04

/s/ STEVEN LAZARUS Steven Lazarus	Director	04/23/04

/s/ GILBERT S. OMENN Gilbert S. Omenn	Director	04/23/04

/s/ JUDITH C. PELHAM Judith C. Pelham	Director	04/23/04

/s/ J. PAUL REASON J. Paul Reason	Director	04/23/04

/s/ DONALD B. RICE Donald B. Rice	Director	04/23/04

/s/ LEONARD D. SCHAEFFER Leonard D. Schaeffer	Director	04/23/04

/s/ PATRICIA C. SUELTZ Patricia C. Sueltz	Director	04/23/04

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 28, 2004 by and between Amgen Inc., Arrow Acquisition, LLC and Tularik Inc. (included as Annex A to the proxy statement/prospectus filed as part of this Registration Statement).

3.1	Restated Certificate of Incorporation as amended.(9)

3.2*	Amended and Restated Bylaws of Amgen Inc. (as amended and restated March 8, 2004).

3.3	Certificate of Amendment of Restated Certificate of Incorporation.(17)

3.4	Certificate of Designations of Series A Junior Participating Preferred Stock.(20)

4.1	Indenture dated January 1, 1992 between Amgen Inc. and Citibank N.A., as trustee.(3)

4.2	First Supplement to Indenture, dated February 26, 1997 between Amgen Inc. and Citibank N.A., as trustee.(6)

4.3	Officer’s Certificate pursuant to Sections 2.1 and 2.3 of the Indenture, as supplemented, establishing a series of securities “8 1/8% Debentures due April 1, 2097.”(8)

4.4	8 1/8% Debentures due April 1, 2097.(8)

4.5	Form of stock certificate for the common stock, par value $.0001 of Amgen Inc.(9)

4.6	Officer’s Certificate pursuant to Sections 2.1 and 2.3 of the Indenture, dated as of January 1, 1992, as supplemented by the First supplemental Indenture, dated as of February 26, 1997, each between Amgen Inc. and Citibank, N.A., as Trustee, establishing a series of securities entitled “6.50% Notes Due December 1, 2007”.(11)

4.7	6.50% Notes Due December 1, 2007 described in Exhibit 4.6.(11)

4.8	Corporate Commercial Paper—Master Note between and among Amgen Inc., as Issuer, Cede & Co., as nominee of The Depository Trust Company and Citibank, N.A. as Paying Agent.(12)

4.9	Shareholders’ Rights Agreement dated as of December 16, 2001 by and among Amgen Inc., Wyeth (formerly American Home Products Corporation), MDP Holdings, Inc., and Lederle Parenterals, Inc.(25)

4.10	Indenture, dated as of March 1, 2002, between Amgen Inc. and LaSalle Bank National Association.(27)

4.11	Form of Liquid Yield Option™ Note due 2032.(27)

4.12	Registration Rights Agreement, dated as of March 1, 2002, between Amgen Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.(27)

5.1*	Opinion of Latham & Watkins LLP, regarding the legality of the securities being issued.

8.1*	Opinion of Latham & Watkins LLP, regarding certain tax matters.

8.2*	Opinion of Cooley Godward LLP, regarding certain tax matters.

9.1	Stockholder Voting Agreement by and between Amgen Inc. and the Stockholders of Tularik Inc. identified on Schedule A attached thereto dated as of March 28, 2004 (included as Annex B to the proxy statement/prospectus filed as part of this Registration Statement).

10.1*	Amgen’s Amended and Restated 1991 Equity Incentive Plan, effective December 2003.

10.2	Amgen’s Amended and Restated 1997 Equity Incentive Plan, effective July 15, 2002.(40)

Exhibit No.	Description
10.3	Shareholder’s Agreement of Kirin-Amgen, Inc., dated May 11, 1984, between Amgen Inc. and Kirin Brewery Company, Limited.(20)

10.4	Amendment Nos. 1, 2, and 3, dated March 19, 1985, July 29, 1985 and December 19, 1985, respectively, to the Shareholder’s Agreement of Kirin-Amgen, Inc., dated May 11, 1984.(17)

10.5	Product License Agreement, dated September 30, 1985, and Technology License Agreement, dated, September 30, 1985 between Amgen Inc. and Ortho Pharmaceutical Corporation.(17)

10.6	Product License Agreement, dated September 30, 1985, and Technology License Agreement, dated September 30, 1985 between Kirin-Amgen, Inc. and Ortho Pharmaceutical Corporation.(17)

10.7	Amended and Restated Employee Stock Purchase Plan of Amgen Inc.(17)

10.8	Research, Development Technology Disclosure and License Agreement PPO, dated January 20, 1986, by and between Amgen Inc. and Kirin Brewery Co., Ltd.(1)

10.9	Amendment Nos. 4 and 5, dated October 16, 1986 (effective July 1, 1986) and December 6, 1986 (effective July 1, 1986), respectively, to the Shareholders Agreement of Kirin-Amgen, Inc. dated May 11, 1984.(20)

10.10	Assignment and License Agreement, dated October 16, 1986, between Amgen Inc. and Kirin-Amgen, Inc.(20)

10.11	G-CSF European License Agreement, dated December 30, 1986, between Kirin-Amgen, Inc. and Amgen Inc.(20)

10.12	Retirement and Savings Plan of Amgen Inc. (as amended and restated effective January 1, 2003).(41)

10.13	Amended and Restated 1988 Stock Option Plan of Amgen Inc.(5)

10.14	First Amendment to the Amgen Inc. Nonqualified Deferred Compensation Plan.(40)

10.15	Amendment, dated June 30, 1988, to Research, Development, Technology Disclosure and License Agreement: GM-CSF dated March 31, 1987, between Kirin Brewery Company, Limited and Amgen Inc.(2)

10.16	ENBREL® Supply Agreement, dated April 12, 2002, between Immunex Corporation and Genentech, Inc. (with certain confidential information deleted therefrom).(31)

10.17	Partnership Purchase Agreement, dated March 12, 1993, between Amgen Inc., Amgen Clinical Partners, L.P., Amgen Development Corporation, the Class A limited partners and the Class B limited partner.(4)

10.18	Amgen Inc. Supplemental Retirement Plan (As Amended and Restated Effective November 1, 1999).(16)

10.19	First Amendment to Amgen Inc. Change of Control Severance Plan.(17)

10.20	Amended and Restated Amgen Performance Based Management Incentive Plan.(15)

10.21	Credit Agreement, dated as of May 28, 1998, among Amgen Inc., the Borrowing Subsidiaries named therein, the Banks named therein, Citibank, N.A., as Issuing Bank, and Citicorp USA, Inc., as Administrative Agent.(13)

10.22	G-CSF United States License Agreement dated June 1, 1987 (effective July 1, 1986) between Kirin-Amgen, Inc. and Amgen Inc.(20)

10.23	Amendment No. 1 dated October 20, 1988 to Kirin-Amgen, Inc./ Amgen G-CSF United States License Agreement dated June 1, 1987 (effective July 1, 1986).(20)

Exhibit No.	Description
10.24	Amendment No. 2 dated October 17, 1991 (effective November 13, 1990) to Kirin-Amgen, Inc./ Amgen G-CSF United States License Agreement dated June 1, 1987 (effective July 1, 1986).(20)

10.25	Amendment No. 10 dated March 1, 1996 to the Shareholders’ Agreement of Kirin-Amgen, Inc. dated May 11, 1984.(20)

10.26	Amgen Inc. Change of Control Severance Plan effective as of October 20, 1998.(14)

10.27	Preferred Share Rights Agreement, dated as of December 12, 2000, between Amgen Inc. and American Stock Transfer and Trust Company, as Rights Agent.(19)

10.28	First Amendment, effective January 1, 1998, to the Amended and Restated Employee Stock Purchase Plan of Amgen Inc.(10)

10.29	Amendment No. 11 dated March 20, 2000 to the Shareholders’ Agreement of Kirin-Amgen, Inc. dated May 11, 1984.(20)

10.30	Agreement between Amgen Inc. and Dr. Fabrizio Bonanni, dated March 3, 1999.(16)

10.31	Amendment No. 1 dated June 1, 1987 to Kirin-Amgen, Inc./ Amgen G-CSF European License Agreement dated December 30, 1986.(20)

10.32	Amendment No. 2 dated March 15, 1988 to Kirin-Amgen, Inc./ Amgen G-CSF European License Agreement dated December 30, 1986.(20)

10.33	Amendment No. 3 dated October 20, 1988 to Kirin-Amgen, Inc./ Amgen G-CSF European License Agreement dated December 30, 1986.(20)

10.34	Amendment No. 4 dated December 29, 1989 to Kirin-Amgen, Inc./ Amgen G-CSF European License Agreement dated December 30, 1986.(20)

10.35	Amended and Restated 1987 Directors’ Stock Option Plan of Amgen Inc.(7)

10.36	Amgen Inc. Amended and Restated 1993 Equity Incentive Plan (formerly known as the Immunex Corporation 1993 Stock Option Plan).(39)

10.37	Amgen Inc. Executive Incentive Plan.(28)

10.38	Promissory Note of Dr. Fabrizio Bonanni, dated August 7, 1999.(16)

10.39	Promissory Note of Dr. Fabrizio Bonanni, dated October 29, 1999.(16)

10.40	2002 Special Severance Pay Plan for Amgen Employees.(35)

10.41	Agreement between Amgen Inc. and Mr. Gordon M. Binder, dated May 10, 2000.(17)

10.42	Amendment No. 6 dated May 11, 1984 to the Shareholders’ Agreement of Kirin-Amgen, Inc. dated May 11, 1984.(20)

10.43	Amendment No. 7 dated July 17, 1987 (effective April 1, 1987) to the Shareholders’ Agreement of Kirin-Amgen, Inc. dated May 11, 1984.(20)

10.44	Amendment No. 8 dated May 28, 1993 (effective November 13, 1990) to the Shareholders’ Agreement of Kirin-Amgen, Inc. dated May 11, 1984.(20)

10.45	Amendment No. 9 dated December 9, 1994 (effective June 14, 1994) to the Shareholders’ Agreement of Kirin-Amgen, Inc. dated May 11, 1984.(20)

10.46	Agreement between Amgen Inc. and Mr. George J. Morrow, dated March 3, 2001.(21)

10.47	Promissory Note of Mr. George J. Morrow, dated March 11, 2001.(21)

Exhibit No.	Description
10.48	Agreement between Amgen Inc. and Dr. Roger M. Perlmutter, M.D., Ph.D., dated March 5, 2001.(21)

10.49	Agreement between Amgen Inc. and Mr. Brian McNamee, dated May 5, 2001.(22)

10.50	Agreement between Amgen Inc. and Mr. Richard Nanula, dated May 15, 2001.(22)

10.51	Promissory Note of Mr. Richard Nanula, dated June 27, 2001.(22)

10.52	Promissory Note of Dr. Roger M. Perlmutter, dated June 29, 2001.(22)

10.53	Amendment No. 1 to ENBREL® Supply Agreement, effective as of September 20, 2002 (with certain confidential information deleted therefrom).(41)

10.54	Second Amendment to the Amgen Inc. Change of Control Severance Plan.(23)

10.55	First Amendment to the Amgen Supplemental Retirement Plan as amended and restated effective November 1, 1999.(23)

10.56	Agreement between Amgen Inc. and Dr. George Morstyn, dated July 19, 2001.(23)

10.57	Promissory Note of Mr. Brian McNamee, dated May 30, 2001.(23)

10.58	Restricted Stock Purchase Agreement between Amgen Inc. and Mr. Richard Nanula, dated May 16, 2001.(23)

10.59	Restricted Stock Purchase Agreement between Amgen Inc. and Dr. Roger M. Perlmutter, dated January 8, 2001.(23)

10.60	Agreement between Amgen Inc. and Dr. Beth C. Seidenberg, dated December 21, 2001.(26)

10.61	Amendment to Agreement between Amgen Inc. and Dr. Beth C. Seidenberg, dated December 21, 2001.(26)

10.62	Second Amendment to the Amgen Supplemental Retirement Plan (As Amended and Restated Effective November 1, 1999), effective January 1, 2002.(26)

10.63	Amendment No. 2 to ENBREL® Supply Agreement, effective as of July 16, 2002.(41)

10.64	Amgen Inc. Executive Nonqualified Retirement Plan, effective January 1, 2001.(26)

10.65	Nonqualified Deferred Compensation Plan, effective January 1, 2002.(26)

10.66	Shareholder voting agreement dated as of December 16, 2001 by and among Amgen Inc., Wyeth (formerly American Home Products Corporation), MDP Holdings, Inc., and Lederle Parenterals, Inc.(24)

10.67	Agreement between Amgen Inc. and Dr. Joseph Miletich, dated March 22, 2002.(29)

10.68	Restricted Stock Purchase Agreement between Amgen Inc. and Dr. Joseph Miletich, dated April 1, 2002.(29)

10.69	Amended and Restated Promotion Agreement by and between Immunex Corporation, Wyeth (formerly American Home Products Corporation) and Amgen Inc. dated December 16, 2001 (with certain confidential information deleted therefrom).(28)

10.70	Agreement Regarding Governance and Commercial Matters by and among Wyeth (formerly American Home Products Corporation), American Cyanamid Company and Amgen Inc. dated December 16, 2001 (with certain confidential information deleted therefrom).(28)

10.71	Amgen Inc. Amended and Restated 1999 Equity Incentive Plan (formerly known as the Immunex Corporation 1999 Stock Option Plan).(32)

Exhibit No.	Description
10.72	Amgen Inc. Amended and Restated 1999 Stock Purchase Plan (formerly known as the Immunex Corporation 1999 Stock Purchase Plan).(32)

10.73	Immunex Corporation Stock Option Plan for Nonemployee Directors, as amended.(32)

10.74	Amgen Inc. Profit Sharing 401(k) Plan and Trust (formerly know as the Immunex Corporation Profit Sharing 401(k) Plan and Trust).(32)

10.75	ENBREL® Supply Agreement among Immunex Corporation, American Home Products Corporation and Boehringer Ingelheim Pharma KG, dated as of November 5, 1998 (with certain confidential information deleted therefrom).(33)

10.76	Amendment No. 1 to the ENBREL® Supply Agreement among Immunex Corporation, American Home Products Corporation and Boehringer Ingelheim Pharma KG, dated June 27, 2000 (with certain confidential information deleted therefrom).(34)

10.77	Amendment No. 2 to the ENBREL® Supply Agreement among Immunex Corporation, American Home Products Corporation and Boehringer Ingelheim Pharma KG, dated June 3, 2002 (with certain confidential information deleted therefrom).(35)

10.78	Asset Purchase Agreement, dated May 2, 2002, by and between Immunex Corporation and Schering Aktiengesellschaft (with certain confidential information deleted therefrom).(35)

10.79	Amendment No. 1 to the Asset Purchase Agreement dated as of September 25, 2002, by and between Immunex Corporation and Schering Aktiengesellschaft.(35)

10.80	Amendment No. 2 to the Asset Purchase Agreement dated as of July 17, 2002, by and between Immunex Corporation and Schering Aktiengesellschaft.(35)

10.81	Promissory Note of Ms. Beth Seidenberg, dated March 20, 2002.(35)

10.82	Agreement between Amgen Inc. and Edward Fritzky, dated July 15, 2002.(35)

10.83	Restricted Stock Purchase Agreement between Amgen Inc. and Edward Fritzky, dated July 15, 2002.(35)

10.84	Stock Option Agreement between Amgen Inc. and Edward Fritzky, dated July 15, 2002.(35)

10.85	Agreement between Amgen Inc. and Dr. Douglas Williams, dated July 15, 2002.(35)

10.86	Promissory Note of Dr. Hassan Dayem, dated July 10, 2002.(35)

10.87	Amendment No. 3 to the ENBREL® Supply Agreement among Immunex Corporation, American Home Products Corporation and Boehringer Ingelheim Pharma KG, dated December 18, 2002 (with certain confidential information deleted therefrom).(38)

10.88	Amgen Limited Sharesave Plan.(37)

10.89	Amgen Limited 2000 UK Company Employee Share Option Plan.(38)

10.90	Restricted Stock Purchase Agreement between Amgen Inc. and Dr. Beth C. Seidenberg, dated January 14, 2002 and First Amendment thereto dated September 20, 2002.(38)

10.91	Restricted Stock Purchase Agreement between Amgen Inc. and Brian M. McNamee, dated March 3, 2003.(40)

10.92	Amendment No. 3 to ENBREL® Supply Agreement, effective as of March 26, 2003 (with certain confidential information deleted therefrom).(41)

10.93	Amendment No. 4 to ENBREL® Supply Agreement, effective as of October 31, 2003 (with certain confidential information deleted therefrom).(41)

Exhibit No.	Description
10.94	Description of Amendment No. 1 to Amended and Restated Promotion Agreement, effective as of July 8, 2003 (with certain confidential information deleted therefrom).(41)

10.95	Amended and Restated Agreement between Amgen Inc. and David J. Scott, dated February 16, 2004.(41)

10.96	Amgen Inc. Director Equity Incentive Program, effective as of December 9, 2003.(41)

10.97	Form of Restricted Stock Unit Agreement.(41)

10.98	Amgen Inc. Performance Award Program, effective as of December 9, 2003.(41)

10.99	Form of Performance Unit Agreement.(41)

21	Subsidiaries of Amgen Inc.(41)

23.1*	Consent of Ernst & Young LLP, Independent Auditors with respect to Amgen Inc.

23.2*	Consent of PricewaterhouseCoopers LLP with respect to Tularik Inc.

23.3*	Consent of Ernst & Young LLP, Independent Auditors with respect to Tularik Inc.

23.4	Consent of Latham & Watkins LLP (included in the opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto).

23.5	Consent of Cooley Godward LLP (included in the opinion filed as Exhibit 8.2 hereto).

23.6*	Consent of Goldman, Sachs & Co.

24	Power of Attorney (included on the Signature Page of this Registration Statement).

99.1*	Proxy Card of Tularik Inc.

(*)	= Filed herewith.
(1)	Filed as an exhibit to Amendment No. 1 to Amgen’s Form S-1 Registration Statement (Registration No. 33-3069) on March 11, 1986 and incorporated herein by reference.
(2)	Filed as an exhibit to Form 8 amending the Quarterly Report on Form 10-Q for the quarter ended June 30, 1988 on August 25, 1988 and incorporated herein by reference.
(3)	Filed as an exhibit to Amgen’s Form S-3 Registration Statement dated December 19, 1991 and incorporated herein by reference.
(4)	Filed as an exhibit to Amgen’s Form 8-A dated March 31, 1993 and incorporated herein by reference.
(5)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended September 30, 1996 on November 5, 1996 and incorporated herein by reference.
(6)	Filed as an exhibit to Amgen’s Form 8-K Current Report dated March 14, 1997 on March 14, 1997 and incorporated herein by reference.
(7)	Filed as an exhibit to Amgen’s Annual Report on Form 10-K for the year ended December 31, 1996 on March 24, 1997 and incorporated herein by reference.
(8)	Filed as an exhibit to Amgen’s Form 8-K Current Report dated April 8, 1997 on April 8, 1997 and incorporated herein by reference.
(9)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended March 31, 1997 on May 13, 1997 and incorporated herein by reference.
(10)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended June 30, 1997 on August 12, 1997 and incorporated herein by reference.
(11)	Filed as an exhibit to Amgen’s Form 8-K Current Report dated and filed on December 5, 1997 and incorporated herein by reference.
(12)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended March 31, 1998 on May 13, 1998 and incorporated herein by reference.
(13)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended June 30, 1998 on August 14, 1998 and incorporated herein by reference.

(14)	Filed as an exhibit to Amgen’s Annual Report on Form 10-K for the year ended December 31, 1998 on March 16, 1999 and incorporated herein by reference.
(15)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended June 30, 1999 on August 3, 1999 and incorporated herein by reference.
(16)	Filed as an exhibit to Amgen’s Annual Report on Form 10-K for the year ended December 31, 1999 on March 7, 2000 and incorporated herein by reference.
(17)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended June 30, 2000 on August 1, 2000 and incorporated herein by reference.
(18)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended September 30, 2000 on November 14, 2000 and incorporated herein by reference.
(19)	Filed as an exhibit to Amgen’s Form 8-K Current Report dated December 13, 2000 on December 18, 2000 and incorporated herein by reference.
(20)	Filed as an exhibit to Amgen’s Annual Report on Form 10-K for the year ended December 31, 2000 on March 7, 2001 and incorporated herein by reference.
(21)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended March 31, 2001 on May 14, 2001 and incorporated herein by reference.
(22)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended June 30, 2001 on July 27, 2001 and incorporated herein by reference.
(23)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended September 30, 2001 on October 26, 2001 and incorporated herein by reference.
(24)	Filed as an exhibit to Amgen’s Form 8-K Current Report dated December 16, 2001 on December 17, 2001 and incorporated herein by reference.
(25)	Filed as an exhibit to Amgen’s Form S-4 Registration Statement dated January 31, 2002 and incorporated herein by reference.
(26)	Filed as an exhibit to Amgen’s Annual Report on Form 10-K for the year ended December 31, 2001 on February 26, 2002 and incorporated herein by reference.
(27)	Filed as an exhibit to Amgen’s Form 8-K Current Report dated February 21, 2002 on March 1, 2002 and incorporated herein by reference.
(28)	Filed as an exhibit to Amendment No. 1 to Amgen’s Form S-4 Registration Statement dated March 22, 2002 and incorporated herein by reference.
(29)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended March 31, 2002 on April 29, 2002 and incorporated herein by reference.
(30)	Filed as an exhibit to Post-Effective Amendment No. 1 to Amgen’s Form S-4 Registration Statement dated July 15, 2002 and incorporated herein by reference.
(31)	Filed as an exhibit to Form 8-K Current Report of Immunex Corporation dated April 12, 2002 on May 7, 2002 and incorporated herein by reference.
(32)	Filed as an exhibit to Amgen’s Form S-8 dated July 16, 2002 and incorporated herein by reference.
(33)	Filed as an exhibit to the Annual Report on Form 10-K of Immunex Corporation for the year ended December 31, 1998.
(34)	Filed as an exhibit to the Form 10-Q of Immunex Corporation for the quarter ended June 30, 2000.
(35)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended June 30, 2002 on August 13, 2002 and incorporated herein by reference.
(36)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended September 30, 2002 on November 5, 2002 and incorporated herein by reference.
(37)	Filed as an exhibit to Amgen’s Form S-8 dated March 17, 1999 and incorporated herein by reference.
(38)	Filed as an exhibit to Amgen’s Form 10-K for the year ended December 31, 2002 on March 10, 2003 and incorporated herein by reference.
(39)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended March 31, 2003 on May 2, 2003 and incorporated herein by reference.
(40)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended June 30, 2003 on July 30, 2003 and incorporated herein by reference.
(41)	Filed as an exhibit to Amgen’s Form 10-K for the year ended December 31, 2003 on March 11, 2004 and incorporated herein by reference.